Exhibit 10.1

Execution Version

CREDIT AGREEMENT

dated as of December 18, 2024,

among

DIEBOLD NIXDORF, INCORPORATED,

as Borrower,

THE LENDERS NAMED HEREIN

and

GOLDMAN SACHS BANK USA,

as Administrative Agent and Collateral Agent

GOLDMAN SACHS BANK USA,

PNC BANK, NATIONAL ASSOCIATION,

JPMORGAN CHASE BANK, N.A.,

BANK OF AMERICA, N.A.,

and

FIRST FINANCIAL BANK,

as Lead Arrangers

PNC BANK, NATIONAL ASSOCIATION,

and

JPMORGAN CHASE BANK, N.A.,

as Co-Syndication Agents

BANK OF AMERICA, N.A.,

and

FIRST FINANCIAL BANK,

as Co-Documentation Agents

i

SCHEDULES

SCHEDULE 1.01(a)	EXISTING LETTERS OF CREDIT
SCHEDULE 1.01(b)	GUARANTORS
SCHEDULE 2.01	LENDERS, L/C ISSUERS AND COMMITMENTS
SCHEDULE 3.08	SUBSIDIARIES
SCHEDULE 3.09	LITIGATION
SCHEDULE 3.17	ENVIRONMENTAL MATTERS
SCHEDULE 3.20	REAL ESTATE
SCHEDULE 3.21	CERTAIN LABOR MATTERS
SCHEDULE 4.01	CERTAIN SECURITY DOCUMENTS
SCHEDULE 5.14	POST-CLOSING OBLIGATIONS
SCHEDULE 9.01	NOTICES

EXHIBITS

EXHIBIT A	[RESERVED]
EXHIBIT B	FORM OF ASSIGNMENT AND ACCEPTANCE
EXHIBIT C	FORM OF BORROWING REQUEST
EXHIBIT D	FORM OF GUARANTEE AND COLLATERAL AGREEMENT
EXHIBIT E-1	FORM OF REVOLVING CREDIT NOTE
EXHIBIT E-2	FORM OF SWING LINE NOTE
EXHIBIT E-3	FORM OF TERM LOAN NOTE
EXHIBIT F	FORM OF SOLVENCY CERTIFICATE
EXHIBIT G-1	FORM OF U.S. TAX COMPLIANCE CERTIFICATE (FOR FOREIGN LENDERS THAT ARE NOT PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)
EXHIBIT G-2	FORM OF U.S. TAX COMPLIANCE CERTIFICATE (FOR FOREIGN PARTICIPANTS THAT ARE NOT PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)
EXHIBIT G-3	FORM OF U.S. TAX COMPLIANCE CERTIFICATE (FOR FOREIGN LENDERS THAT ARE PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)
EXHIBIT G-4	FORM OF U.S. TAX COMPLIANCE CERTIFICATE (FOR FOREIGN PARTICIPANTS THAT ARE PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)
EXHIBIT H	FORM OF COMPLIANCE CERTIFICATE

v

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of December 18, 2024, among DIEBOLD NIXDORF, INCORPORATED, a Delaware corporation (“Borrower”), the Lenders (as defined in Article I) party hereto from time to time, and GOLDMAN SACHS BANK USA (“Goldman”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and as collateral agent for the Secured Parties (as defined in Article I) (in such capacity, the “Collateral Agent”).

RECITALS:

WHEREAS, the Lenders have agreed to extend a senior secured credit facility to Borrower consisting of $310,000,000 of Revolving Credit Commitments (as defined in Article I);

WHEREAS, the Guarantors (as defined in Article I) have agreed to guarantee the obligations of Borrower hereunder; and

WHEREAS, Borrower and the Guarantors have agreed to secure their respective Obligations (as defined in Article I) by granting to the Collateral Agent, for the benefit of the Secured Parties, a first priority lien on substantially all of their respective assets, subject to the terms and conditions set forth in the Security Documents (as defined in Article I).

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“2030 Notes” means the 7.750% Senior Secured Notes due 2030 issued pursuant to the 2030 Notes Indenture.

“2030 Notes Collateral Agent” means the collateral agent for the 2030 Notes Secured Parties, together with its successors or co-agents in substantially the same capacity as may from time to time be appointed pursuant to the 2030 Notes Indenture, together with its successors and permitted assigns under the 2030 Notes Indenture. Initially, the 2030 Notes Collateral Agent shall be Regions Bank.

“2030 Notes Indenture” means the Indenture dated as of December 18, 2024 among Borrower, as the issuer, the guarantors party thereto and Regions Bank, as trustee and as collateral agent, as such agreement may be amended, supplemented, waived or otherwise modified from time to time to the extent permitted hereunder.

“2030 Notes Obligations” means the “Notes Obligations” (or term of similar import) as defined in the 2030 Notes Indenture.

“2030 Notes Secured Parties” means the “Notes Secured Parties” (or term of similar import) as defined in the 2030 Notes Indenture.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Term SOFR Determination Day” has the meaning assigned to such term in the definition of “Term SOFR.”

“Acquired Debt” means, with respect to any specified Person, (a) Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquired Entity” has the meaning assigned to such term in clause (c)(i) of the definition of “Permitted Investments”.

“Additional First Lien Obligations” means any Indebtedness having Pari Passu Lien Priority relative to the Obligations with respect to the Collateral and is not secured by any other assets, except to the extent permitted by any applicable Intercreditor Agreement then in effect; provided that an authorized representative of the holders of such Indebtedness shall have executed a joinder to each of the applicable Intercreditor Agreements then in effect, or if no Pari Passu Intercreditor Agreement is then in effect, entrance into a Pari Passu Intercreditor Agreement.

“Additional First Lien Secured Parties” means the holders of any Additional First Lien Obligations and any trustee, authorized representative or agent of such Additional First Lien Obligations.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent” has the meaning assigned to such term in the preamble, or any successor administrative agent appointed in accordance with this Agreement.

“Administrative Agent Fees” has the meaning assigned to such term in Section 2.07(a).

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied from time to time by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution, or (b) any UK Financial Institution.

“Affiliate” means, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the Person specified.

“Affiliate Transactions” has the meaning assigned to such term in Section 6.08(a).

“Agents” has the meaning assigned to such term in Section 8.01.

“Agreement” means this Credit Agreement, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“All-In Yield” means as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, a Term SOFR or ABR floor, or otherwise, in each case, incurred or payable by Borrower generally to all the lenders of such Indebtedness; provided that upfront fees and original issue discount shall be equated to interest rate based upon an assumed four year average life to maturity (e.g., 100 basis points of original issue discount equals 25 basis points of interest rate margin for a four year average life to maturity); provided, further, that “All-In Yield” shall exclude (a) any structuring, ticking, unused line, commitment, amendment, consent, underwriting and arranger fees or other similar fees payable in connection therewith (regardless of whether paid in whole or in part to the lenders or other holders such Indebtedness) and (b) any other fees not paid generally to all lenders or holders of such Indebtedness by Borrower in the primary syndication of such Indebtedness.

“Alternate Base Rate” means, for any day, with respect to Loans denominated in Dollars, a rate per annum equal to the highest of (a) the Prime Rate, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% per annum, and (c) Adjusted Term SOFR for a one-month tenor in effect on such day plus 1.00% per annum. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR, as the case may be, shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR, as the case may be.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other applicable Law relating to anti-bribery or anti-corruption in any jurisdiction to which Borrower or any Guarantor is subject.

“Anti-Money Laundering Laws” means (a) the Bank Secrecy Act and the PATRIOT Act; (b) the U.K. Proceeds of Crime Act 2002, the Money Laundering Regulations 2017, as amended, and the Terrorist Asset-Freezing etc. Act 2010; and (c) any other applicable Law relating to anti-money laundering and countering the financing of terrorism in any jurisdiction to which Borrower or any Guarantor is subject.

“Applicable Percentage” means, for any day,

(a) [reserved], and

(b) (i) until delivery of financial statements and a related compliance certificate for the first full fiscal quarter commencing on or after the Closing Date pursuant to Section 5.04, (A) with respect to any SOFR Revolving Credit Loan, 3.50% per annum and (B) with respect to any ABR

Revolving Credit Loan, 2.50% per annum, and (ii) thereafter, with respect to any SOFR Revolving Credit Loan or ABR Revolving Credit Loan, the percentages per annum set forth in the table below, based upon the Consolidated First Lien Debt Ratio as set forth in the most recent compliance certificate received by the Administrative Agent pursuant to Section 5.04(d):

Consolidated First Lien Debt Ratio	SOFR Revolving Credit Loan	ABR Revolving Credit Loan
Greater than or equal to 1.75:1.00	3.50%	2.50%
Less than 1.75:1.00 and greater than or equal to 1.50:1.00	3.25%	2.25%
Less than 1.50:1.00 and greater than or equal to 1.25:1.00	3.00%	2.00%
Less than 1.25:1.00	2.75%	1.75%

Any change in the Applicable Percentage pursuant to clause (b) above resulting from a change in the Consolidated First Lien Debt Ratio shall become effective as of the first Business Day immediately following the date the applicable compliance certificate is delivered pursuant to Section 5.04(d); provided, however, that if a compliance certificate was required to have been delivered pursuant to Section 5.04(d) but was not delivered within ten Business Days of the date when due, then, an Applicable Percentage of (x) 3.50% per annum for any SOFR Revolving Credit Loan or (y) 2.50% per annum for any ABR Revolving Credit Loan, in each case, shall retroactively be deemed to apply from the date that is one Business Day after the date on which the compliance certificate was required to have been delivered pursuant to Section 5.04(d) without regard to the Consolidated First Lien Debt Ratio until the date on which such compliance certificate is delivered.

Notwithstanding the foregoing, the Applicable Percentage with respect to (i) any Extended Term Loans will be set forth in the applicable Extension Offer for such Class of Extended Term Loans, (ii) any Extended Revolving Credit Loans will be set forth in the applicable Extension Offer for such Class of Extended Revolving Credit Loans, (iii) any Class of Refinancing Term Loans or Refinancing Revolving Loans shall be the applicable percentages per annum set forth in the relevant Refinancing Amendment and (iv) any Incremental Facility shall be the applicable percentage per annum set forth in the relevant Incremental Amendment.

“Appropriate Lender” means, at any time, (a) with respect to any Class, a Lender that has a Commitment with respect to such Class or holds Loans made under such Class at such time, and (b) with respect to the Letter of Credit Sublimit, (i) each L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.02(a), the Revolving Credit Lenders.

“Approved Bank” has the meaning assigned to such term in clause (c) of the definition of “Cash Equivalents.”

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means:

(i) the sale, lease, conveyance or other disposition of any assets or rights by Borrower or any of its Restricted Subsidiaries; provided, that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Borrower and its Restricted Subsidiaries taken as a whole will be governed by Section 6.07 and not by the provisions of Section 6.04; and

(ii) the issuance of Equity Interests (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or third parties to the extent required by applicable law or any Preferred Stock or Disqualified Stock of a Restricted Subsidiary of Borrower issued in compliance with the provisions of Section 6.03) by any of Borrower’s Restricted Subsidiaries or the sale by Borrower or any of its Restricted Subsidiaries of Equity Interests in any of Borrower’s Restricted Subsidiaries.

Notwithstanding the foregoing, none of the following items will be deemed to be an Asset Sale:

(a) any single transaction or series of related transactions that involves assets, properties or Equity Interests having a Fair Market Value of less than the greater of (x) $50,000,000 and (y) 10.0% of LTM EBITDA;

(b) a transfer of assets between or among Borrower and its Restricted Subsidiaries; provided that any transfer of assets by any Loan Party to any non-Loan Party Restricted Subsidiary shall be subject to clause (a) of the definition of “Permitted Investments”;

(c) an issuance or sale of Equity Interests by a Restricted Subsidiary of Borrower to Borrower, to another Restricted Subsidiary of Borrower or, in the case of any joint venture arrangement permitted by this Agreement, to any other Person;

(d) the sale, lease or other transfer of assets, including services and accounts receivable in the ordinary course of business, including any sale and leaseback of inventory or equipment that is subleased or otherwise leased directly or indirectly by any customer, the discount or forgiveness of accounts receivable or the conversion of accounts receivable into notes receivable in connection with the collection or compromise thereof, the disposition of a business not comprising the disposition of an entire line of business and any sale or other disposition of surplus, damaged, worn-out or obsolete assets in the ordinary course of business, the disposition of assets no longer used or useful in the conduct of the business of Borrower or any of its Restricted Subsidiaries (including the abandonment or other disposition of intellectual property that is, in the reasonable judgment of Borrower, no longer economically practicable or commercially reasonable to maintain or used or useful in any material respect, taken as a whole, in the conduct of the business of Borrower and its Restricted Subsidiaries, taken as whole) and dispositions to landlords of improvements made to leased real property pursuant to customary terms of leases entered into in the ordinary course of business;

(e) licenses and sublicenses by Borrower or any of its Restricted Subsidiaries of software or intellectual property in the ordinary course of business;

(f) any surrender, termination or waiver of contract rights or settlement, release, waiver of, recovery on or surrender of contract, tort or other claims of any kind;

(g) the granting of Liens not prohibited by Section 6.05;

(h) (A) the sale or other disposition of scrap, cash, Cash Equivalents or Investment Grade Securities or (B) the disposition of other assets in the ordinary course of business;

(i) a conveyance or other disposition of any assets or rights that constitute (x) a Restricted Payment not prohibited by Section 6.01 or Section 6.07 or (y) a Permitted Investment;

(j) leases and subleases and licenses and sublicenses by Borrower or any of its Restricted Subsidiaries of real or personal property in the ordinary course of business;

(k) any liquidation or dissolution of a Restricted Subsidiary of Borrower; provided that such Restricted Subsidiary’s direct parent is also either Borrower or a Restricted Subsidiary of Borrower and becomes the owner of such Restricted Subsidiary’s assets (if any);

(l) any financing transaction with respect to property built, acquired, replaced, repaired or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by Borrower or any Restricted Subsidiary of Borrower after the Closing Date, including, without limitation, Sale/Leaseback Transactions and Securitization Transactions permitted by this Agreement;

(m) the sale or discount (with or without recourse) or the granting of any option or other right to purchase, lease or otherwise acquire inventory, notes and delinquent accounts receivable in the ordinary course of business;

(n) any issuance, sale, pledge or other disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(o) the sale, transfer, termination or other disposition of Hedging Obligations incurred in compliance with this Agreement or the partial or total unwinding of any Cash Management Services or Hedging Obligations incurred in compliance with this Agreement;

(p) sales of assets received by Borrower or any of its Restricted Subsidiaries upon the foreclosure on a Lien;

(q) any disposition of (i) Securitization Assets or Receivables/Equipment Assets, or participations therein, in connection with any Qualified Securitization Transaction or Qualified Receivables/Equipment Facility or (ii) receivables in the ordinary course of business that do not constitute Indebtedness;

(r) any trade-in of equipment by Borrower or any of its Restricted Subsidiaries in exchange for other equipment; provided that in the good faith judgment of Borrower or such Restricted Subsidiary receives equipment having a Fair Market Value equal or greater than the equipment being traded in;

(s) dispositions arising from foreclosures, condemnations, expropriations, eminent domain, seizure, nationalization or any similar action with respect to assets, and dispositions of property subject to casualty events (including, without limitation, resulting from any involuntary loss or damage to or destruction of any property or assets of Borrower or any of its Restricted Subsidiaries);

(t) (i) the termination of leases and subleases in the ordinary course of business or (ii) the expiration of any option agreement in respect of real or personal property;

(u) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Permitted Business;

(v) dispositions of Investments (including Equity Interests) in joint ventures;

(w) any exchange of assets for Related Business Assets (including a combination of Related Business Assets and a de minimis amount of cash or Cash Equivalents) of comparable or greater market value than the assets exchanged, as determined in good faith by Borrower;

(x) any Sale/Leaseback Transaction of any property acquired or built after the Closing Date; provided that (i) such sale is for at least Fair Market Value and (ii) the aggregate consideration of all Sale/Leaseback Transactions after the Closing Date shall not exceed the greater of (x) $100,000,000 and (y) 20.0% of LTM EBITDA;

(y) the surrender or waiver of obligations of trade creditors or customers or other contract rights that were incurred in the ordinary course of business of Borrower or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or compromise, settlement, release or surrender of a contract, tort or other litigation claim, arbitration or other disputes;

(z) dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Asset Sale are applied within 180 days of such disposition to the purchase price of such replacement property or other property used or useful to the business of Borrower or any of its Restricted Subsidiaries (which replacement or other property is purchased within 180 days of such disposition);

(aa) transfers, sales, leases, assignments, exchanges, conveyances or other dispositions in connection with a Permitted Reorganization;

(bb) dispositions related to any transaction with respect to which automated teller machines are financed or leased directly or indirectly by Borrower or any of its Restricted Subsidiaries to any customer or other third party;

(cc) dispositions of assets not constituting Collateral; provided this clause (cc) shall not permit the disposition of any asset that is material to the business of Borrower and its Restricted Subsidiaries, taken as a whole;

(dd) any dispositions existing on, or made pursuant to binding commitments, agreements or arrangements existing on the Closing Date;

(ee) dispositions (i) of non-core assets acquired in connection with Permitted Acquisitions or any other acquisition or Permitted Investment, (ii) made to satisfy Borrower’s or any of its Restricted Subsidiary’s obligations under any non-compete agreement or (iii) made to obtain the approval of any anti-trust authority;

(ff) Borrower or any of its Restricted Subsidiaries may (i) terminate or otherwise collapse its cost-sharing agreements with Borrower or any Subsidiary and settle any crossing payments in connection therewith or (ii) surrender, terminate or waive contractual rights and settle or waive contractual or litigation claims;

(gg) any issuance of Equity Interests in any Restricted Subsidiary to any officer, director, consultant, advisor, service provider or employee of Borrower or any of its Restricted Subsidiaries in respect of services provided to Borrower or any such Restricted Subsidiary in the ordinary course of business and approved by Borrower;

(hh) any disposition of assets to the extent that the original consideration paid in exchange for such assets was in the form of cash equity contributions to Borrower or any of its Restricted Subsidiaries (this clause (hh), the “Equity Purchased Assets”);

(ii) sales, assignments or other transfers of accounts or lease receivables (and rights and property ancillary thereto) arising under an Integrated Service Contract or otherwise in connection with the incurrence of Integrated Service Contract Debt and any other disposition related to any Integrated Service Contract Transactions;

(jj) dispositions to facilitate the Specified Joint Venture Transactions; and

(kk) dispositions in connection with any Intercompany Cash Management Arrangement.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, substantially in the form of Exhibit B or such other form as shall be approved by the Administrative Agent and Borrower (such approval not to be unreasonably withheld or delayed).

“Authorized Representative” means (a) in the case of the Obligations, the Collateral Agent, (b) in the case of the 2030 Notes Obligations, the 2030 Notes Collateral Agent, and (c) in the case of any Series of Additional First Lien Obligations that become subject to the terms of a Pari Passu Intercreditor Agreement, the authorized representative (and any successor thereto) named for such Series in the applicable Pari Passu Intercreditor Agreement (including pursuant to any applicable joinder agreement thereto).

“Auto-Extension Letter of Credit” has the meaning assigned to such term in Section 2.02(b)(iii).

“Available Amount” has the meaning assigned to such term in Section 6.01(a)(z).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (iv) of Section 9.08(h).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign bankruptcy, insolvency or receivership law for the relief of debtors, including common law, from time to time in effect in respect of voluntary or involuntary insolvency, liquidation, dissolution, wind-up, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, reorganization, or debtor relief.

“Basket” means any amount, threshold, exception or value (including by reference to the Consolidated First Lien Debt Ratio, the Consolidated Secured Debt Ratio, the Consolidated Total Debt Ratio, the Interest Coverage Ratio, Consolidated EBITDA or LTM EBITDA) permitted or prescribed with respect to any Lien, Indebtedness, Asset Sale, Investment, Restricted Payment, transaction, action, judgment or amount under any provision in this Agreement.

“Benchmark” means, initially, Term SOFR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Term SOFR or the then current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (i) of Section 9.08(h).

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)	the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(2)

the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then- current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)	for purposes of clause (1) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a)

the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b)

the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2)

for purposes of clause (2) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar- denominated syndicated credit facilities at such time;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to Term SOFR or any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)

in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)	in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 9.08(h) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 9.08(h).

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (under ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the preamble.

“Borrower Materials” has the meaning assigned to such term in Section 9.01(c).

“Borrowing” means Loans of the same Class and Type made, converted or continued on the same date and, in the case of SOFR Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means, (a) with respect to a Borrowing, continuation or conversion of Revolving Credit Loans or Term Loans, a notice substantially in the form of Exhibit C, (b) with respect to an L/C Credit Extension, a Letter of Credit Application and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Breakage Event” has the meaning assigned to such term in Section 2.18(a).

“Broker-Dealer Regulated Subsidiary” means any Subsidiary of Borrower that is registered as a broker-dealer under the Exchange Act or any other applicable Laws in the United States or any other applicable jurisdiction requiring such registration.

“Business Day” means any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a SOFR Loan, the term “Business Day” shall also exclude any day that is not a U.S. Government Securities Business Day.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP, as determined by Borrower in good faith.

“Capital Stock” means:

(a) in the case of a corporation, corporate stock;

(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c) in the case of a partnership, partnership interests (whether general or limited);

(d) in the case of a limited liability company, membership interests; and

(e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by Borrower and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of Borrower and its Restricted Subsidiaries.

“Captive Insurance Subsidiary” means any Subsidiary of Borrower that is subject to regulation as an insurance company and provides insurance to Borrower and/or its Restricted Subsidiaries.

“Cash Collateral Account” has the meaning assigned to such term in Section 2.02(g).

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer or the Revolving Credit Lenders, as collateral for L/C Obligations or obligations of Revolving Credit Lenders to fund participations in respect of L/C Obligations, cash, Cash Equivalents (if reasonably acceptable to the Administrative Agent and the applicable L/C Issuer) or deposit account balances (in the case of L/C Obligations in the respective currency or currencies in which the applicable L/C Obligations are denominated unless otherwise agreed by the Administrative Agent or L/C Issuer benefiting from such collateral) or, if L/C Issuer benefiting from such collateral shall agree in its sole discretion, other credit support (including by backstop with a letter of credit satisfactory to the applicable L/C Issuer or by being deemed reissued under another agreement acceptable to the applicable L/C Issuer), in each case, pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the applicable L/C Issuer (which documents are hereby consented to by the Revolving Credit Lenders). “Cash Collateral” has a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means:

(a) (i) Dollars, Sterling, Canadian dollars or Euros or any national currency of any Participating Member State of the EMU; and (ii) in the case of any Foreign Subsidiary or any jurisdiction in which Borrower or any of its Restricted Subsidiaries conducts business, such local currencies held by it from time to time in the ordinary course of business and not for speculation;

(b) readily marketable obligations issued or directly and fully guaranteed or insured by the United States, the United Kingdom, Canada or any country that is a Participating Member State of the EMU governments or any agencies or instrumentality thereof the securities of which are guaranteed as a full faith and credit obligation of such government with maturities of not more than 24 months from the date of acquisition thereof;

(c) time deposits, Eurodollar time deposits or demand deposits with, insured certificates of deposit, bankers’ acceptances or overnight bank deposits of, or letters of credit issued by, any commercial bank that has combined capital and surplus of at least $250,000,000 in the case of U.S. banks and $100,000,000 (or the Dollar equivalent as of the date of determination) in the case of non-U.S. banks (any such bank being an “Approved Bank”), in each case, with maturities of not more than 24 months from the date of acquisition thereof;

(d) commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation (other than structured investment vehicles and other than corporations used in structured financing transactions) rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by Borrower), in each case with average maturities of not more than 24 months from the date of acquisition thereof;

(e) marketable short-term money market and similar funds having a rating of at least P-2 (or the equivalent thereof) or A-2 (or the equivalent thereof) from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by Borrower);

(f) repurchase obligations for underlying securities of the types described in clauses (b), (c) and (e) above entered into with any Approved Bank;

(g) securities with average maturities of not more than 24 months from the date of acquisition thereof and issued or fully guaranteed by any foreign government having an Investment Grade Rating from either S&P or Moody’s (or the equivalent thereof) (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by Borrower);

(h) Investments with average maturities of not more than 12 months from the date of acquisition thereof in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by Borrower);

(i) securities with maturities of not more than 12 months from the date of acquisition thereof and backed by standby letters of credit issued by any Approved Bank;

(j) instruments equivalent to those referred to in clauses (a) through (i) above denominated in any currency comparable in credit quality and tenor to Dollars and those other currencies referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by Borrower or any of its Restricted Subsidiaries;

(k) foreign Investments that are of similar type of, and that have a rating comparable to, any of the Investments referred to in the preceding clauses (a) through (i) above;

(l) Investments, classified in accordance with GAAP as current assets of Borrower or any of its Restricted Subsidiaries, in money market investment programs which are registered under the Investment Company Act of 1940, as amended, or which are administered by financial institutions having capital of at least $250,000,000, and, in either case, the portfolios of which are limited such that substantially all of such Investments are of the character, quality and maturity described in clauses (a) through (j) of this definition;

(m) investment funds investing substantially all of their assets in securities of the types described in clauses (a) through (l) above; and

(n) solely with respect to any Captive Insurance Subsidiary, any investment that the Captive Insurance Subsidiary is not prohibited to make in accordance with applicable Law.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those specified in clause (a) above; provided that, except for amounts used to pay non-Dollar-denominated obligations of Borrower or any of its Restricted Subsidiaries in the ordinary course of business, such amounts are converted into any currency listed in clause (a) above as promptly as practicable and in any event within 10 Business Days following the receipt of such amounts.

“Cash Management Services” means any of the following services or any similar services and any agreement or other arrangement governing the provision of the same: automated clearing house transactions, treasury, depository, credit or debit card, purchasing card (including so-called “procurement cards” or “P-cards”), stored value card, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services, electronic fund transfer services, disbursement services and/or cash management services, including, without limitation, controlled disbursement services, overdraft facilities, foreign exchange facilities, deposit, zero balance and other accounts and merchant services or other cash management arrangements in the ordinary course of business.

“Cash Net Amount” means the sum of (a) the aggregate amount of cash and Cash Equivalents (other than Restricted Cash), in each case, included on the consolidated balance sheet of Borrower and its Restricted Subsidiaries as of such date plus (b) notwithstanding anything contained herein to the contrary, the aggregate amount of cash proceeds of any Indebtedness (x) previously incurred to, in part, finance a Permitted Acquisition or other permitted Investment or (y) incurred to, in part, promptly refinance, repay or otherwise satisfy any other Indebtedness pending such Permitted Acquisition, other permitted Investment or such refinancing, repayment or satisfaction; provided that the Cash Net Amount under clause (a) above shall not exceed the greater of (i) $100,000,000 and (ii) 20.0% of LTM EBITDA.

“CFC” means a controlled foreign corporation within the meaning of Section 957 of the Code.

“CFC Holdco” means any Domestic Subsidiary substantially all of the assets of which are Equity Interests and/or Indebtedness of one or more CFCs or other CFC Holdcos.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (ii) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” means any Person (other than a Permitted Holder), including a “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) which includes such Person (other than a Permitted Holder) shall purchase or otherwise acquire, directly or indirectly, beneficial ownership of Voting Stock of Borrower and, as a result of such purchase or acquisition, any such Person (other than a Permitted Holder) (together with its Affiliates) shall directly or indirectly beneficially own in the aggregate Voting Stock representing more than 35.0% of the combined voting power of Borrower’s Voting Stock.

“Charges” has the meaning assigned to such term in Section 9.09.

“Class” (a) when used with respect to any Lenders, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments, (b) when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Credit Loans, Extended Revolving Credit Loans, Incremental Revolving Loans, Refinancing Revolving Loans of a given Refinancing Series, Term Loans, Incremental Term Loans, Extended Term Loans, Refinancing Term Loans of a given Refinancing Series and Other Term Loans, and (c) when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, Incremental Revolving Increase, Incremental Revolving Commitment, Refinancing Revolving Commitment of a given Refinancing Series, Term Commitment, Incremental Term Commitment, Incremental Term Increase and Refinancing Term Commitment of a given Refinancing Series (and in each case, the Loans made pursuant to such Commitments). Commitments (and, in each case, the Loans made pursuant to such Commitments) that have different terms and conditions shall be construed to be in different Classes. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have the same terms and conditions shall be construed to be in the same Class.

“Closing Date” means December 18, 2024.

“Closing Date Refinancing” means, collectively, the (a) repurchase (in whole or in part) of the loans constituting the Exit Credit Agreement Obligations under the Exit Credit Agreement, and (b) full repayment of the obligations (other than (x) contingent obligations for which no claim or demand has been made and (y) obligations that have otherwise been cash collateralized, backstopped or deemed to be Obligations under this Agreement) and the termination of commitments under that certain Credit Agreement, dated as of February 13, 2024, among Borrower, PNC Bank, National Association, as administrative agent and collateral agent, and the lenders from time to time party thereto.

“Co-Documentation Agents” means Bank of America, N.A. and First Financial Bank, in their respective capacities as such.

“Co-Syndication Agents” means PNC Bank, National Association and JPMorgan Chase Bank, N.A. in their respective capacities as such.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are purported to be granted pursuant to the Security Documents as security for the Obligations but shall exclude all Excluded Assets.

“Collateral Agent” has the meaning assigned to such term in the preamble, or any successor collateral agent appointed in accordance with this Agreement.

“Commission” means the Securities and Exchange Commission.

“Commitment” means, with respect to any Lender, such Lender’s Term Commitment, Revolving Credit Commitment, Incremental Revolving Commitment, Incremental Term Commitment and/or Refinancing Term Commitment of a given Refinancing Series and Refinancing Revolving Commitment of a given Refinancing Series.

“Communications” has the meaning assigned to such term in Section 9.01(c).

“Compliance Authority” means (a) the United States government or any agency or political subdivision thereof, including, without limitation, the U.S. Department of State and the U.S. Department of the Treasury and its Office of Foreign Assets Control; (b) the government of Canada or any agency thereof; (c) the European Union or any agency thereof; (d) the government of the United Kingdom or any agency thereof; and (e) the United Nations Security Council.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Restricted Subsidiaries, including the amortization or write-off of (a) intangible assets, non-cash organization costs and purchase accounting adjustments, including asset write-ups, (b) deferred financing fees, debt issuance costs, commissions, fees and expenses, bridge, commitment and other financing fees, discounts, yield and other fees and charges, (c) unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, (d) Capitalized Software Expenditures, capitalized customer acquisition costs and incentive payments and capitalized conversion costs and contract acquisition costs and (e) favorable or unfavorable lease assets or liabilities of such Person and its Restricted Subsidiaries, for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period:

(a) increased (without duplication) by the following, in each case, (other than clauses (a)(vii), (ix), (xi) and (xii) below) to the extent deducted (and not added back) in determining Consolidated Net Income, for such period with respect to such Person and its Restricted Subsidiaries:

(i) total interest expense determined in accordance with GAAP (including, to the extent deducted and not added back in computing Consolidated Net Income, (A) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (B) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (C) non-cash interest payments, (D) the interest component of Capitalized Leases, (E) net payments, if any, pursuant to interest Swap Contracts with respect to Indebtedness, (F) amortization of deferred financing fees, debt issuance costs, commissions and fees and (G) the interest component of any pension or other post-employment benefit expense) and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments, and costs of surety bonds in connection with financing activities (whether amortized or immediately expensed), net of interest income and gains on such hedging obligations or other derivative instruments; provided that interest expense attributable to any Integrated Service Contract Debt shall be excluded for the purposes of this clause (i), plus

(ii) provision for Taxes based on income or profits or capital gain, including, federal, state, local, provincial, territorial, franchise, property and similar Taxes and foreign withholding Taxes (including any future Taxes or other levies which replace or are intended to be in lieu of such Taxes and any penalties and interest related to such Taxes or arising from tax examinations), plus

(iii) Consolidated Depreciation and Amortization Expense for such period, plus

(iv) the amount of any non-controlling interest or minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any Subsidiaries that are not Wholly-Owned Subsidiaries, plus

(v) the amount of fees and expenses paid to the directors of Borrower, plus

(vi) any costs or expenses incurred pursuant to any management equity plan, stock option plan or any other management, director or employee benefit plan, agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of such Person or net cash proceeds of an issuance of Equity Interests of such Person (other than Disqualified Stock) solely to the extent that such cash proceeds are excluded from the calculation set forth in Section 6.01(a)(z) and shall not be, and have not been, designated an Excluded Contribution, plus

(vii) the amount of “run rate” cost savings, synergies and operating expense reductions or other operating improvements or business optimization (including, in each case, as a result of a Specified Transaction) projected by Borrower in good faith to result from actions taken, committed to be taken or with respect to which substantial steps have been taken or are expected in good faith to be taken no later than 24 months after the end of such period (calculated on a pro forma basis as though such cost savings, synergies, operating expense reductions or other operating improvements or business optimization had been realized on the first day of such period for which Consolidated EBITDA is being determined and if such cost savings, synergies, operating expense reductions or other operating improvements or business optimization were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that such cost savings, synergies, operating expense reductions or other operating improvements or business optimization are reasonably identifiable and factually supportable in the good faith judgment of Borrower (it is understood and agreed that “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken); provided, further, that the aggregate amount of adjustments to Consolidated EBITDA permitted to be made for any period pursuant to this clause (vii), together with (x) amounts added back pursuant to clause (xii)(B) below for such period, and (y) any amounts excluded from Consolidated Net Income pursuant to clause (a) of the definition thereof for such period, shall not exceed 25% of Consolidated EBITDA for such period (calculated after giving effect to such addbacks, exclusions and adjustments) (the “Shared EBITDA Cap”), plus

(viii) any fees, costs and expenses related to a Qualified Securitization Transaction or a Qualified Receivables/Equipment Facility, as applicable, to the extent such fees, costs and expenses are included in computing Consolidated Net Income, plus

(ix) the non-cash portion of straight line rent expense, plus

(x) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (b) below for any previous period and not added back, plus

(xi) the amount of loss on sales of Securitization Assets to a Securitization Entity in connection with a Qualified Securitization Transaction or Receivables/Equipment Assets in connection with a Qualified Receivables/Equipment Facility, as applicable, to the extent included in computing Consolidated Net Income, plus

(xii) any adjustments (A) used in connection with the calculation of “Adjusted EBITDA” as set forth in “Summary—Summary Historical Consolidated Financial Data” contained in the final offering memorandum dated December 18, 2024, (B) evidenced or contained in any due diligence quality of earnings report from time to time prepared with respect to the target of an acquisition or Investment by a “big four” accounting firm or other nationally recognized accounting, consulting or advisory firm reasonably acceptable to the Administrative Agent; provided that amounts added back pursuant to this subclause (B) in any period shall not exceed the Shared EBITDA Cap or (C) consistent with Regulation S-X (which, solely with respect to the requirements of Regulation S-X permitting adjustments for pro forma cost-savings and synergies, shall be deemed to be Regulation S-X as in effect immediately prior to January 1, 2021); and

(b) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period, any non-cash gains with respect to cash actually received in a prior period unless such cash did not increase, or was otherwise not included in, Consolidated EBITDA in any prior period.

For the avoidance of doubt, (x) Consolidated EBITDA shall be calculated, including pro forma adjustments, in accordance with the definition of “Pro Forma Basis” in this Agreement and (y) reference to Consolidated EBITDA of Borrower means such Consolidated EBITDA calculated on a consolidated basis with respect to Borrower and its Restricted Subsidiaries.

“Consolidated First Lien Debt Ratio” means, as of any date of determination, the ratio of (a) Consolidated First Lien Net Debt as of such date to (b) Consolidated EBITDA of Borrower for the most recently ended Test Period immediately preceding such date, calculated on a Pro Forma Basis.

“Consolidated First Lien Net Debt” means, as of any date of determination, (a) Consolidated Total Debt that is secured by a Lien on the assets or property of Borrower or its Restricted Subsidiaries on a first priority basis (but without regard to the control of remedies), minus (b) the Cash Net Amount.

“Consolidated Interest Expense” means, for any period, the sum of (a) the cash interest expense (including imputed interest expense in respect of Capital Lease Obligations and synthetic lease obligations) of Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and (b) the aggregate amount of all dividends in respect of Disqualified Stock paid in cash by Borrower and its Restricted Subsidiaries during such period. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by Borrower or any Restricted Subsidiary with respect to interest rate Swap Contracts.

“Consolidated Net Income” means, with respect to any Person for any period, the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication:

(a) any after-tax effect of extraordinary, non-recurring, exceptional or unusual gains or losses, charges or expenses (including all fees and expenses related thereto), losses, charges or expenses relating to any strategic initiatives (including any multi-year strategic initiatives), Transaction Expenses, restructuring costs and reserves, relocation costs, Public Company Costs, severance costs and expenses, one-time compensation charges, opening, closing and consolidation or disruption costs for facilities, costs in connection with future lease agreements, stay, signing, upfront, retention or completion bonuses, executive recruiting and retention costs (including payments made to employees pursuant to non-compete agreements), loans and advances that constitute an advance on one-time bonus payments made in connection with recruitment or retention of independent contractors, transition costs, costs incurred in connection with non-ordinary course intellectual property development, integration costs (whether in connection with Permitted Acquisitions, other acquisitions or otherwise), business optimization expenses (including costs and expenses relating to business optimization programs), and new systems design, retention charges, system establishment costs (including information technology systems), technology upgrades and implementation costs (including implementation of operational and reporting systems and technology initiatives (including, without limitation, the rollout of the warehouse management system) and project start-up costs), losses associated with temporary decreases in work volume and expenses related to maintaining underutilized personnel and facilities, losses arising from natural disasters, operating expenses attributable to the implementation of cost-savings initiatives, consulting fees and curtailments and modifications to pension and post-retirement employee benefit plans, in all cases above for such period, shall be excluded; provided that, for purposes of determining Consolidated EBITDA, amounts excluded pursuant this clause (a) in any period shall not exceed the Shared EBITDA Cap for such period (for the avoidance of doubt, any Transaction Expenses and any fees, costs, charges, expenses or other amounts otherwise addressed pursuant to clause (c) below will not be subject to, or included in the calculation of, the Shared EBITDA Cap);

(b) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period whether effected through a cumulative effect adjustment or a retroactive application, in each case in accordance with GAAP, shall be excluded;

(c) any effect of any fees (including finder’s fees, broker’s fees or any other fees), expenses or charges incurred during such period (including, without limitation, any premiums, make-whole or penalty payments), or any amortization thereof for such period, in connection with any Investment (including loans to independent contractors), Permitted Acquisition or any other acquisition (other than any such other acquisition in the ordinary course of business) permitted under this Agreement, disposition (other than in the ordinary course of business), or other transfer (other than any such transfer in the ordinary course of business), incurrence or repayment of Indebtedness (including such fees, expenses or charges related to the offering and issuance of the 2030 Notes, the Loans and the syndication and incurrence of any securities or credit facilities), issuance of Equity Interests, Equity Offering, recapitalization, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of any securities, any other credit facilities or any other debt instrument) and including, in each case, any such transaction whether consummated on, after or prior to the Closing Date and any such transaction undertaken but not completed, and any charges or non-recurring merger or amalgamation costs incurred during such period as a result of any such transaction, in each case whether or not successful or consummated (including, for the avoidance of doubt, the effects of expensing all transaction related expenses in accordance with Accounting Standards Codification Topic 805—Business Combinations), shall be excluded;

(d) accruals and reserves that are established or adjusted within 18 months after the closing of the Transactions, any Permitted Acquisition or any other acquisition or Investment (other than any such other acquisition in the ordinary course of business) that are so required to be established or adjusted as a result of such Permitted Acquisition or such other acquisition or Investment in accordance with GAAP shall be excluded;

(e) any net after-tax effect of gains or losses on disposal, abandonment (including asset retirement costs) or discontinuance of disposed, abandoned or discontinued operations, as applicable, in each case other than in the ordinary course of business, as determined in good faith by Borrower, shall be excluded;

(f) any net after-tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Equity Interests of any Person, in each case other than in the ordinary course of business, as determined in good faith by Borrower, shall be excluded;

(g) the Net Income for such period of any Person that is an Unrestricted Subsidiary shall be excluded, and the Net Income for such period of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be excluded; provided that Consolidated Net Income of a Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent subsequently converted into cash or Cash Equivalents) to such Person or a Restricted Subsidiary thereof in respect of such period by any Subsidiary of such Person that is not a Subsidiary or that is accounted for by the equity method of accounting;

(h) solely for the purpose of determining the amount available for Restricted Payments under Section 6.01(a)(z)(A), the Net Income for such period of any Restricted Subsidiary (other than Borrower or any other Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders (other than restrictions that have been waived or otherwise released); provided that Consolidated Net Income of a Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents), or, without duplication, the amount that could have been paid in cash without violating any such restriction or requiring any such approval, to such Person in respect of such period, to the extent not already included therein;

(i) effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP attributable to the application of recapitalization accounting or purchase accounting (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue, credit balances and debt line items thereof), as the case may be, in relation to any consummated Permitted Acquisition or other acquisition (other than any such other acquisition in the ordinary course of business) or Investments permitted under this Agreement consummated prior to or after the Closing Date or the amortization or write-off or write-down of any amounts thereof pursuant to GAAP, net of taxes, shall be excluded;

(j) any effect of income (loss) from the early extinguishment or conversion of (i) Indebtedness, (ii) Swap Contracts or (iii) other derivative instruments shall be excluded;

(k) any impairment charge or asset write-off or write-down (other than write-offs, write-downs or impairments with respect to accounts receivable in the normal course or inventory), including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or in connection with any disposition of assets, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(l) other non-cash expenses, charges and losses during such period shall be excluded, in each case other than (i) any non-cash expense, charge or loss charge either (A) expressly excluded from Consolidated Net Income pursuant to another clause of this definition or (B) expressly added back to Consolidated EBITDA pursuant to the definition thereof or (ii) any non-cash charge representing amortization of a prepaid cash item that was paid and not expensed in a prior period; provided that if any non-cash charges or expenses referred to in this clause (l) represents an accrual or reserve for potential cash item in any future period, (x) such Person may elect not to exclude such non-cash charge or expense in the current period or (y) to the extent such Person elects to exclude such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income in such future period to such extent paid;

(m) other non-cash gains during such period shall be excluded other than (x) to the extent expressly excluded from Consolidated Net Income pursuant to another clause of this definition, (y) to the extent expressly deducted from Consolidated EBITDA pursuant to the definition thereof, or (z) any non-cash gains that represent the reversal of an accrual or reserve for any anticipated cash charges in any prior period (other than any such accrual or reserve that has been, or, had this Agreement been in effect at such time, would be, excluded in calculating Consolidated Net Income in accordance with this definition); provided that in the case of any non-cash gain, the cash receipt in such future period in respect of any non-cash gain which was excluded from the calculation of Consolidated Net Income pursuant to this clause (m) shall be added to Consolidated Net Income in such future period to such extent received;

(n) any equity- or phantom-equity-based or non-cash compensation charge or expense, including any such charge or expense arising from grants of stock appreciation rights, equity incentive programs or similar rights, stock options, restricted stock or other rights to, and any cash charges associated with the rollover, acceleration, or payout of, Equity Interests by management of such Person or of a Restricted Subsidiary or any of its direct or indirect parent companies in connection with the Transactions, shall be excluded;

(o) any expenses, charges or losses to the extent covered by insurance or indemnity and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be paid for or reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact paid for or reimbursed within 365 days of the date of such determination (with a deduction to be applied to Consolidated Net Income in the applicable future period for any amount so added back in any prior period to the extent not so paid for or reimbursed within the applicable 365-day period), shall be excluded;

(p) any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of Statement of Financial Accounting Standards No. 87, 106 and 112 (or any successor provision or other financial accounting standard having a similar result or effect), and any other items of a similar nature, shall be excluded;

(q) any non-cash compensation expense resulting from the application of Accounting Standards Codification Topic 718, Compensation— Stock Compensation or Accounting Standards Codification Topics 505-50 Equity-Based Payments to Non-Employees (or any successor provision or other financial accounting standard having a similar result or effect), shall be excluded; and

(r) the following items shall be excluded:

(i) any net unrealized gain or loss (after any offset) resulting in such period from Swap Contracts and the application of Accounting Standards Codification Topic 815—Derivatives and Hedging (or any successor provision or other financial accounting standard having a similar result or effect) and its related pronouncements or mark to market movement of non-U.S. currencies, Indebtedness, derivatives instruments or other financial instruments pursuant to GAAP, including Accounting Standards Codification Topic 825—Financial Instruments (or any successor provision or other financial accounting standard having a similar result or effect) or an alternative basis of accounting applied in lieu of GAAP;

(ii) any non-cash adjustments resulting in such period from (A) deferred revenues and the application of Accounting Standards Codification Topic 606—Revenue from Contracts with Customers (or any successor provision or other financial accounting standard having a similar result or effect) and (B) lease assets and liabilities and the application of Accounting Standards Codification Topic 842— Leases (or any successor provision or other financial accounting standard having a similar result or effect);

(iii) any net unrealized gain or loss (after any offset) and expenses incurred resulting in such period from currency transaction or translation gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from (A) Swap Contracts for currency exchange risk and (B) resulting from intercompany indebtedness among such Person and its Restricted Subsidiaries) and any other foreign currency transaction or translation gains and losses, to the extent such gain or losses are non-cash items;

(iv) any non-cash adjustments resulting from the application of Accounting Standards Codification Topic 825—Financial Instruments (or any successor provision or other financial accounting standard having a similar result or effect) or any comparable regulation;

(v) any adjustments resulting from the application of Accounting Standards Codification Topic No. 460, Guarantees or any comparable regulation; and

(vi) earn-out obligations and other contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise (and including deferred performance incentives in connection with Permitted Acquisitions whether or not a service component is required from the transferor or its related party)) and adjustments thereof and purchase price adjustments.

In addition, to the extent not already included in the Consolidated Net Income of such Person in any period and so long as the expenses, charges and losses with respect to which such amounts relate have not been excluded from Consolidated Net Income of such Person in any period, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Permitted Acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement.

Notwithstanding the foregoing, for the purpose of Section 6.01 only (other than Section 6.01(a)(z)(D)), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by such Person and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from such Person and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by such Person or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under Section 6.01(a)(z)(D).

“Consolidated Secured Debt Ratio” means the ratio of (a) Consolidated Secured Net Debt as of such date to (b) Consolidated EBITDA of Borrower for the most recently ended Test Period immediately preceding such date, calculated on a Pro Forma Basis.

“Consolidated Secured Net Debt” means, as of any date of determination, (a) Consolidated Total Debt that is secured by a Lien on the assets or property of Borrower or its Restricted Subsidiaries, minus (b) the Cash Net Amount.

“Consolidated Total Debt” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness of Borrower and its Restricted Subsidiaries outstanding on such date, in an amount that would be reflected on a balance sheet (but excluding the notes thereto) prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting or recapitalization accounting in connection with any Permitted Acquisition or any other acquisition permitted hereunder) consisting only of Indebtedness for borrowed money and obligations in respect of Capitalized Leases or other purchase money Indebtedness, plus, (b) without duplication, the aggregate undrawn amount of Designated Revolving Commitments in effect on such date; provided that Consolidated Total Debt shall not include Indebtedness (1) that is available to be or may be redrawn (including revolving loans under any revolving credit facility) other than Designated Revolving Commitments, (2) in respect of letters of credit, bank guarantees, bankers’ acceptances and performance or similar bank obligations, except to the extent of unreimbursed amounts under standby letters of credit; provided that any unreimbursed amount under standby letters of credit shall not be counted as Consolidated Total Debt until 3 Business Days after such amount is drawn, (3) owed by Unrestricted Subsidiaries, (4) in respect of any Qualified Receivables/Equipment Facility or any Qualified Securitization Transaction, (5) obligations in respect of Cash Management Services, (6) obligations in respect of or under Swap Contracts and (7) in respect of Integrated Service Contract Debt.

“Consolidated Total Debt Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Net Debt as of such date to (b) Consolidated EBITDA of Borrower for the most recently ended Test Period immediately preceding such date, calculated on a Pro Forma Basis.

“Consolidated Total Net Debt” means, as of any date of determination, Consolidated Total Debt minus the Cash Net Amount.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Indebtedness” means Indebtedness or issuance of Disqualified Stock of Borrower and the incurrence or issuance of Indebtedness, Disqualified Stock, Preferred Stock or other Equity Interests of any of its Restricted Subsidiaries in an aggregate principal amount or liquidation preference not greater than 100% of the net cash proceeds of the Fair Market Value of marketable securities or the Fair Market Value of Qualified Proceeds received by Borrower from the issue or sale of Equity Interests of Borrower and the aggregate amount of cash contributions made to the common equity capital of Borrower or any Restricted Subsidiary of Borrower after the Closing Date, including through consolidation, amalgamation or merger (other than Excluded Contributions, Designated Preferred Stock, Disqualified Stock or cash contributed by Borrower or a Restricted Subsidiary of Borrower); provided that:

(a) the cash received or contributed shall not increase the amount available for making Restricted Payments to the extent Borrower or its Restricted Subsidiaries incurred Indebtedness in reliance thereon; and

(b) the cash received or contributed shall be excluded for purposes of incurring Indebtedness to the extent Borrower or any of its Restricted Subsidiaries make a Restricted Payment in reliance on such cash.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” has meanings correlative thereto.

“Controlled Investment Affiliate” means, as to any Person, any other Person, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in Borrower and/or other companies.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means (a) Borrower and each of Borrower’s Subsidiaries; and (b) each Person that, directly or indirectly, controls a Person described in clause (a) above. For purposes of this definition, control of a Person means the direct or indirect (x) ownership of, or power to vote, 50% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Covered Party” has the meaning assigned to such term in Section 9.23(a).

“Credit Extension” means each of the following: (a) a Borrowing; and (b) an L/C Credit Extension.

“Customary Bridge/Interim Debt” means a customary bridge credit facility or a customary escrow arrangement to the extent that the long-term Indebtedness into which such facility or arrangement is to be converted, exchanged or extended (or upon release of such escrow) would satisfy the applicable requirements hereunder with respect to stated maturity and/or weighted average life.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Default” means any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Default Rate” has the meaning assigned to such term in Section 2.09.

“Defaulting Lender” means, subject to Section 2.30, any Lender that has (a) defaulted in its obligation to make a Loan required to be made by it hereunder within three Business Days of the date such Loan was required to be made hereunder, unless such Lender notifies the Administrative Agent and Borrower in writing that such failure is the result of such Lender’s good faith and reasonable determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied, (b) failed to pay the Administrative Agent, the Swing Line Lender, any L/C Issuer or any other Lender or any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans), (c) notified the Administrative Agent or a Loan Party in writing that it does not intend to satisfy any such obligation (unless such writing states that such position is based on such Lender’s good faith and reasonable determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in writing or public statement) cannot be satisfied), or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements generally to which it commits to extend credit, (d) failed, within three Business Days after written request by the Administrative Agent, Borrower or, to the extent a L/C Issuer has outstanding L/C Obligations at such time, such L/C Issuer, to confirm in writing to the Administrative Agent, such L/C Issuer or Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (d) upon receipt of such written confirmation by the Administrative Agent or Borrower, as the case may be), or (e) become (or its direct or indirect parent company has become) (i) insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, (ii) other than via an Undisclosed Administration, the subject of a proceeding under any bankruptcy or other debtor relief laws or has been taken over by any regulatory authority or agency or (iii) other than via an Undisclosed Administration, the subject of a Bail-In Action. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to Borrower, the Swing Line Lender, each L/C Issuer and each Lender.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by Borrower or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to a certificate of a Responsible Officer of Borrower, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale or conversion of such Designated Non-cash Consideration. A particular item of Designated Non-cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, converted to cash or Cash Equivalents, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 6.04.

“Designated Preferred Stock” means Preferred Stock of Borrower (other than Disqualified Stock), that is issued for cash (other than to Borrower or any of its Subsidiaries or an employee stock plan or trust established by Borrower or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to a certificate of a Responsible Officer of Borrower delivered to the Administrative Agent, on the date of issuance thereof, the cash proceeds of which are excluded from the calculation set forth in Section 6.01(a)(z).

“Designated Revolving Commitments” means any commitments to make loans or extend credit on a revolving basis (or delayed draw basis) to Borrower or any of its Restricted Subsidiaries by any Person (other than Borrower or any of its Restricted Subsidiaries) that have been designated in a certificate of a Responsible Officer of Borrower as “Designated Revolving Commitments” until such time as Borrower subsequently delivers a certificate of a Responsible Officer to the Administrative Agent to the effect that such commitments shall no longer constitute “Designated Revolving Commitments”; provided that during such time (including at the time of the incurrence of such Designated Revolving Commitments), (x) such Designated Revolving Commitments will be deemed an incurrence of Indebtedness on such date and will be deemed outstanding for purposes of calculating the Interest Coverage Ratio, the Consolidated First Lien Debt Ratio, the Consolidated Secured Debt Ratio, the Consolidated Total Debt Ratio and the availability of any Baskets hereunder and (y) commencing on the date such Designated Revolving Commitments are established after giving Pro Forma Effect to the incurrence of the entire committed amount of the Indebtedness thereunder (but without netting any cash proceeds thereof except to the extent expressly provided in the definitions of Consolidated First Lien Debt Ratio, Consolidated Secured Debt Ratio and Consolidated Total Debt Ratio), such committed amount under such Designated Revolving Commitments may thereafter be borrowed (and reborrowed, if applicable), in whole or in part, from time to time, without further compliance with any Basket or financial ratio or test under this Agreement (including the Interest Coverage Ratio, the Consolidated Total Debt Ratio, the Consolidated First Lien Debt Ratio and the Consolidated Secured Debt Ratio).

“Discretionary Guarantor” has the meaning assigned to such term in Section 2.24.

“Disqualified Institution” means (a) those banks, financial institutions and other institutional lenders (or related funds of such institutional lenders), in each case that have been identified in writing by Borrower prior to the Closing Date, (b) those Persons who are competitors of Borrower or its Subsidiaries or Affiliates of competitors or any of their respective subsidiaries that have been identified in writing by Borrower to the Lead Arrangers prior to the Closing Date or to the Administrative Agent from time to time thereafter and (c) any Affiliate of the Persons referenced in clause (a) or (b) that is (x) identified in writing by Borrower to the Administrative Agent from time to time or (y) reasonably identifiable as an Affiliate of such Person on the basis of such Person’s name or otherwise or which is commonly known to be an Affiliate of such Person; provided that Borrower, upon reasonable notice to the Administrative Agent, may update any list provided pursuant to this definition as contemplated above, which updated list shall become effective one Business Day after delivery thereof to the Administrative Agent; provided, further that, (x) no updates to any list shall be deemed to retroactively disqualify any parties that have properly acquired an assignment or participation interest in respect of the Loans in accordance with this Agreement from continuing to hold or vote such properly acquired assignments and participations on the terms set forth herein for Lenders that are not Disqualified Institutions but shall not thereafter be permitted to assign all or any part of its loan to any of its Affiliates that would constitute Disqualified Institutions under clause (b) above, (y) “Disqualified Institutions” shall exclude any person identified by name by Borrower to the Administrative Agent in writing from time to time as no longer being a “Disqualified Institution” and (z) any update to any list will not become effective for three (3) Business Days after receipt by the Administrative Agent.

“Disqualified Stock” means, with respect to any Person, any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than (i) solely for Qualifying Equity Interests and cash in lieu of fractional shares or (ii) solely at the discretion of the issuer), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior Payment in Full of the Obligations), (b) is redeemable at the option of the holder thereof (other than (i) solely for Qualifying Equity Interests and cash in lieu of fractional shares or (ii) as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior Payment in Full of the Obligations), (c) provides for the scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in the case of each of clauses (a), (b), (c) and (d), prior to the date that is 91 days after the latest Maturity Date then outstanding at the time of issuance of such Capital Stock; provided that any Capital Stock held by any future, current or former employee, director, officer, member of management, independent contractor or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of Borrower, any of its Subsidiaries or any other entity in which Borrower or any of its Restricted Subsidiaries has an Investment and is designated in good faith as an “affiliate” by Borrower, in each case pursuant to any co-invest agreement, equity subscription or shareholders’ agreement, any management, shareholder, director or employee equity plan, any stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by Borrower or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s, independent contractor’s or consultant’s termination of employment or service, as applicable, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock will not be deemed to be Disqualified Stock.

“Dollars” or “$” means lawful currency of the United States of America.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary of Borrower that was formed under the laws of the United States or any state of the United States or the District of Columbia (and, for the avoidance of doubt, excluding Puerto Rico or any territory of the United States).

“Domestic Subsidiary” means any Subsidiary of Borrower that was formed under the laws of the United States or any state of the United States or the District of Columbia (and, for the avoidance of doubt, excluding Puerto Rico or any territory of the United States).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Transferee” means and includes a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), but, subject to the following proviso, in any event excluding any natural person, Borrower and its Affiliates and any Disqualified Institution; provided that notwithstanding the foregoing, subject to Section 9.04(n), Borrower and each if its Subsidiaries shall be an Eligible Transferee.

“EMU” means the Economic and Monetary Union of the European Union.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface, sediments, subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law or any Environmental Permit (hereafter, “Claims”), including, without limitation, (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the Environment under any applicable Environmental Law, including but not limited to any Environmental Law related to Hazardous Materials.

“Environmental Laws” means any and all federal, state, local and foreign Laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and binding agreements in each case, relating to protection of the Environment, human health and safety (to the extent relating to exposure to Hazardous Materials) or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

“Environmental Liability” means all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs) arising out of or relating to (a) actual non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials in violation of any Environmental Laws, (c) exposure to any Hazardous Materials or (d) the Release of any Hazardous Materials, including, in each case, any such liability which has been retained or assumed either contractually or by operation of law.

“Environmental Permit” means any permit, approval, identification number, license, consent or other authorization required under any Environmental Law.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock whether or not such debt securities include any right of participation with Equity Interests, until any such conversion).

“Equity Offering” means a public or private sale of Equity Interests of Borrower (other than Disqualified Stock and other than to a Subsidiary of Borrower).

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 412 of the Code, under Section 414 (m) or (o) of the Code.

“ERISA Event” means: (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) a contribution required to be made with respect to any Plan or any Multiemployer Plan has not been timely made; (c) Borrower or any ERISA Affiliate has incurred any liability to or on account of any Plan or Multiemployer Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 436(f), 4971 or 4975 of the Code; (d) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (e) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (f) the incurrence by Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal (including any Withdrawal Liability) of Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (g) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code); (h) the receipt by Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any written notice relating to the intention to terminate any Plan or to appoint a trustee to administer any such Plan; or (i) the receipt by Borrower or any of its ERISA Affiliates of any notice that a Multiemployer Plan is, or is expected to be, insolvent or in endangered or critical status, within the meaning of Section 4245 or Section 305 of ERISA, respectively.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means:

(a) (i) any fee owned Real Property (A) outside the United States and (B) in the United States not constituting Material Real Property; provided that any fee-owned Real Property located in the United States that is located in a flood or mudslide hazard area or subject to any flood insurance due diligence, flood insurance requirements or compliance with flood insurance laws shall not be included in the Collateral and (ii) any leasehold rights and interests in Real Property (including any obligation to obtain landlord or other third-party waivers, non-disturbance agreements, estoppels, bailee waivers, warehouseman waivers and collateral access letters);

(b) motor vehicles, airplanes and other assets subject to certificates of title;

(c) commercial tort claims where the amount of damages claimed by Borrower or the applicable Guarantor is less than $10,000,000;

(d) any governmental or regulatory licenses or federal, state, provincial, territorial or local franchises, charters and authorizations and any other property and assets to the extent that the Collateral Agent may not (or is restricted from) validly possessing a Lien therein under applicable Law (including, without limitation, rules and regulations of any Governmental Authority) or the pledge or creation of a Lien in any asset which would require governmental, regulatory or third-party consent, approval, license or authorization (to the extent such consent, approval, license or authorization was not obtained (it being understood and agreed that Borrower and the Guarantors shall be under no obligation to obtain such consent, approval, license or authorization)), other than to the extent such prohibition, limitation or restriction is rendered ineffective under the UCC or other applicable Law;

(e) any particular asset or right under contract (including any lease, license, permit or other agreement), if the pledge thereof or the Lien therein (i) is prohibited or restricted by applicable Law (including any requirement to obtain the consent of any Governmental Authority), other than to the extent such prohibition or restriction is rendered ineffective under the UCC or other applicable Law and (ii) to the extent and for so long as it would violate or invalidate the terms of such contract (in each case, after giving effect to the relevant provisions of the UCC or other applicable Law) or would give rise to a termination right of a third-party (other than Borrower or any Restricted Subsidiary) thereunder or require consent, approval, license or authorization of a third-party (other than Borrower or any Restricted Subsidiary) thereunder (except to the extent such provision is overridden by the UCC or other applicable Law), in each case, only to the extent that such limitation on such pledge or security interest is not otherwise prohibited;

(f) (i) Margin Stock, (ii) Equity Interests in, and property and assets of, any Person other than Wholly-Owned Restricted Subsidiaries, and (iii) Equity Interests in, and property and assets of, any Broker-Dealer Regulated Subsidiary, Unrestricted Subsidiary, Captive Insurance Subsidiary, Not-For-Profit Subsidiary, Securitization Entity, Receivables/Equipment Subsidiary or special purpose securitization vehicle (or similar entity) or any Subsidiary that is an Immaterial Subsidiary, in each case of this clause (iii) that are not Guarantors;

(g) any lease, license or agreement or any property subject to a purchase money security interest, capital lease obligation or similar arrangement permitted by this Agreement, in each case, to the extent that a grant of a Lien therein (i) would violate or invalidate such lease, license or agreement, or purchase money or similar arrangement or create a right of termination in favor of any other party thereto other than Borrower or any Restricted Subsidiary (after giving effect to the applicable anti-assignment provisions of the UCC or other applicable Law) or (ii) would require governmental, regulatory or third-party (other than Borrower or any Restricted Subsidiary) approval, consent or authorization pursuant to the terms thereof (in each case, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable Law) (other than proceeds and receivables thereof, the assignment of which is deemed effective under the UCC or other applicable Law notwithstanding such prohibition) not obtained (without any requirement to obtain such approval, consent or authorization) (in each case of clauses (i) and (ii), after giving effect to the applicable anti-assignment provisions of the UCC or other applicable Law but only to the extent that such limitation on such pledge or Lien is not otherwise prohibited under this Agreement);

(h) letter of credit rights, except to the extent perfection of the Lien therein is accomplished by the filing of a UCC financing statement or equivalent financing statement, financing change statement or registration (it being understood that no actions shall be required to perfect a Lien in letter of credit rights, other than the filing of a UCC financing statement or equivalent financing statement, financing change statement or registration);

(i) any intent-to-use trademark application prior to the filing, and acceptance by the U.S. Patent and Trademark Office, of a “Statement of Use” or “Amendment to Allege Use” with respect thereto;

(j) the creation or perfection of pledges of, or security interests in, any property or assets that could reasonably be expected to result in adverse tax consequences and/or adverse regulatory consequences and assets where the burden or cost (including adverse tax or regulatory consequences) (which are not de minimis) of obtaining a Lien therein or perfection thereof exceeds the practical benefit to the Secured Parties afforded thereby as reasonably determined by Borrower in good faith and notified in writing to the Collateral Agent;

(k) segregated funds held in a fiduciary capacity for others (that are Borrower or a Restricted Subsidiary);

(l) (i) Securitization Assets sold or otherwise pledged, factored, or transferred in connection with any Securitization Transaction, (ii) Receivables/Equipment Assets sold or otherwise pledged, factored or transferred in connection with any Receivables/Equipment Facility and (iii) any Indebtedness of a Receivables/Equipment Subsidiary or Securitization Entity owed to Borrower or a Restricted Subsidiary in respect of the purchase price of the assets sold under a Receivables/Equipment Facility or Securitization Transaction, as applicable;

(m) any property subject to a Lien permitted by clauses (d), (f) (limited to Capitalized Leases, attributable indebtedness and purchase money security interest and other similar arrangements incurred pursuant thereto), or (g) of the definition of “Permitted Liens” (in the case of clause (g) to the extent relating to a Lien originally incurred pursuant to clause (d) or (f)) in each case, to the extent the documents governing such lien do not permit any other lien on such property;

(n) cash to secure letter of credit reimbursement obligations to the extent such letters of credit and such cash collateralization are permitted by this Agreement (excluding Cash Collateral securing L/C Obligations under this Agreement);

(o) voting Equity Interests (and Indebtedness treated as equity for U.S. federal income tax purposes) of any Subsidiary that is (i) a CFC or (ii) a CFC Holdco, in each case, in excess of 65% of the issued and outstanding voting Equity Interests (and Indebtedness treated as equity for U.S. federal income tax purposes) of such CFC or CFC Holdco;

(p) any assets of (i) any Subsidiary that is a CFC or a CFC Holdco or (ii) any Subsidiary of such a CFC or CFC Holdco (including Equity Interests of any such Subsidiary of such a CFC or CFC Holdco);

(q) (i) deposit accounts or securities accounts maintained as (A) Tax withholding accounts in respect of withholding Taxes collected and held for the benefit of third parties (such as sales tax accounts) or payroll accounts, or (B) trust accounts, custodial accounts, escrow accounts and other similar deposit or securities accounts, in each case, used to hold segregated deposits for the benefit of third parties, (ii) deposit accounts or securities accounts maintained outside of the United States, (iii) deposit accounts or securities accounts maintained in connection with cash pooling, netting or set-off arrangements of Borrower and its Restricted Subsidiaries, (iv) other deposit accounts and securities accounts which individually do not have a balance that exceeds $5,000,000 for a period of three (3) consecutive Business Days and (v) segregated lockboxes and collection accounts (and any cash and Cash Equivalents therein) maintained solely in connection with any factoring facility permitted hereunder; and

(r) any assets located or titled outside the United States or assets that require action under the Law of any foreign jurisdiction to create or perfect a security interest in such assets under such foreign jurisdiction, including any Intellectual Property registered in any foreign jurisdiction (and no security agreements or pledge agreements governed under by the Laws of any foreign jurisdiction);

provided, however, that Excluded Assets shall not include any proceeds, substitutions or replacements of any Excluded Assets referred to in clauses (a) through (r) (unless such proceeds, substitutions or replacements would otherwise constitute Excluded Assets referred to in clauses (a) through (r)).

“Excluded Contributions” means the net cash proceeds, Cash Equivalents and/or Fair Market Value of marketable securities or the Fair Market Value of Qualified Proceeds received by Borrower or any Restricted Subsidiary after the Closing Date from:

(a) contributions to its common equity capital;

(b) dividends, distributions, fees and other payments from any joint ventures that are not Restricted Subsidiaries; and

(c) the sale (other than to a Subsidiary of Borrower or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Borrower or any Subsidiary of Borrower) of Capital Stock (other than Refunding Capital Stock, Disqualified Stock or Designated Preferred Stock) of Borrower;

in each case designated as Excluded Contributions pursuant to a certificate of a Responsible Officer of Borrower delivered to the Administrative Agent, the proceeds of which are excluded from the calculation set forth in Section 6.01(a)(z).

“Excluded Security Actions” has the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Excluded Subsidiary” means (a) any direct or indirect Subsidiary that is not a Wholly-Owned Subsidiary of Borrower, (b) any Unrestricted Subsidiary, (c) any Immaterial Subsidiary, (d) any special purpose vehicle (or similar entity, including any Securitization Entity or Receivables/Equipment Subsidiary), (e) any Regulated Subsidiary or Broker-Dealer Regulated Subsidiary, (f) any Not-for-Profit Subsidiary, (g) any direct or indirect Foreign Subsidiary and any CFC Holdco, (h) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary that is a CFC, (i) any Captive Insurance Subsidiary, (j) any Subsidiary that is prohibited or restricted by applicable Law, or by any Contractual Obligation existing on the date of this Agreement (or, in the case of any newly acquired Subsidiary), existing at the time of acquisition thereof after the date of this Agreement (so long as such prohibition did not arise in contemplation of avoiding the guarantee and collateral requirements under this Agreement), in each case, from guaranteeing the Obligations or which would require governmental (including regulatory) or third party consent, approval, license or authorization or could reasonably expected to result in adverse tax consequences (which are not de minimis) as reasonably determined by Borrower, (k) any Subsidiary where the burden, difficulty or consequence of obtaining a guarantee by such Subsidiary (taking into account any adverse tax or regulatory consequences to Borrower (including the imposition of withholding or other Taxes that are not de minimis)) would outweigh the practical benefit to be obtained by the Secured Parties as reasonably determined by Borrower in good faith, (l) Diebold Self-Service Systems, a New York partnership, and (m) any Subsidiary acquired pursuant to a Permitted Acquisition or other permitted Investment that is prohibited from providing a guarantee pursuant to the terms of any permitted Indebtedness (and such prohibition was not entered into in anticipation of such acquisition); provided that no Subsidiary shall constitute an Excluded Subsidiary unless such Subsidiary also constitutes an “Excluded Subsidiary” under and as defined in the 2030 Notes Indenture.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest would otherwise have become effective with respect to such Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” at such time.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower or any other Loan Party hereunder, (a) income or franchise Taxes imposed on (or measured by) such recipient’s net income (however denominated), in each case imposed (i) by any jurisdiction as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, such jurisdiction (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) any branch profits or similar Taxes imposed by any jurisdiction described in clause (a) above, (c) any Tax that is attributable to such recipient’s failure to comply with Section 2.22(e), (d) in the case of a Lender, any U.S. federal withholding Tax imposed on amounts payable to such Lender pursuant to a Law in effect on the date such Lender becomes a party to this Agreement (other than pursuant to an assignment request by Borrower under Section 2.23(a)) or designates a new lending office, except, in each case, to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower or any other Loan Party with respect to such withholding Tax pursuant to Section 2.22(a), and (e) any Taxes arising under FATCA.

“Existing Letters of Credit” means each of the Letters of Credit set forth on Schedule 1.01(a).

“Exit Credit Agreement” mean that certain Credit Agreement, dated as of August 11, 2023, among Borrower, the Exit Credit Agreement Agents and the lenders from time to time party thereto.

“Exit Credit Agreement Agents” means GLAS USA LLC, as administrative agent for the Exit Credit Agreement Secured Parties, GLAS Americas LLC, as collateral agent for the Exit Credit Agreement Secured Parties, in each case, together with their respective successors or co-agents in substantially the same capacity as may from time to time be appointed pursuant to the Exit Credit Agreement.

“Exit Credit Agreement Obligations” means the “Obligations” (or term of similar import) as defined in the Exit Credit Agreement.

“Exit Credit Agreement Secured Parties” means the “Secured Parties” (or term of similar import) as defined in the Exit Credit Agreement.

“Extended Revolving Credit Commitments” has the meaning assigned thereto in Section 2.29(a)(ii).

“Extended Revolving Credit Loans” has the meaning assigned thereto in Section 2.29.

“Extended Term Loans” has the meaning assigned thereto in Section 2.29(a)(iii).

“Extension” has the meaning assigned thereto in Section 2.29(a).

“Extension Amendment” has the meaning assigned thereto in Section 2.29(c).

“Extension Date” means the date on which Extended Term Loans or Extended Revolving Credit Loans are established.

“Extension Offer” has the meaning assigned thereto in Section 2.29(a).

“Fair Market Value” means the value (which, for the avoidance of doubt, will take into account any liabilities, contingent or otherwise, associated with related assets) that would be paid by a willing buyer to an unaffiliated willing seller in an arm’s-length transaction, determined in good faith by Borrower (unless otherwise provided in this Agreement).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, convention or treaties implementing any of the foregoing (together with any Law implementing such agreements or treaties).

“Federal Funds Effective Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate.

“Fee Letter” means that certain Fee Letter, dated as of December 18, 2024, by and between the Administrative Agent and Borrower.

“Financial Officer” of any Person means the president, chief financial officer, principal accounting officer, treasurer or controller of such Person (or other officer of such Person with similar responsibilities).

“First Lien Obligations” means, collectively (a) the Obligations, (b) the 2030 Notes Obligations, (c) Exit Credit Agreement Obligations and (d) each Series of Additional First Lien Obligations.

“First Lien Secured Parties” means (a) the Secured Parties, (b) the 2030 Notes Secured Parties, (c) the Exit Credit Agreement Secured Parties and (d) any Additional First Lien Secured Parties.

“First Lien Term Loans” means any Term Loans that are secured on a pari passu basis with the Revolving Credit Facility and if there is no Revolving Credit Facility, on a first lien basis.

“Floor” means a rate of interest equal to 0.00%.

“Foreign Lender” means any Lender that is not a United States person within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any Restricted Subsidiary of Borrower that is not a Domestic Restricted Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of Swing Line Loans other than Swing Line Loans to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Government Securities” means securities that are:

(a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged;

(b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by Law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt; or

(c) money market funds that invest solely in securities of the types described in clauses (a) and (b) above.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state, provincial, local or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise). “Guaranteed” has a meaning correlative to the foregoing.

“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement, substantially in the form of Exhibit D, among Borrower, the Guarantors and the Collateral Agent for the benefit of the Secured Parties.

“Guarantors” means each Subsidiary of Borrower on the Closing Date that is listed on Schedule 1.01(b), and each other Subsidiary that is or becomes a party to the Guarantee and Collateral Agreement in accordance with the terms hereof and thereof; provided, that for the avoidance of doubt, (x) no Subsidiary (other than a Discretionary Guarantor) that is an Excluded Subsidiary shall be a Guarantor until and unless it ceases to be an Excluded Subsidiary, and (y) Borrower may, in its sole discretion, cause any Restricted Subsidiary that is an Excluded Subsidiary to guarantee the Obligations by causing such Excluded Subsidiary to become a Guarantor under the Guarantee and Collateral Agreement and a grantor under the applicable Security Documents in accordance with Section 2.24.

“Hazardous Materials” means (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, or asbestos containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances, per-or polyfluoroalkyl substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law due to its hazardous, toxic, dangerous or deleterious properties or characteristics.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(a) any Swap Contract;

(b) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(c) other agreements or arrangements (including any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements)) designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Honor Date” has the meaning ascribed to such term in Section 2.02(c).

“Immaterial Subsidiary” means any Restricted Subsidiary of Borrower that is not a Material Subsidiary; provided that the Consolidated EBITDA of all Immaterial Subsidiaries shall not exceed 10.0% of Consolidated EBITDA of Borrower and its Restricted Subsidiaries for the relevant Test Period.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law (including, in each case, adoptive relationships) and/or any direct lineal descendants and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incentive Arrangements” means any (a) customary earn-out arrangements, (b) share or stock appreciation rights, (c) “phantom” share or stock plans, (d) non-competition agreements and (e) other incentive and bonus plans entered into by Borrower or any Restricted Subsidiary for the benefit of, and in order to retain, executives, officers, directors, consultants or employees of such Persons or businesses in connection with any Permitted Acquisition of, or other permitted Investment in, such Person or such business after the Closing Date.

“Incremental Amendment” means an amendment to this Agreement pursuant to Section 2.26 or 2.27, as applicable, among Borrower and one or more Incremental Term Lenders or Incremental Revolving Lenders, as applicable.

“Incremental Equivalent Debt” means Indebtedness (which may be in the form of loans or notes and may be unsecured or secured on a pari passu basis with or junior lien basis to the Specified Loans) in an amount not to exceed the Incremental Facility Amount issued in lieu of loans under any Incremental Term Facility consisting of the issuance or incurrence of senior or subordinated notes or loans, in each case, which may be issued in a public offering, Rule 144A or other private placement, bridge in lieu of the foregoing, senior or subordinated “mezzanine” Indebtedness or otherwise; provided that (i) the All-In Yield applicable to such Incremental Equivalent Debt shall be determined by Borrower and the applicable lenders or other debtholders providing such Incremental Equivalent Debt, (ii) such Incremental Equivalent Debt (x) will have a final scheduled maturity date no earlier than the then-final scheduled maturity date of any Specified Loans then existing and (y) shall have a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity of any then-existing First Lien Term Loans, if any; provided that this clause (ii) shall not apply to Customary Bridge/Interim Debt, (iii) except as otherwise expressly set forth herein, such Incremental Equivalent Debt shall have other terms as determined by Borrower and the lenders providing such Indebtedness; provided that the covenants (other than pricing, interest rate floors, discounts, fees and prepayment or redemption premiums and terms) and events of default applicable to such Incremental Equivalent Debt, taken as a whole, at the option of Borrower (x) shall be on then current market terms or (y) not be materially less favorable (when taken as a whole) to Borrower than those applicable to the Loans (when taken as a whole), in each case, as reasonably determined by Borrower; provided that the foregoing shall not apply to covenants and events of default applicable only after the latest Maturity Date or if such covenants and events of default are also offered to be added for the benefit of the Lenders under the Loan Documents, (iv) such Incremental Equivalent Debt, as determined by Borrower in its sole discretion, (x) may rank pari passu in right of payment with or junior in right of payment to the Obligations that are senior in right of payment (and, if ranking junior in right of payment to such Obligations, shall be subject to customary subordination documentation reasonably satisfactory to the Administrative Agent and Borrower), (y) may be secured by Liens on the Collateral and may rank pari passu in right of security with or junior in right of security to the Specified Loans (and, if secured by Liens on the Collateral, shall be subject to a Pari Passu Intercreditor Agreement or Junior Lien Priority Intercreditor Agreement, as applicable) or (z) may be unsecured; provided, that (I) such Incremental Equivalent Debt may be Guaranteed by any Loan Party, but shall not be subject to any Guarantee by any Person other than a Loan Party or any Person that concurrently therewith becomes a Loan Party and (II) if such Incremental Equivalent Debt is secured, the obligations in respect thereof shall not be secured by a Lien on any asset other than any asset constituting Collateral (except to the extent that any additional collateral security is offered to be added to the Collateral to secure, and additional guarantees are offered to be added for the benefit of, the Secured Parties), (v) subject to clause (ii) above, the amortization schedule (if any) applicable to such Incremental Equivalent Debt shall be determined by Borrower and the applicable lenders or other debtholders providing such Incremental Equivalent Debt, (vi) any fees payable in connection with any such Incremental Equivalent Debt shall be determined by Borrower and the arrangers and/or the lenders or other debtholders providing such Incremental Equivalent Debt, and (vii) such Incremental Equivalent Debt may provide for the ability to participate in any mandatory prepayments on a pro rata basis or less than pro rata basis with the then outstanding Term Loans or Incremental Term Facilities.

“Incremental Facility” has the meaning ascribed to such term in Section 2.27(a).

“Incremental Facility Amount” means an aggregate principal amount not to exceed (a) an unlimited amount, provided that after giving Pro Forma Effect to the incurrence of such amount (and after giving Pro Forma Effect to any acquisition, other investment or repayment of Indebtedness consummated in connection therewith), and in the case of any Incremental Revolving Commitments or Incremental Term Facility in form of a delayed draw commitment, assuming a full draw on such Incremental Revolving Commitments or Incremental Term Commitments in the form of delayed draw commitments, as applicable, (A) if such Incremental Facility or Incremental Equivalent Debt ranks pari passu in right of payment and security with the Specified Term Loans, either (1) the Consolidated First Lien Debt Ratio calculated on a Pro Forma Basis as of the last day of the Test Period most recently ended does not exceed 2.25:1.00 or (2) in the case of any Incremental Facility or Incremental Equivalent Debt secured by Liens on the Collateral on a pari passu basis in right of security with the Specified Loans incurred in connection with a Permitted Acquisition or any other Investment not prohibited hereunder, the Consolidated First Lien Debt Ratio calculated on a Pro Forma Basis as of the last day of the Test Period most recently ended either (x) does not exceed 2.25:1.00 or (y) is not greater than the Consolidated First Lien Debt Ratio immediately prior to such Permitted Acquisition or other Investment not prohibited hereunder, (B) if such Incremental Facility or Incremental Equivalent Debt is secured but ranks junior in right of security to the Obligations that are secured on a first lien basis, either (1) the Consolidated Secured Debt Ratio calculated on a Pro Forma Basis as of the last day of the Test Period most recently ended does not exceed 2.75:1.00 or (2) in the case of any Incremental

Facilities or Incremental Equivalent Debt incurred on a junior basis in connection with a Permitted Acquisition or any other Investment not prohibited hereunder, the Consolidated Secured Debt Ratio calculated on a Pro Forma Basis as of the last day of the Test Period most recently ended either (x) does not exceed 2.75:1.00 or (y) is not greater than the Consolidated Secured Debt Ratio immediately prior to such Permitted Acquisition or other Investment not prohibited hereunder, and (C) if such Incremental Facility or Incremental Equivalent Debt is unsecured, either (1) (x) the Consolidated Total Debt Ratio calculated on a Pro Forma Basis as of the last day of the Test Period most recently ended does not exceed 3.25:1.00 or (y) the Interest Coverage Ratio on a Pro Forma Basis as of the last day of the Test Period most recently ended is not less than 2.00:1.00 or (2) in the case of any unsecured Incremental Facilities or Incremental Equivalent Debt incurred in connection with a Permitted Acquisition or any other Investment not prohibited hereunder, either (x) the Consolidated Total Debt Ratio calculated on a Pro Forma Basis either (I) does not exceed 3.25:1.00 or (II) is not greater than the Consolidated Total Debt Ratio immediately prior to such Permitted Acquisition or other Investment not prohibited hereunder or (y) the Interest Coverage Ratio on a Pro Forma Basis as of the last day of the Test Period most recently ended either (I) is not less than 2.00:1.00 or (II) is not less than the Interest Coverage Ratio immediately prior to such Permitted Acquisition or other Investment not prohibited hereunder, in each case, subject to the limitations in Section 1.07 in connection with a Limited Condition Transaction, plus (b) the greater of (x) $485,000,000 and (y) the aggregate amount of LTM EBITDA, less any amount used pursuant to Section 6.03(a)(1) or 6.03(b)(13)(i)(1) (this clause (b), the “Incremental Starter Amount”), plus (c) the amount of any optional prepayment of any Loan in accordance with Section 2.14, prepayments of Term Loans pursuant to Section 2.23(a), voluntary prepayments, purchases or reductions of Indebtedness secured on a pari passu basis with the Specified Loans, the amount of purchases of the Loans pursuant to Section 9.04(n) in an amount equal to the face value of such Indebtedness and/or the amount of any permanent reduction of any Revolving Credit Commitment, so long as, in the case of any such optional prepayment or purchase, such prepayment was not funded with the proceeds of any long-term Indebtedness (other than proceeds of loans under any revolving credit facility); provided that (i) Borrower may select utilization under clause (a), (b) or (c) above in its sole discretion, (ii) indebtedness under any Incremental Facility or Incremental Equivalent Debt may be incurred simultaneously under clauses (a), (b) and/or (c), and proceeds from any such incurrence may be utilized in a single transaction by, unless Borrower elects otherwise, first calculating the incurrence under clause (a) above without including any amounts to be incurred under any other clause hereunder and then calculating the incurrence under clauses (b) and/or (c) above, (iii) in the event Borrower incurs loans under any revolving credit facility (including any Incremental Revolving Loans) on the same date Borrower incurs any Incremental Facility or Incremental Equivalent Debt under clause (a) above, unless Borrower elects otherwise, such borrowing of loans under any revolving credit facility (including any Incremental Revolving Loans) shall be disregarded for purposes of any calculation of Indebtedness made under clause (a) and (iv) in the event that Borrower incurs Indebtedness under an Incremental Facility or Incremental Equivalent Debt under clauses (b) and/or (c) above and, subsequent to such incurrence, all or any portion of such Indebtedness would be permitted to be incurred under clause (a) above, such Indebtedness shall automatically be reclassified as having been incurred under clause (a) above and Borrower’s availability under clauses (b) and (c) above, as applicable, shall be deemed restored to the extent of such reclassification.

“Incremental Revolving Commitment” means the commitment of any Lender, established pursuant to Section 2.27, in respect of Incremental Revolving Loans.

“Incremental Revolving Facility” has the meaning assigned to such term in Section 2.27(a).

“Incremental Revolving Increase” has the meaning assigned to such term in Section 2.27(a).

“Incremental Revolving Lender” means a Lender with an Incremental Revolving Commitment or an outstanding Incremental Revolving Loan.

“Incremental Revolving Loans” means revolving loans made by one or more Incremental Revolving Lenders to Borrower pursuant to Section 2.01(d).

“Incremental Starter Amount” has the meaning assigned to such term in the definition of “Incremental Facility Amount”.

“Incremental Term Commitment” means the commitment of any Lender, established pursuant to Section 2.26, to make Incremental Term Loans to Borrower.

“Incremental Term Facility” has the meaning ascribed to such term in Section 2.26(a).

“Incremental Term Increase” has the meaning assigned to such term in Section 2.26(a).

“Incremental Term Lender” means a Lender with an Incremental Term Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Maturity Date” means the final maturity date of any Incremental Term Loan, as set forth in the applicable Incremental Amendment.

“Incremental Term Loan Repayment Date” means the date scheduled for the repayment of principal of any Incremental Term Loan, as set forth in the applicable Incremental Amendment.

“Incremental Term Loans” means term loans made by one or more Incremental Term Lenders to Borrower pursuant to Section 2.01(c). Incremental Term Loans may be made in the form of additional Term Loans or, to the extent permitted by Section 2.26 and provided for in the relevant Incremental Amendment, Other Term Loans.

“Incurred Acquisition Debt” has the meaning assigned thereto in Section 6.03(b)(13)(i).

“Indebtedness” means, with respect to any specified Person, without duplication, any indebtedness of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) (other than commercial letters of credit referenced in clause (e) below), to the extent of the amounts actually borrowed, due, payable or drawn, as the case may be;

(c) in respect of banker’s acceptances, bank guarantees, surety bonds, performance bonds and similar instruments issued or created for the account of such Person;

(d) representing Capital Lease Obligations;

(e) representing the balance of deferred and unpaid purchase price of any property or services due more than 60 days after such property is acquired (other than (i) trade accounts and accrued expenses payable in the ordinary course of business and commercial letters of credit with respect of the foregoing, (ii) any earn-out obligations, including deferred or other contingent purchase price obligations (including deferred performance incentives, whether or not a service component is required from the transferor or its related party), until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and is not paid within 60 days after becoming due and payable (unless such obligations are being contested in good faith pursuant to the terms of such earn-out), (iii) accruals for payroll and other liabilities accrued in the ordinary course of business) and (iv) any working capital adjustments or similar amounts or payments;

(f) net obligations of such Person under any Hedging Obligations;

(g) all obligations of such Person in respect of Disqualified Stock, if and to the extent that the foregoing would constitute indebtedness or a liability in accordance with GAAP; and

(h) to the extent not otherwise included above, all Guarantees of such Person in respect of Indebtedness described in clauses (a) through (g) in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall (1) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Debt, (2) in the case of Borrower and its Restricted Subsidiaries, exclude all intercompany Indebtedness in the ordinary course of business having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and (3) exclude (A) deferred compensation payable to officers, directors or employees of such Person or any of its Subsidiaries, (B) deferred rent, deferred revenue and deferred Taxes, in each case, in the ordinary course of business, (C) payments and distributions to dissenting stockholders of such Person pursuant to applicable Law, (D) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, (E) trade liabilities and accounts and accrued expenses payable in the ordinary course of business, (F) any purchase price adjustment or earn-out obligation until such obligation is not paid after becoming due and payable, (G) accruals for payroll, obligations under employment arrangements and other liabilities accrued in the ordinary course of business, (H) obligations under or in respect of Qualified Securitization Transactions or Qualified Receivables/Equipment Facilities, (I) [reserved] and (J) obligations arising under agreements of Borrower or a Restricted Subsidiary providing for indemnification or Incentive Arrangements (except to the extent specifically included in the definition of Indebtedness pursuant to clause (e) above) in each case incurred in connection with the disposition or acquisition of the assets of any Person, a business of any Person or the Equity Interests in any Person under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (g) that is made non-recourse or limited recourse (limited solely to the assets securing such Indebtedness) to such Person shall be deemed to be equal to the lesser of (1) the aggregate unpaid amount of such Indebtedness and (2) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith.

The term “Indebtedness” shall not include any prepayments of deposits received from clients or customers in the ordinary course of business, or obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) incurred prior to the Closing Date or in the ordinary course of business. Indebtedness shall be calculated without giving effect to the provisions of ASC 815, Derivatives and Hedging and related interpretations to the extent such provisions would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Indemnified Taxes” means all Taxes, other than Excluded Taxes or Other Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Indemnitee” has the meaning assigned to such term in Section 9.05(b).

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a Permitted Business, in each case of nationally recognized standing that is, in the good faith determination of Borrower, qualified to perform the task for which it has been engaged.

“Information” has the meaning assigned to such term in Section 9.16.

“Initial Pari Passu Intercreditor Agreement” has the meaning assigned to such term in the definition of “Pari Passu Intercreditor Agreement.”

“Integrated Service Contract” means one or more related contracts pursuant to which Borrower and/or a Restricted Subsidiary provides a customer both an equipment lease and supporting services, including, without limitation, first and second line maintenance, software maintenance and support, managed services such as monitoring and event management, integrated service desk, software deployment, telecommunications, transaction processing, deposit automation, video or remote teller, cash in transit or armored car, marketing, combined equipment and cash insurance and other related services.

“Integrated Service Contract Debt” means Indebtedness incurred in connection with and for the primary purpose of financing the acquisition of equipment subject to or anticipated to become subject to an Integrated Service Contract.

“Integrated Service Contract Transactions” means transactions related to or for the purpose of entering into Integrated Service Contracts.

“Intellectual Property” means all rights, priorities and privileges relating to intellectual property, whether arising under United States, state, multinational or foreign Laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, industrial designs, trademarks, trademark licenses, service marks, service mark licenses, technology, know-how and processes, recipes, formulas, trade secrets and all rights to sue at law or in equity for any past, present or future infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Cash Management Arrangements” means any intercompany cash management in the ordinary course of business or similar arrangements and related activities (including, without limitation, cash pooling arrangements and the issuance of “comfort” letters in respect of obligations of Borrower and its Subsidiaries) between or among Borrower, any Subsidiary of Borrower or any joint venture (or among any of them).

“Intercreditor Agreements” means the collective reference to any Pari Passu Intercreditor Agreement and any Junior Lien Priority Intercreditor Agreement.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) LTM EBITDA for the most recently ended Test Period immediately preceding such date, calculated on a Pro Forma Basis, to (b) Consolidated Interest Expenses paid or payable in cash during such Test Period.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each fiscal quarter and the applicable Maturity Date, and (b) with respect to any SOFR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and the applicable Maturity Date and, in the case of a SOFR Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing, and, in addition, the date of any prepayment of a SOFR Borrowing or conversion of a SOFR Borrowing to an ABR Borrowing.

“Interest Period” means, with respect to any SOFR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 3 or 6 months thereafter (or a shorter period or 12 months, as applicable, thereafter if, at the time of the relevant Borrowing, the Administrative Agent and all Lenders participating therein agree to make an Interest Period of such duration available for the interest rate applicable to the relevant currency), in each case, as Borrower may elect; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Initial Default” has the meaning assigned to such term in Article VII.

“Investment Grade Rating” has the meaning assigned to such term in clause (b) of the definition of “Investment Grade Securities.”

“Investment Grade Securities” means:

(a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents) and, in each case, with maturities not exceeding two years from the date of acquisition thereof;

(b) securities that have a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, or an equivalent rating by any other “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act (an “Investment Grade Rating”);

(c) investments in any fund that invests at least 95% of its assets in investments of the type described in clauses (a) and (b) above which fund may also hold immaterial amounts of cash pending investment and/or distribution; and

(d) instruments of the general type described in clauses (a), (b) or (c) above in countries other than the United States customarily utilized for high quality investments and, in each case, with maturities not exceeding two years from the date of acquisition thereof.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, credit card and debit card receivables, trade credit, advances to customers, commission, travel, and similar advances to any future, present or former employees, directors, officers, independent contractors, members of management, manufacturers and consultants, in each case, made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the assets or business of another Person or assets constituting a business unit, line of business, book of business or division of such Person (excluding, in the case of Borrower and its Restricted Subsidiaries, intercompany advances or Indebtedness in the ordinary course of business having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms)). For purposes of the definitions of “Unrestricted Subsidiary” and “Permitted Investments” and the covenants described under Sections 6.01 and 5.12, “Investments” shall include the portion (proportionate to Borrower’s Equity Interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary.

For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time of the original Investment), without adjustment for subsequent increases or decreases in the value of such Investment, less any Returns in respect of such Investment (not in excess of the original amount of such Investment); provided that in lieu of treating any Returns as a deduction to the amount of any applicable Investment, Borrower may instead elect that such Returns be used to increase Section 6.01(a)(z)(D)(i) to the extent such Returns would otherwise be permitted to increase such clause pursuant to the terms thereof.

“IRS” means the Internal Revenue Service or any successor thereto.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Junior Lien Priority” means Indebtedness that is secured by a Lien that is junior in priority to the Liens on the Collateral securing the Obligations, and subject to the Intercreditor Agreements, on a basis that is no more favorable to the holders of such Indebtedness than the provisions described in any Junior Lien Priority Intercreditor Agreement.

“Junior Lien Priority Intercreditor Agreement” means a senior priority/junior priority intercreditor agreement with (together with other relevant Persons) any collateral agent and/or other authorized representative of any Indebtedness having Junior Lien Priority in form and substance reasonably satisfactory to the Administrative Agent and Borrower (in each case, as may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof, including pursuant to any joinder agreement thereto), which intercreditor agreement shall provide for the subordination of Liens on such Indebtedness to the Liens securing the Obligations.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share or other applicable share provided for under this Agreement.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed by Borrower on the applicable Honor Date or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance, extension of the expiry date, or the increase of the amount thereof.

“L/C Disbursement” means any payment made by an L/C Issuer pursuant to a Letter of Credit.

“L/C Issuer” means Goldman, the L/C Issuers listed on Schedule 2.01 and any other Lender that becomes an L/C Issuer in accordance with Section 2.02(k) or 9.04(p), in each case, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder. If there is more than one L/C Issuer at any given time, the term L/C Issuer shall refer to the relevant L/C Issuer(s).

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 2.02(l). For all purposes of this Agreement, if on any date of determination, a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of any law or rule of uniform practices to which any Letter of Credit is subject (including Rule 3.13 and Rule 3.14 of the ISP) or similar terms in the Letter of Credit itself, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, ruling, order, injunction, writ, decree, judgment, authorization or approval of any Governmental Authority.

“LCT Election” has the meaning assigned to such term in Section 1.07(c).

“LCT Test Date” has the meaning assigned to such term in Section 1.07(c).

“Lead Arrangers” means Goldman, PNC Bank, National Association, JPMorgan Chase Bank, N.A., Bank of America, N.A. and First Financial Bank, in their capacities as the joint lead arrangers and joint bookrunners for the credit facility initially provided for herein.

“Lenders” means (a) the Persons listed on Schedule 2.01 (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any Person that has become a party hereto pursuant to an Assignment and Acceptance, an Incremental Amendment or Refinancing Amendment.

“Letter of Credit” means each letter of credit issued pursuant to Section 2.02(a)(i), including the Existing Letters of Credit. A Letter of Credit may be a standby letter of credit or, with the consent of the applicable L/C Issuer, a commercial letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant L/C Issuer.

“Letter of Credit Sublimit” means, as to each L/C Issuer, an amount equal to the amount listed on Schedule 2.01 as such L/C Issuer’s Letter of Credit Sublimit. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility. As of the Closing Date, the aggregate Letter of Credit Sublimit equals $75,000,000.

“Letter of Credit Sublimit Expiration Date” means the day that is five (5) Business Days prior to the scheduled Maturity Date then in effect for the Revolving Credit Facility or, if such day is not a Business Day, the next preceding Business Day.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), hypothec, charge, or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease in and of itself be deemed a Lien.

“Limited Condition Transaction” means (a) any Investment, Permitted Acquisition or other acquisition (whether by merger, arrangement, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise) whose consummation is not conditioned on the availability of, or on obtaining, third-party financing (including for any Indebtedness contemplated or incurred in connection therewith), (b) any redemption, repurchase, defeasance, refinance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or any Preferred Stock, (c) any Restricted Payment, and (d) any Asset Sale or other disposition permitted hereunder.

“Loan Documents” means this Agreement, the Security Documents, each Incremental Amendment, each promissory note executed and delivered pursuant to Section 2.06(e) and, solely with respect to Article VIII, Section 9.05 and Section 9.08, any Pari Passu Intercreditor Agreement and any Junior Lien Priority Intercreditor Agreement, each as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Loan Parties” means Borrower and the Guarantors.

“Loans” means the Revolving Credit Loans, any Term Loans, any Incremental Term Loans, any Incremental Revolving Loans, any Extended Term Loans, any Extended Revolving Credit Loans, any Refinancing Term Loans or any Refinancing Revolving Loans.

“LTM EBITDA” means Consolidated EBITDA of Borrower and its Restricted Subsidiaries measured for the period of the most recently ended Test Period, with such adjustments giving effect to such Indebtedness, acquisition, Investment or other transaction or event, as applicable, since the start of such Test Period on a Pro Forma Basis.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on the ability of Borrower and the Guarantors (taken as a whole) to perform their payment obligations under the applicable Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit) of any one or more of Borrower and its Restricted Subsidiaries in an aggregate outstanding principal amount exceeding the greater of (x) $170,000,000 and (y) 35.0% of LTM EBITDA.

“Material Real Property” means any fee-owned Real Property located in the United States that is owned by Borrower or any Guarantor with a Fair Market Value in excess of $10,000,000.

“Material Subsidiary” means, as of the Closing Date and thereafter at any date of determination, each Restricted Subsidiary of Borrower, when consolidated with its Restricted Subsidiaries, contributes Consolidated EBITDA in excess of 5.0% of the Consolidated EBITDA of Borrower and its Restricted Subsidiaries, in each case, as of the last day of the most recently ended Test Period; provided that other than for purposes of determining an Event of Default hereunder, each Restricted Subsidiary which is an Excluded Subsidiary will not be considered a Material Subsidiary.

“Maturity Date” means (a) [reserved], (b) with respect to the Revolving Credit Commitments, the Revolving Loan Maturity Date and, (c) with respect to any Incremental Term Loans, Incremental Revolving Loans, Other Term Loans, Extended Term Loans or Refinancing Term Loans of a given Refinancing Series, Extended Revolving Credit Loans or Refinancing Revolving Loans of a given Refinancing Series, the maturity date of the applicable Class of such Loans or Commitments.

“Maximum Rate” has the meaning assigned to such term in Section 9.09.

“Minimum Extension Condition” has the meaning assigned to such term in Section 2.29(b).

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Mortgaged Property” means any Material Real Property that is subject to a Mortgage in favor of the Secured Parties.

“Mortgages” means collectively, the deeds of trust, trust deeds, hypothecs and mortgages made by any Loan Party in favor or for the benefit of the Collateral Agent, on behalf of the Secured Parties, creating and evidencing a Lien on any Material Real Property for which a Mortgage is required pursuant to the terms of this Agreement, in each case, as the same may from time to time be amended, restated, supplemented or otherwise modified.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA which is contributed to by (or to which there is an obligation to contribute of) Borrower or an ERISA Affiliate or with respect to which Borrower or any ERISA Affiliate shall have any liability.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Short Lender” has the meaning assigned to such term in Section 9.08(g).

“Non-Guarantor Subsidiary” means a Subsidiary that is not a Guarantor.

“Not-for-Profit Subsidiary” means an entity, including entities qualifying under Section 501(c)(3) of the Code, that uses surplus revenue to achieve its goals rather than distributing them as profit or dividends.

“Obligations” means (a) (i) the due and punctual payment of (A) the principal of, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on, the Loans or Letters of Credit, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (B) all other monetary obligations of Borrower to any of the Secured Parties under this Agreement and each of the other Loan Documents, including fees, costs, expenses, Letter of Credit fees and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (ii) the due and punctual performance of all other obligations of Borrower under or pursuant to this Agreement and each of the other Loan Documents, and (iii) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents, (b) the due and punctual payment and performance of all obligations of each Loan Party under each Specified Swap Contract, and (c) the due and punctual payment and performance of all obligations of each Loan Party under each Specified Cash Management Agreement, in each case, under clause (b) above, excluding, with respect to any Guarantor at any time, Excluded Swap Obligations, with respect to such Guarantor at such time.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Connection Taxes” means, with respect to any Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower or any other Loan Party hereunder, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.23).

“Other Term Loans” means Incremental Term Loans with terms different from the then-existing Term Loans.

“Outstanding Amount” means: (a) with respect to the Revolving Credit Loans, any Term Loans, and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments thereof (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing), as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Pari Passu Intercreditor Agreement” means (a) the Pari Passu Intercreditor Agreement, dated as of the Closing Date, among the Collateral Agent, the 2030 Notes Collateral Agent, the Exit Credit Agreement Agents and each Authorized Representative for holders of additional First Lien Obligations that may be incurred after the Closing Date (the “Initial Pari Passu Intercreditor

Agreement”) or (b) another pari passu intercreditor agreement with (together with other relevant Persons) any collateral agent and/or other Authorized Representative of any Indebtedness having Pari Passu Lien Priority in form and substance reasonably satisfactory to the Administrative Agent and Borrower, in each case, as may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof, including pursuant to any joinder agreement thereto.

“Pari Passu Lien Priority” means, relative to specified Indebtedness, having equal Lien priority on specified Collateral (without regard to any waterfall provisions or the ability to exercise remedies) and subject to a Pari Passu Intercreditor Agreement.

“Participant Register” has the meaning assigned to such term in Section 9.04(f).

“PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended from time to time.

“Payment” has the meaning assigned to it in Section 8.02(a).

“Payment in Full” or “Paid in Full” means, with respect to the Obligations, (a) the payment in full in cash of all Obligations (other than (x) contingent obligations to the extent no claim giving rise thereto has been asserted, (y) obligations under Specified Swap Contracts and Specified Cash Management Agreements and (z) Letters of Credit that have been Cash Collateralized or otherwise backstopped), and (b) the termination or expiration of all of the Revolving Credit Commitments.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Periodic Term SOFR Determination Day” has the meaning assigned to such term in the definition of “Term SOFR.”

“Permitted Acquisition” has the meaning assigned to such term in clause (c) of the definition of “Permitted Investments.”

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash and Cash Equivalents; provided, that any cash and Cash Equivalents received are applied in accordance with Section 6.04.

“Permitted Business” means any business, service or activity that is the same as, not substantially different from, or reasonably related, incidental, ancillary, complementary or similar to, or that is a reasonable extension or development of, any of the businesses, services or activities in which Borrower and its Restricted Subsidiaries are engaged, or proposed to be in engaged, on the Closing Date.

“Permitted Debt” has the meaning assigned to such term in Section 6.03(b).

“Permitted Holders” means, collectively, funds and accounts advised by (a) Capital Research and Management Company or its Affiliates or (b) Millstreet Capital Management LLC or its Affiliates.

“Permitted Intercreditor Documentation” has the meaning assigned to such term in Section 9.19(a).

“Permitted Investments” means:

(a) any Investment in Borrower or in a Restricted Subsidiary of Borrower (including in any Capital Stock of Borrower or any Restricted Subsidiary); provided that any Investments from the Loan Parties to non-Loan Party Restricted Subsidiaries (together with Permitted Acquisitions by any Restricted Subsidiary that is not a Loan Party pursuant to clause (c) below) shall not exceed the greater of (x) $245,000,000 and (y) 50.0% of LTM EBITDA;

(b) any Investment in cash, Cash Equivalents or Investment Grade Securities and Investments that were Cash Equivalents or Investment Grade Securities when made;

(c) any Investment by Borrower or any Restricted Subsidiary of Borrower in a Person (each, a “Permitted Acquisition”); provided that:

(i) such Investment is in the form of an acquisition of all or substantially all of the assets of a Person or a line of business of such Person, or 50% or more of the Equity Interests of a Person (including any Investment in any Subsidiary the effect of which is to increase Borrower’s or such other Subsidiary’s ownership of Equity Interests in such Person) (referred to herein as the “Acquired Entity”);

(ii) subject to Section 1.07, on a Pro Forma Basis immediately after giving effect to such transaction, no Event of Default under clause (b), (c), (g) or (h) of Article VII shall have occurred and be continuing; and

(iii) except to the extent consisting of, or financed with the proceeds of, Equity Interests of, or capital contributions to, Borrower (other than Disqualified Stock) issued or made substantially contemporaneously with such acquisition, the total consideration paid by the Loan Parties for (A) the Equity Interests of any Person that does not become a Guarantor or (B) in the case of an asset acquisition, assets that are not acquired by the Loan Parties, when taken together with the total consideration for all such Persons and assets so acquired after the Closing Date (together with Investments in any Restricted Subsidiary that is not a Loan Party pursuant to clause (a) above) shall not exceed the greater of (x) $245,000,000 and (y) 50.0% of LTM EBITDA (determined after giving Pro Forma Effect to such transaction);

(d) any Investment made as a result of the receipt of Designated Non-cash Consideration from an Asset Sale that was made in compliance with Section 6.04 or from any disposition of property or assets not constituting an Asset Sale;

(e) any Investment solely in exchange for, or out of the proceeds of, the issuance of Equity Interests (other than Disqualified Stock) of Borrower;

(f) any Investments received in compromise, settlement or resolution of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business, including as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or otherwise in respect of any secured Investment or other transfer of title with respect to any secured Investment in default; or (ii) litigation, arbitration or other disputes;

(g) Investments represented by Hedging Obligations or any Cash Management Services;

(h) loans or advances to, or guaranties of Indebtedness of, any future, present or former directors, officers, employees, independent contractors, consultants, advisors, service providers or members of management (and their Controlled Investment Affiliates and Immediate Family Members) in an aggregate principal amount not to exceed the greater of (x) $50,000,000 and (y) 10.0% of LTM EBITDA (with the amount of each Investment being measured at the time such Investment is made and without giving effect to subsequent changes in value, but subject to adjustment as set forth in the definition of “Investment”);

(i) to the extent constituting an Investment, repurchases of the Term Loans and other Indebtedness that is not Subordinated Indebtedness;

(j) (i) any guarantee of Indebtedness permitted to be incurred by Section 6.03 and (ii) the creation of Liens on the assets of Borrower or any of its Restricted Subsidiaries in compliance with Section 6.05;

(k) any Investment existing on, or made pursuant to binding commitments, agreements or arrangements existing on the Closing Date and any Investment consisting of an extension, modification, renewal, replacement, refunding or refinancing of any investment existing on, or made pursuant to a binding commitment, agreements or arrangements existing on the Closing Date; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the Closing Date or (b) as otherwise permitted under this Agreement;

(l) Investments acquired after the Closing Date as a result of the acquisition by Borrower or any Restricted Subsidiary of Borrower of another Person, including by way of a merger, arrangement, amalgamation or consolidation with or into Borrower or any of its Restricted Subsidiaries in a transaction that is not prohibited by Section 6.07 after the Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger, arrangement, amalgamation or consolidation and were in existence on the date of such acquisition, merger, arrangement, amalgamation or consolidation;

(m) Investments by Borrower or its Restricted Subsidiaries consisting of deposits, prepayment and other credits to suppliers or landlords or in connection with bidding on government contracts made in the ordinary course of business;

(n) guaranties, keepwells and similar arrangements made in the ordinary course of business of obligations owed to landlords, suppliers, customers, franchisees and licensees of Borrower or its Subsidiaries and performance guarantees with respect to the obligations that are permitted by this Agreement or incurred in the ordinary course of business;

(o) any Investment acquired by Borrower or any of its Restricted Subsidiaries (i) in exchange for any other Investment or accounts receivable held by Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of Borrower, or settlement of delinquent accounts and disputes with or judgments against, the issuer of such other Investment or accounts receivable, or (ii) as a result of a foreclosure by Borrower or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(p) Investments made in connection with a Permitted Reorganization;

(q) Investments consisting of the licensing, sublicensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons;

(r) Investments related to any transaction with respect to which automated teller machines are financed or leased directly or indirectly by Borrower or any of its Restricted Subsidiaries to any customer or other third party;

(s) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or contributions of intellectual property or leases, in each case, in the ordinary course of business; provided, however, that if any Investment pursuant to this clause (s) is made in any Person that is not a Restricted Subsidiary of Borrower at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of Borrower after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (a) above and shall cease to have been made pursuant to this clause (s) for so long as such Person continues to be a Restricted Subsidiary of Borrower;

(t) Investments in connection with a Qualified Receivables/Equipment Facility or a Qualified Securitization Transaction;

(u) loans and advances to or notes received from employees, directors, officers, members of management, independent contractors, advisors, service providers and consultants for business-related travel expenses, entertainment expenses, moving expenses, payroll advances and other similar expenses or payroll expenses, in each case incurred in the ordinary course of business or to future, present and former employees, directors, officers, members of management, independent contractors, advisors, service providers and consultants (and their Controlled Investment Affiliates and Immediate Family Members) to fund such Person’s purchase of Equity Interests of Borrower;

(v) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 6.08 (except transactions described in Sections 6.08(b)(6), 6.08(b)(10), 6.08(b)(11) and 6.08(b)(13));

(w) any acquisition of assets or Capital Stock solely in exchange for, or out of the net cash proceeds received from, the issuance of Equity Interests (other than Disqualified Stock) of Borrower or any contribution to the common equity of Borrower; provided that the amount of any such net cash proceeds that are utilized for any such Investment pursuant to this clause (w) will be excluded from Section 6.01(a)(z)(B);

(x) other Investments in any Person having an aggregate Fair Market Value, when taken together with all other Investments made pursuant to this clause (x) that are at the time outstanding not to exceed the greater of (x) $245,000,000 and (y) 50.0% of LTM EBITDA (with the amount of each Investment and LTM EBITDA being measured at the time such Investment is made and without giving effect to subsequent changes in value but subject to adjustment as set forth in the definition of “Investment”);

(y) any Investment by Borrower or any of its Restricted Subsidiaries in a Person engaged in a Permitted Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (y) that are at the time outstanding, not to exceed the greater of (x) $145,000,000 and (y) 30.0% of LTM EBITDA (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value, but subject to adjustment as set forth in the definition of “Investment”), at any one time outstanding;

(z) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (z) that are at that time outstanding not to exceed (x) the greater of (I) $60,000,000 and (II) 12.5% of LTM EBITDA (determined after giving Pro Forma Effect to such transaction) plus (y) the Available Amount, at any one time outstanding plus (z) the amount of any cash returns to Borrower or any of its Restricted Subsidiaries (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income or similar amounts) in respect of such Investments; provided, however, that if any Investment pursuant to this clause (z) is made in any Person that is not a Restricted Subsidiary of Borrower at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of Borrower after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (a) above and shall cease to have been made pursuant to this clause (z) for so long as such Person continues to be a Restricted Subsidiary of Borrower;

(aa) Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by this Agreement;

(bb) contributions to a “rabbi” trust for the benefit of employees or other grantor trusts subject to claims of creditors in the case of bankruptcy of Borrower;

(cc) Investments in the ordinary course of business consisting of UCC Article 3 (or equivalent) endorsements for collection of deposit and Article 4 (or equivalent) customary trade arrangements with customers;

(dd) Investments consisting of promissory notes issued by any Loan Party to future, present or former officers, directors and employees, members of management, or consultants of Borrower or any of its Subsidiaries or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Borrower, to the extent the applicable Restricted Payment is a permitted by Section 6.01;

(ee) Investments at any time outstanding that are made with Excluded Contributions that, together with the Restricted Payments that are made with Excluded Contributions pursuant to Section 6.01(b)(15), shall not exceed the aggregate amount of Excluded Contributions;

(ff) any Investments if on a pro forma basis after giving effect to such Investment, the Consolidated Total Debt Ratio would be equal to or less than 2.25 to 1.00 as of the last day of the most recently ended Test Period;

(gg) advances, loans or extensions of trade credit or prepayments to suppliers or loans or advances made to distributors, in each case, in the ordinary course of business by Borrower or any Restricted Subsidiary;

(hh) Investments made in connection with any Intercompany Cash Management Arrangement or any related activity;

(ii) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contracts and loans or advances made to distributors;

(jj) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(kk) the purchase or other acquisition of any Indebtedness of Borrower or any of its Restricted Subsidiaries to the extent not otherwise prohibited hereunder;

(ll) any Investment by any Captive Insurance Subsidiary in connection with its provision of insurance to Borrower or any of its Subsidiaries, which Investment is made in the ordinary course of business of such Captive Insurance Subsidiary, or by reason of applicable Law, or that is required or permitted by any Governmental Authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable;

(mm) acquisitions of obligations of one or more directors, officers or other employees or consultants or independent contractors of Borrower, Borrower or any Subsidiary of Borrower in connection with such director’s, officer’s, employee’s, consultant’s or independent contractor’s acquisition of Equity Interests of Borrower, to the extent no cash is actually advanced by Borrower or any of its Restricted Subsidiaries to such directors, officers, employees, consultants or independent contractors in connection with the acquisition of any such obligations;

(nn) Investments in the ordinary course of business in deposit accounts, securities accounts and commodities accounts maintained by Borrower or any of its Restricted Subsidiaries, so long as such accounts are used only to maintain cash and Cash Equivalents;

(oo) Investments constituting promissory notes issued by any employee or independent contractors of Borrower or any of its Restricted Subsidiaries in favor of Borrower or any of its Restricted Subsidiaries in connection with any Permitted Acquisition permitted hereunder of a Person that becomes a Restricted Subsidiary as a result thereof (the “Target”) by Borrower or any of its Restricted Subsidiaries in which such employee or independent contractor purchases Equity Interests of the Target, which purchase is financed with funds loaned or advanced by Borrower or any of its Restricted Subsidiaries to such employee or independent contractor in connection with such Permitted Acquisition; provided that no Event of Default under clause (b) of Article VII, or solely with respect to Borrower, clause (f) or (g) of Article VII has occurred and is continuing or would result therefrom;

(pp) [reserved];

(qq) loans and advances to employees or independent contractors of Borrower or any of its Restricted Subsidiaries so long as such loan or advance (i) constitutes an advance of one-time payment for the purpose of recruitment or retention or (ii) is made as an advance on projected payments under any agreement with an independent contractor (including any promissory note issued by such independent contractor to the extent such advances are ultimately earned or repaid) or for the purposes of funding of capital expenditures in the ordinary course of business;

(rr) Investments in joint ventures in an aggregate amount, taken together with all other Investments made pursuant to this clause (rr) that are at the time outstanding, not to exceed the greater of (x) $200,000,000 and (y) 40.0% of LTM EBITDA, at any one time outstanding (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value) plus the amount of any cash returns to Borrower or any of its Restricted Subsidiaries (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income or similar amounts) in respect of such Investments; and

(ss) Investments in connection with the Specified Joint Venture Transactions.

For purposes of this definition, in the event that a proposed Investment (or portion thereof) meets the criteria of more than one of the categories of Permitted Investments described in clauses (a) through (ss) above, or is otherwise entitled to be incurred or made pursuant to Section 6.01, Borrower will be entitled to divide, classify, or later reclassify, such Investment (or portion thereof) in one or more of such categories set forth above or in Section 6.01.

“Permitted Junior Lien Obligations” means any Indebtedness having Junior Lien Priority related to the Obligations with respect to the Collateral and is not secured by any other assets, except to the extent permitted by any applicable Intercreditor Agreement then in effect; provided that (a) an Authorized Representative of the holders of such Indebtedness shall have executed a Junior Lien Priority Intercreditor Agreement, (b) no such Indebtedness, to the extent incurred by Borrower or any Guarantor, shall be guaranteed by any Person other than Borrower or any Guarantor, (c) no such Indebtedness shall have a final maturity prior to the maturity date of the any then-existing First Lien Term Loans (if any); provided that this clause (c) shall not apply to Customary Bridge/Interim Debt, (d) any “asset sale” mandatory prepayment provision or offer to prepay covenant included in the agreement governing such Indebtedness, to the extent incurred by Borrower or any Guarantor, shall provide that Borrower or the respective Guarantor shall be permitted to repay obligations, and terminate commitments, under this Agreement before prepaying or offering to prepay such Indebtedness, and (e) in the case of any such Indebtedness incurred by Borrower or any Guarantor that is secured (i) such Indebtedness is secured by only assets comprising Collateral on a junior-lien basis relative to the Liens on such Collateral securing the Obligations of Borrower and the Guarantors and not secured by any property or assets of Borrower or any of its Subsidiaries other than the Collateral except to the extent permitted by any applicable Intercreditor Agreement then in effect and (ii) the security agreements relating to such Indebtedness are substantially the same as the Security Documents.

“Permitted Liens” means:

(a) Liens on assets of Borrower or any of its Restricted Subsidiaries securing Indebtedness and other Obligations that were incurred pursuant to Section 6.03(b)(8), 6.03(b)(15) or 6.03(b)(22);

(b) Liens in favor of Loan Parties;

(c) Liens on assets, property or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary of Borrower or is merged or amalgamated with or into or consolidated with Borrower or a Restricted Subsidiary of Borrower; provided that such Liens were not created in contemplation of such Person becoming a Restricted Subsidiary of Borrower or such merger, amalgamation or consolidation and do not extend to any Collateral;

(d) Liens on assets or on property (including Capital Stock) existing at the time of acquisition of the assets or property by Borrower or any Restricted Subsidiary of Borrower; provided that such Liens (i) were in existence prior to such acquisition and not incurred in contemplation of, such acquisition and (ii) do not extend to any other assets of

Borrower or any of its Restricted Subsidiaries (other than (A) after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition, (B) customary security deposits in connection therewith, (C) proceeds and products thereof, (D) insurance on such assets and the books and records regarding the foregoing and (E) in the case of financings of equipment, such other property permitted by clause (f) below), it being agreed and understood that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(e) (i) Liens, pledges or deposits to secure the performance of bids, trade contracts, tenders, leases, statutory obligations, warranties, governmental contracts, insurance and other insurance-related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto), judgments, surety, stay or appeal bonds, workers’ compensation obligations, performance bonds, unemployment insurance obligations, social security obligations or other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business (including Liens to secure letters of credit issued, or bank guarantees incurred, to assure payment of such obligations and pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements), (ii) pledges or deposits as security for contested Taxes or import or customs duties or for the payment of rent, or other obligations of like nature, incurred in the ordinary course of business and (iii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Borrower or any Subsidiary of Borrower;

(f) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by Section 6.03(b)(4) covering only the assets acquired with or financed by such Indebtedness, other than the property financed by such Indebtedness and the proceeds and products thereof, customary security deposits, insurance on such assets and books and records regarding the foregoing, or securing the payment of all or a part of the purchase price of, or securing other Indebtedness incurred to finance or refinance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that individual financings of property or equipment provided by one lender may be cross collateralized to other financings of property or equipment provided by such lender;

(g) Liens existing on the Closing Date;

(h) Liens for Taxes, assessments or governmental charges or claims (i) that are not yet overdue for a period of more than 60 days (or any applicable grace period related thereto, if longer) or that are being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as is required in conformity with GAAP (or the equivalent accounting principles in the relevant local jurisdiction) has been made therefor or (ii) where the failure to pay or discharge the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(i) Liens imposed by statutory or common law, such as carriers’, warehousemen’s, materialmen’s, landlord’s, workmen’s, repairmen’s and mechanics’ Liens or other customary Liens, so long as, in each case, such Liens secure amounts not overdue for a period of more than 90 days or if more than 90 days overdue, are unfiled and no other action has been taken to enforce such Liens or are being contested in good faith and by appropriate actions or where the failure to pay or discharge the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(j) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person, taken as a whole;

(k) Liens on assets of Borrower or any of its Restricted Subsidiaries securing the Obligations;

(l) Liens to secure any Refinancing Indebtedness permitted to be incurred under this Agreement; provided, however, that

(i) the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted to be incurred under this Agreement, (B) customary security deposits in connection therewith, (C) proceeds and products thereof and (D) in the case of financings of equipment, such other property permitted by clause (f) above, it being agreed and understood that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender);

(ii) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (A) the outstanding principal amount (or accreted amount, if applicable, or, if greater, committed amount) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Refinancing Indebtedness and (B) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(iii) the Indebtedness secured by the new Lien shall not have a higher priority than the Indebtedness that is being renewed, refunded, refinanced, replaced, defeased or discharged with such Refinancing Indebtedness; and

(iv) the Indebtedness secured by the new Lien, to the extent such Indebtedness has Pari Passu Lien Priority or Junior Lien Priority, shall be subject to the applicable Intercreditor Agreement;

(m) Liens arising by operation of law or contract on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(n) filing of UCC financing statements or similar financing statements, financing change statements or registrations (or similar filings in other applicable jurisdictions) as a precautionary measure;

(o) (i) bankers’ Liens, rights of set-off, Liens arising out of judgments, decrees, orders or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made to the extent required by GAAP and (ii) Liens arising out of judgments, decrees, orders or awards not giving rise to an Event of Default;

(p) Liens on Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(q) Liens on specific items of inventory or other goods and the proceeds thereof (including documents, instruments, accounts, chattel paper, letter of credit rights, general intangibles, supporting obligations, and claims under insurance policies relating thereto) of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(r) leases, subleases, licenses or sublicenses (including licenses or sublicenses of software and other technology or intellectual property) and terminations thereof, in each case, granted to others in the ordinary course of business (or other agreements under which Borrower or any Restricted Subsidiary of Borrower has granted rights to end users to access and use Borrower’s or any of its Restricted Subsidiaries’ products, technologies or services in the ordinary course of business), which do not materially interfere with the conduct of the business of Borrower or any of its Restricted Subsidiaries, taken as a whole;

(s) Liens arising out of conditional sale, title retention, hire purchase, consignment, bailment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(t) statutory, common law or contractual Liens of creditor depository institutions or institutions holding securities accounts (including the right of set-off or similar rights and remedies);

(u) customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture or other agreement pursuant to which Indebtedness not prohibited by this Agreement is issued;

(v) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods;

(w) Liens on (i) assets or the Capital Stock of Foreign Subsidiaries securing Indebtedness of Foreign Subsidiaries permitted to be incurred in accordance with Section 6.03 and (ii) property of any Non-Guarantor Subsidiary, which Liens secure Indebtedness of any Non-Guarantor Subsidiary permitted to be incurred in accordance with Section 6.03 or other obligations of any Non-Guarantor Subsidiary not constituting Indebtedness;

(x) Liens securing Hedging Obligations (including with respect to any hedge agreement, Liens on any margin or collateral posted by Borrower or any of its Restricted Subsidiaries under a Swap Contract or other hedge agreement as a result of any regulatory requirement, swap clearing organization, or other similar regulations, rule, or requirement) and not for speculative purposes; provided that such Hedging Obligations are permitted to be incurred under this Agreement;

(y) Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets otherwise permitted under this Agreement for so long as such agreements are in effect;

(z) other Liens with respect to obligations that do not exceed the greater of (x) $245,000,000 and (y) 50.0% of LTM EBITDA determined as of the date of incurrence;

(aa) Liens securing Indebtedness or other obligations of Borrower or a Restricted Subsidiary of Borrower owing to Borrower or another Restricted Subsidiary of Borrower permitted to be incurred in accordance with Section 6.03;

(bb) (i) leases and subleases of real property that do not materially interfere with the ordinary conduct of the business of Borrower or any of its Restricted Subsidiaries, (ii) Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets and (iii) ground leases in respect of real property on which facilities owned or leased by Borrower or any of its Restricted Subsidiaries are located;

(cc) Liens on Securitization Assets and related assets incurred in connection with a Securitization Transaction or Qualified Securitization Transaction and Liens on Receivables/Equipment Assets and related assets arising in connection with a Receivables/Equipment Facility or Qualified Receivables/Equipment Facility, including Liens resulting from precautionary UCC or similar filings or registrations or from re-characterization of any such sale as a financing or a loan;

(dd) Liens on the real property and tangible personal property (and any related intangible property) that has been sold or transferred by Borrower or any of its Restricted Subsidiaries to a third Person to secure Obligations in respect of a Sale/Leaseback Transaction permitted under this Agreement; provided that any Indebtedness incurred in connection therewith is permitted by Section 6.03(b)(5);

(ee) Liens incurred to secure any Cash Management Services;

(ff) Liens (i) solely on any cash earnest money deposits, escrow arrangements or similar arrangements or other cash advances made by Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement or other Investment permitted under this Agreement and (ii) deemed to exist in connection with Investments in repurchase agreements permitted under the terms of this Agreement;

(gg) any encumbrances or restrictions (including, without limitation, put and call agreements) with respect to the Capital Stock of any Restricted Subsidiary that is not a Wholly-Owned Subsidiary or any joint venture or similar arrangement pursuant to the agreement evidencing such joint venture or similar arrangement;

(hh) Liens that may arise on inventory or equipment in the ordinary course of business as a result of such inventory or equipment being located on premises owned by Persons (including, without limitation, any client or supplier) other than Borrower or any of its Restricted Subsidiaries;

(ii) (i) Liens securing the 2030 Notes Obligations and (ii) Liens securing Additional First Lien Obligations and Permitted Junior Lien Obligations permitted to be incurred pursuant to Section 6.03 (including Incremental Equivalent Debt, Ratio Debt and Incurred Acquisition Debt); provided, that any Indebtedness permitted to be secured under this clause (ii) except to the extent permitted by any applicable Intercreditor Agreement then in effect shall not be secured by a Lien on any assets other than the Collateral and shall constitute Additional First Lien Obligations or Permitted Junior Lien Obligations, as applicable, to the extent such Indebtedness is secured by a Lien (it being agreed that this proviso shall not be construed to apply to the Exit Credit Agreement or any Exit Credit Agreement Obligations);

(jj) (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which Borrower or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar agreements relating thereto, (ii) any condemnation, expropriation or eminent domain proceedings affecting any real property, (iii) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating leases, reciprocal easement or similar agreements entered into in the ordinary course of business and (iv) deposits of cash with the owner or lessor of premises leased and operated by Borrower or any Subsidiary of Borrower to secure the performance of Borrower’s or such Subsidiary’s obligations under the terms of the lease for such premises;

(kk) Liens (i) on assets or property of a Non-Guarantor Subsidiary or the assets or property of any joint venture, in each case, securing Indebtedness of any Non-Guarantor Subsidiary or joint venture, as applicable, permitted by the terms of this Agreement, (ii) in favor of Borrower or a Restricted Subsidiary of Borrower on assets of a Non-Guarantor Subsidiary, (iii) in favor of Borrower or any Guarantor on assets of Borrower or a Restricted Subsidiary of Borrower or (iv) in favor of any Captive Insurance Subsidiary on assets of Borrower or any Restricted Subsidiary of Borrower securing Indebtedness owed to any Captive Insurance Subsidiary by Borrower or such Restricted Subsidiary;

(ll) Liens (i) of a collection bank (including those arising under Section 4-208 or 4-210 of the Uniform Commercial Code) on items in the course of collection and (ii) attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business;

(mm) Liens on Capital Stock or other securities or assets of any Unrestricted Subsidiary;

(nn) any interest or title (and all encumbrances and other matters affecting such interest or title) of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases, subleases, licenses or sublicenses entered into by Borrower or any Restricted Subsidiary of Borrower in the ordinary course of business;

(oo) Liens that are contractual rights of set-off or rights of pledge (i) relating to the establishment of depository relations with banks or other deposit-taking financial institutions and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Borrower or any Restricted Subsidiary of Borrower to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Borrower or any Restricted Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers or suppliers of Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(pp) Liens on property of any Foreign Subsidiary arising mandatorily under the laws of the jurisdiction of organization of such Foreign Subsidiary;

(qq) Liens on equipment or vehicles of Borrower or any Restricted Subsidiary granted in the ordinary course of business;

(rr) Liens arising in connection with any Permitted Reorganization; and

(ss) Liens arising out of or related to the rights of buyers of accounts under any Integrated Service Contract or otherwise in connection with the incurrence of Integrated Service Contract Debt permitted hereunder.

The expansion of Liens by virtue of accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, amortization of original issue discount and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Liens for purposes of this definition of “Permitted Liens”.

“Permitted Reorganization” means any reorganization or other similar activities among Borrower and its Restricted Subsidiaries related to Tax planning, reorganization or restructuring, so long as, after giving effect thereto, (a) the Loan Parties are in compliance with the requirements in this Agreement in respect of executing the Guarantee and Collateral Agreement, obligations to deliver, perfect or otherwise provide collateral and Section 5.09, (b) the value of the Collateral securing Borrower’s obligations under this Agreement and the Guarantees of the Guarantors under the Guarantee and Collateral Agreement, taken as a whole, are not materially reduced, (c) the Liens in favor of the Collateral Agent, for the benefit of the Secured Parties, under the Security Documents are not materially impaired and (d) no Unrestricted Subsidiaries are formed, except as otherwise permitted under this Agreement.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Plan” means any “employee pension benefit plan,” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by (or to which there is an obligation to contribute of) Borrower or an ERISA Affiliate, or in respect of which Borrower or an ERISA Affiliate presently is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA, or under which Borrower or an ERISA Affiliate has any liability.

“Platform” has the meaning assigned to such term in Section 9.01.

“Pledged Collateral” has the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).

“Pro Forma Basis”, “pro forma basis” and “Pro Forma Effect” means, with respect to compliance with any test or covenant hereunder, compliance with such covenant or test after giving effect to any proposed incurrence or repayment or repurchase of Indebtedness (in each case, other than any Indebtedness incurred or repaid under any revolving credit facility or line of credit in the ordinary course of business for working capital purposes), any proposed Restricted Payment, any proposed Permitted Acquisition or other Investment, any proposed Asset Sale or any other event that by the terms of this Agreement requires such test or covenant to be calculated on a Pro Forma Basis or giving Pro Forma Effect to any such transaction or event, using, for purposes of determining such compliance, the historical financial statements of all entities or assets so acquired or sold or to be acquired or sold and the consolidated financial statements of Borrower and its Subsidiaries which shall be reformulated as if such incurrence or repayment or repurchase of Indebtedness, Restricted Payment, Permitted Acquisition, Investment, Asset Sale or other event, and all other incurrences or repayments or repurchases of Indebtedness (in each case, other than any Indebtedness incurred or repaid under any revolving credit facility or line of credit in the ordinary course of business for working capital purposes), Restricted Payments, Permitted Acquisitions or other Investments, Asset Sales or other such events that have been consummated during the period or after the end of such period and on or prior to the applicable date of determination, and any other liabilities incurred in connection with any such transaction, had been consummated and incurred at the beginning of such period. In making the calculations referred to above, pro forma effect shall be given to events that are directly attributable to the proposed Restricted Payment, Permitted Acquisition, Investment, Asset Sale or other event, or have otherwise occurred since the date of the most recent financial statements of such Person, are factually supportable and are expected to have a continuing impact (a) as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act, as interpreted by the staff of the Commission (which, solely with respect to the requirements of Regulation S-X permitting adjustments for pro forma cost-savings and synergies, shall be deemed to be Regulation S-X as in effect immediately prior to January 1, 2021), and/or (b) as reasonably determined by Borrower, subject to the limitations set forth in clause (a)(vii) of the definition of “Consolidated EBITDA.” In addition, calculations on a Pro Forma Basis may include such adjustments as are consistent with the pro forma adjustments set forth in Section 1.07 and in the definition of “Interest Coverage Ratio.”

“Pro Rata Share” means, with respect to each Lender and any Class of Loans or Commitments (as the case may be) at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place, and subject to adjustment as provided in Section 2.30), the numerator of which is the amount of the Commitments of such Lender under the applicable Class (and, in the case of any Class of Term Loans after the applicable borrowing date and without duplication, the outstanding principal amount of such Term Loans under such Class, of such Lender, at such time) at such time and the denominator of which is the amount of the aggregate Commitments under the applicable Class at such time (and, in the case of any Term Loans and without duplication, the aggregate outstanding principal amount of Term Loans under such Class, at such time); provided that if the commitment of each Lender to make Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Article VII, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” means costs relating to compliance with the Sarbanes-Oxley Act of 2002, as amended, and other expenses arising out of or incidental to Borrower’s status as a reporting issuer or company, including costs, fees and expenses (including legal, accounting and other professional fees) relating to compliance with provisions of the Securities Act, the Exchange Act and the rules of national securities exchanges relating to companies with listed equity securities, directors’ compensation, fees and expense reimbursement, shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees.

“Public Lender” has the meaning assigned to such term in Section 9.01(d)(iii).

“QFC Credit Support” has the meaning assigned to such term in Section 9.23.

“Qualified Counterparty” means with respect to (a) any Specified Swap Contract or Specified Cash Management Obligations, any counterparty thereto that, at the time such Specified Swap Contract or Specified Cash Management Obligations were entered into or, in the case of a Specified Swap Contract or Specified Cash Management Obligations, as the case may be, existing on the Closing Date, on the Closing Date, was the Administrative Agent, a Lead Arranger, a Lender or an Affiliate or branch of any of the foregoing, regardless of whether any such Person shall thereafter cease to be the Administrative Agent, a Lead Arranger, a Lender or an Affiliate or branch of any of the foregoing and (b) any Specified Swap Contract or any Specified Cash Management Obligations, any counterparty providing any such Specified Swap Contract or such Specified Cash Management Obligations, as the case may be, on or after the Closing Date that (i) is designated by Borrower as a “Qualified Counterparty” with respect to such any Specified Swap Contract or such Specified Cash Management Obligations, as the case may be, and (ii) delivers to the Administrative Agent a letter agreement reasonably satisfactory to the Administrative Agent (A) appointing the Administrative Agent and the Collateral Agent as its agents under the applicable Loan Documents and (B) agreeing to be bound by Sections 9.04, 9.08(b), 9.11, 9.15, 9.19, 9.20 and Section VIII as if such Qualified Counterparty were a Lender.

“Qualified Proceeds” means the Fair Market Value of assets that are used or useful in, or Capital Stock of any Person engaged in, a similar business.

“Qualified Receivables/Equipment Facility” means any Receivables/Equipment Facility that meets the following conditions: (x) Borrower shall have determined in good faith that such Qualified Receivables/Equipment Facility (including financing terms, covenants, termination events or other provisions) is in the aggregate economically fair and reasonable to Borrower or the applicable Subsidiary and any Receivables/Equipment Subsidiary subject thereto; (y) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by Borrower) and may include Standard Receivables Undertakings; and (z) such arrangements are non-recourse to Borrower and its Restricted Subsidiaries (other than any Receivables/Equipment Subsidiary) and their assets, other than with respect to Standard Receivables Undertakings.

“Qualified Securitization Transaction” means any Securitization Transaction that meets the following conditions:

(a) Borrower shall have determined in good faith that such Qualified Securitization Transaction (including financing terms, covenants, termination events or other provisions) is in the aggregate economically fair and reasonable to Borrower or the applicable Subsidiary and any Securitization Entity subject thereto;

(b) all sales of Securitization Assets to any Securitization Entity are made at Fair Market Value (as determined in good faith by Borrower and that may include any discounts customary for a Securitization Transaction) and may include Standard Securitization Undertakings; and

(c) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by Borrower) and may include Standard Securitization Undertakings.

“Qualifying Equity Interests” means Equity Interests of a Person other than Disqualified Stock.

“Ratio Debt” has the meaning assigned to such term in Section 6.03(a).

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned or leased by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables/Equipment Assets” means (a) any accounts receivable owed to Borrower or a Subsidiary of Borrower, any lease, use agreement or installment contract to which Borrower or a Subsidiary of Borrower is a party and/or any equipment related thereto subject to a Receivables/Equipment Facility and the proceeds thereof and (b) all collateral securing such accounts receivable, lease, use agreement, installment contract and/or equipment and all contracts and contract rights, guarantees or other obligations in respect of such accounts receivable, lease, use agreement, installment contract and/or equipment, lockbox accounts and records with respect to such accounts receivable, lease, use agreement, installment contract and/or equipment and any other assets customarily transferred (or in respect of which security interests are customarily granted) in accounts receivable or lease financing transactions of the relevant type in the applicable jurisdictions.

“Receivables/Equipment Facility” means an arrangement pursuant to which Borrower or its Subsidiaries, as applicable, may sell, convey, contribute to capital or otherwise transfer to, or grants a Lien in (directly or indirectly) its accounts receivables, leases, installment contracts, use agreements and/or related equipment together with any other Receivables/Equipment Assets related thereto (whether now existing or arising or acquired in the future), which accounts receivables, leases, installment contracts, use agreements and/or equipment may be sold at a market discount (as determined in good faith by Borrower or such Subsidiary), to (a) directly or indirectly to a Person that is not Borrower or a Subsidiary of Borrower or (b) directly or indirectly to a Receivables/Equipment Subsidiary that in turn funds such purchase by purporting to sell, transfer and/or pledge its accounts receivables, leases, installment contracts, use agreements and/or equipment to a Person that is not Borrower or a Subsidiary of Borrower.

“Receivables/Equipment Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable, lease, installment contract and/or use agreement (or interests therein) issued or sold in connection with, and other fees paid to a Person that is not Borrower or a Subsidiary of Borrower in connection with any Receivables/Equipment Facility.

“Receivables/Equipment Repurchase Obligation” means any obligation of a seller of receivables or leases, installment contracts, use agreements or equipment in a Receivables/Equipment Facility to repurchase receivables, leases, installment contracts, use agreements and/or equipment arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable, lease, installment contract or use agreement or portion thereof becoming subject to any asserted defense, dispute, off set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables/Equipment Subsidiary” means any wholly-owned Subsidiary of Borrower (or another Person formed for the purpose of engaging in a Qualified Receivables/Equipment Facility with Borrower or any of its Subsidiaries) which is designated by Borrower (as provided below) as a Receivables/Equipment Subsidiary and engages in no activities other than in connection with facilitating or entering into, one or more Receivables/Equipment Facilities and in each case, engages only in activities reasonably related or incidental thereto and: (x) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (a) is guaranteed by Borrower or any of its Restricted Subsidiaries (other than any Receivables/Equipment Subsidiary) (excluding guarantees of obligations pursuant to Standard Receivables Undertakings), (b) is recourse to or obligates Borrower or any of its Restricted Subsidiaries (other than the Receivables/Equipment Subsidiary) in any way other than pursuant to Standard Receivables Undertakings or (c) subjects any asset of Borrower or any of its Restricted Subsidiaries (other than the Receivables/Equipment Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Receivables Undertakings; (y) with which neither Borrower nor any of its Restricted Subsidiaries has any material contract, agreement, arrangement or understanding other than on terms which Borrower reasonably believes to be no less favorable to Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Borrower (except in respect of the transfer of Receivables/Equipment Assets to the Receivables/Equipment Subsidiary and the Standard Receivables Undertakings); and (z) to which neither Borrower nor any of its Subsidiaries (other than the Receivables/Equipment Subsidiary) has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any designation by Borrower shall be evidenced to the Administrative Agent by delivering to the Administrative Agent a certificate of a Responsible Officer of Borrower certifying that such designation complied with the foregoing conditions.

“Recipient” has the meaning assigned to such term in Section 8.02(a).

“Refinanced Debt” has the meaning assigned to such term in Section 2.28(a).

“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) Borrower and (b) each Lender (or Eligible Transferee party thereto (if any)) that agrees to provide any portion of Refinancing Term Loans or Refinancing Term Commitments incurred or established pursuant thereto, in accordance with Section 2.28.

“Refinancing Indebtedness” has the meaning assigned to such term in Section 6.03(b)(5).

“Refinancing Revolving Commitments” means one or more revolving loan commitments hereunder that fund Refinancing Revolving Loans of the applicable Refinancing Series hereunder pursuant to a Refinancing Amendment.

“Refinancing Revolving Facility” has the meaning assigned to such term in Section 2.28(a).

“Refinancing Revolving Loans” means one or more Classes of revolving loans hereunder that result from a Refinancing Amendment.

“Refinancing Series” means all Refinancing Revolving Loans, Refinancing Revolving Commitments, Refinancing Term Loans or Refinancing Term Commitments that are incurred or established pursuant to the same Refinancing Amendment (or any subsequent Refinancing Amendment to the extent such Refinancing Amendment expressly provides that the Refinancing Term Loans or Refinancing Term Commitments provided for therein are intended to be a part of any previously established Refinancing Series) and that provide for the same All-In Yield (other than, for this purpose, any original issue discount or upfront fees), if applicable, and amortization schedule.

“Refinancing Term Commitments” means one or more term loan commitments hereunder that fund Refinancing Term Loans of the applicable Refinancing Series hereunder pursuant to a Refinancing Amendment.

“Refinancing Term Facility” has the meaning assigned to such term in Section 2.28(a).

“Refinancing Term Loans” means one or more Classes of term loans hereunder that result from a Refinancing Amendment.

“Refunding Capital Stock” has the meaning assigned to such term in Section 6.01(b)(2).

“Register” has the meaning assigned to such term in Section 9.04(d).

“Regulated Bank” means a commercial bank that is (a) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (b) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (c) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board under 12 CFR part 211; (d) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (c) above; or (e) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Regulated Subsidiary” means any entity that is subject to United States or foreign federal, state or local regulation over its ability to incur Indebtedness or create Liens (including Liens with respect to its own Capital Stock).

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Permitted Business and not classified as current assets under GAAP; provided that assets received by Borrower or a Restricted Subsidiary in exchange for assets transferred by Borrower or a Restricted Subsidiary will not qualify as Related Business Assets if they consist of securities of a Person, unless upon receipt of such securities such Person becomes a Restricted Subsidiary of Borrower.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and its and their respective directors, officers, members, partners, employees, agents, advisors and other representatives acting at its or their discretion.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, seeping, migration, leaching or discharge into the Environment.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Required Lenders” means, at any time, Lenders having Loans and unused Commitments representing more than 50% of the sum of all Loans outstanding (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) and unused Commitments of all the Lenders at such time; provided, however, that the Loans and unused Commitments, as applicable, of any Defaulting Lender shall be disregarded in the determination of Required Lenders at any time.

“Required Revolving Lenders” means, at any time, Revolving Credit Lenders having Revolving Credit Loans and unused Revolving Credit Commitments representing more than 50% of the sum of all Revolving Credit Loans outstanding (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) and unused Revolving Credit Commitments of all the Lenders at such time; provided, however, that the Loans and unused Commitments, as applicable, of any Defaulting Lender shall be disregarded in the determination of Required Revolving Lenders at any time.

“Required Specified Debt Conditions” means, with respect to any incurrence, issuance or assumption of Ratio Debt or Incurred Acquisition Debt, each of the following conditions is satisfied: (a) immediately after giving Pro Forma Effect to the incurrence or issuance of such Indebtedness, including the use of such proceeds, no Event of Default shall have occurred and be continuing; provided that this clause (a) shall not apply in the case of a Limited Condition Transaction, (b) such Indebtedness may be Guaranteed by a Loan Party, and, if incurred by a Loan Party or constitutes Ratio Debt, shall not be incurred by or subject to any Guarantee by any Person other than a Loan Party (except to the extent that any additional guarantees are offered to be added for the benefit of the then-existing First Lien Term Loans and Revolving Credit Loans and/or Revolving Credit Commitments), (c) other than (i) purchase money Indebtedness, Capital Lease Obligations, synthetic lease obligations, mortgage Indebtedness, industrial revenue or development bonds and other similar Indebtedness and (ii) Customary Bridge/Interim Debt, (x) the final scheduled maturity date of such Indebtedness shall be no earlier than the final scheduled maturity date of any Loans then in existence and (y) the Weighted Average Life to Maturity of such Indebtedness shall be no shorter than the Weighted Average Life to Maturity of any then-existing First Lien Term Loans (if any), (d) if such Indebtedness is secured by Liens on Collateral (other than purchase money Indebtedness, Capital Lease Obligations, synthetic lease obligations, mortgage Indebtedness, industrial revenue or development bonds and other similar Indebtedness), the obligations in respect thereof may be secured by the Collateral and may rank pari passu in right of security with or junior in right of security to the Loans (and if secured by Liens on the Collateral, shall be subject to a Pari Passu Intercreditor Agreement or Junior Lien Priority Intercreditor Agreement, as applicable), (e) the All-In Yield applicable to such Ratio Debt or Incurred Acquisition Debt shall be determined by Borrower and the applicable lenders or other debtholders providing such Ratio Debt or Incurred Acquisition Debt and (f) except as otherwise required or permitted in clauses (a) through (e) above, all other terms of such Ratio Debt shall have other terms reasonably agreed between Borrower and the lenders providing such Indebtedness; provided that the covenants (other than pricing, interest rate floors, discounts, fees and prepayment or redemption premiums and terms) and events of default applicable to such Ratio Debt or Incurred Acquisition Debt, taken as a whole, at the option of Borrower (x) shall be on then current market terms or (y) not be materially less favorable (when taken as a whole) to Borrower than those applicable to the Loans (when taken as a whole), in each case, as reasonably determined by Borrower; provided that the foregoing shall not apply to covenants and events of default applicable only after the latest Maturity Date, or if such covenants and events of default are also offered to be added for the benefit of the Lenders under the Loan Documents.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any Person means any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Cash” means cash and Cash Equivalents which are listed as “Restricted” on the consolidated statement of financial condition of Borrower and its Restricted Subsidiaries; provided, that cash and Cash Equivalents restricted under the Security Documents (which may include cash and Cash Equivalents securing other Indebtedness secured by a Lien on the Collateral permitted under this Agreement to the extent the use of such cash and Cash Equivalents is not prohibited by Law or any contract or other agreement for application to payment of the Obligations hereunder) shall not be deemed to be “Restricted Cash” as a result of such restrictions.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payment” has the meaning assigned to such term in Section 6.01(a).

“Restricted Subordinated Prepayment” has the meaning assigned to such term in Section 6.01(a)(3).

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Retained Declined Proceeds” means the amount of any mandatory prepayment required hereunder that a Lender has elected to decline.

“Returns” means, with respect to any Investment, any dividends, distributions, interest, fees, premium, return of capital, repayment of principal, income, profits (from a disposition or otherwise) and other amounts received or realized by Borrower or any of its Restricted Subsidiaries in respect of such Investment.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of SOFR Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01.

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations in respect of Letters of Credit and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Revolving Credit Commitments of all Revolving Credit Lenders shall be $310,000,000 on the Closing Date.

“Revolving Credit Exposure” means, as to each Revolving Credit Lender, the sum of the amount of the outstanding principal amount of such Revolving Credit Lender’s Revolving Credit Loans and its Pro Rata Share or other applicable share provided for under this Agreement of the amount of the L/C Obligations and the Swing Line Obligations at such time.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time or, if the Revolving Credit Commitments have terminated, Revolving Credit Exposure.

“Revolving Credit Loans” means any Revolving Credit Loan made pursuant to Section 2.01, Refinancing Revolving Loans or Extended Revolving Credit Loans, as the context may require.

“Revolving Credit Note” means a promissory note of Borrower payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit E-1 hereto, evidencing the aggregate Indebtedness of Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender.

“Revolving Loan Maturity Date” means December 18, 2029.

“S&P” means Standard & Poor’s Ratings Group, and its successors.

“Sale/Leaseback Transaction” means any arrangement relating to property now owned or hereafter acquired by Borrower or any of its Restricted Subsidiaries whereby Borrower or a Restricted Subsidiary of Borrower transfers such property to a Person and Borrower or such Restricted Subsidiary of Borrower leases it from such Person, other than leases between Borrower and a Restricted Subsidiary of Borrower or between Borrower’s Restricted Subsidiaries.

“Sanctioned Jurisdiction” means, at any time, a country, area, territory, or jurisdiction that is the subject of comprehensive U.S. sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic, so-called Luhansk People’s Republic, and Crimea region of Ukraine).

“Sanctioned Person” means any Person that is (a) located in, organized under the laws of, or ordinarily resident in a Sanctioned Jurisdiction; (b) identified on any Sanctions-related list maintained by any Compliance Authority; or (c) owned 50% or more, in the aggregate, directly or indirectly by, controlled by, or acting for, on behalf of or at the direction of, one or more Persons described in clauses (a) or (b) above.

“Sanctions” means economic sanctions or trade embargoes administered or enforced by the U.S. government, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State, His Majesty’s Treasury, the United Nations Security Council or the European Union and any member state of the European Union.

“Secured Indebtedness” means any Indebtedness secured by a Lien, other than Indebtedness with respect to Cash Management Services.

“Secured Parties” has the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization Assets” means (1) any right to payment (including accounts receivable, installment contracts, licensing fees, royalty payments, lease payments and similar revenue streams) owed to Borrower or any Subsidiary (whether now existing or arising or acquired in the future) and (2) all collateral securing such right to payment, all contracts and contract rights, guarantees or other obligations in respect of such right to payment, lockbox accounts and records with respect to such right to payment and any other assets customarily transferred (or in respect of which security interests are customarily granted) in securitization transactions or factoring transactions of the relevant type in the applicable jurisdictions.

“Securitization Entity” means a Wholly-Owned Subsidiary of Borrower (or another Person formed for the purposes of engaging in a Qualified Securitization Transaction with Borrower or any of its Subsidiaries) that is designated by Borrower (as provided below) as a Securitization Entity and engages in no activities other than in connection with the financing of Securitization Assets of Borrower and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (a) is guaranteed by Borrower or any of its Restricted Subsidiaries (other than the Securitization Entity) (excluding guarantees of obligations pursuant to Standard Securitization Undertakings), (b) is recourse to or obligates Borrower or any of its Restricted Subsidiaries (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings or (c) subjects any asset of Borrower or any of its Restricted Subsidiaries (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b) with which neither Borrower nor any of its Restricted Subsidiaries (other than the Securitization Entity) has any material contract, agreement, arrangement or understanding other than on terms which Borrower reasonably believes to be no less favorable to Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Borrower (except in respect of the transfer of Securitization Assets to the Securitization Entity and the Standard Securitization Undertakings); and

(c) to which neither Borrower nor any of its Restricted Subsidiaries has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any right to payment (or interests therein) issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary of Borrower in connection with a Qualified Securitization Transaction.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Transaction to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a Securitization Asset or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Transaction” means any transaction or series of transactions that may be entered into by Borrower or any of its Subsidiaries pursuant to which Borrower or such Subsidiary may sell, convey, contribute to capital or otherwise transfer to, or grant a Lien in, Securitization Assets (whether now existing or arising or acquired in the future) (a) directly or indirectly to a Securitization Entity, which in turn shall sell, transfer and/or pledge such Securitization Assets (or interests therein) to any Person that is not Borrower or a Subsidiary of Borrower or (b) directly or indirectly to any Person that is not Borrower or a Subsidiary of Borrower.

“Security Documents” means, collectively, the Pari Passu Intercreditor Agreement (if any), the Junior Lien Priority Intercreditor Agreement (if any), the Guarantee and Collateral Agreement, other security agreements relating to the Collateral and the mortgages and instruments filed and recorded in appropriate jurisdictions to preserve and protect the Liens on the Collateral applicable to the Collateral, each for the benefit of the Collateral Agent, as amended, amended and restated, modified, renewed or replaced from time to time.

“Series” means (a) with respect to the First Lien Secured Parties, each of (i) the Secured Parties (in their capacity as such), (ii) the 2030 Notes Secured Parties (in their capacity as such), (iii) the Exit Credit Agreement Secured Parties (in their capacity as such) and (iv) the Additional First Lien Secured Parties that become subject to a Pari Passu Intercreditor Agreement after the date hereof that are represented by a common representative (in its capacity as such for such

Additional First Lien Secured Parties) and (b) with respect to any First Lien Obligations, each of (i) the Obligations, (ii) the 2030 Notes Obligations, (iii) the Exit Credit Agreement Obligations and (iv) the Additional First Lien Obligations incurred pursuant to any applicable agreement, which, pursuant to any joinder agreement, are to be represented under a Pari Passu Intercreditor Agreement by a common representative (in its capacity as such for such Additional First Lien Obligations).

“Shared EBITDA Cap” has the meaning assigned to such term in clause (c) of the definition of “Consolidated EBITDA.”

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as deemed in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Agreement.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (c) of the definition of “Alternate Base Rate”.

“Solvent” means, with respect to Borrower and its Restricted Subsidiaries, on a consolidated basis, on any date of determination, that on such date (a) the sum of the debt (including contingent liabilities) of Borrower and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value of the present assets of Borrower and its Subsidiaries, taken as a whole, (b) the capital of Borrower and its Restricted Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of Borrower and its Restricted Subsidiaries, taken as a whole, contemplated as of the date hereof, (c) Borrower and its Restricted Subsidiaries, taken as a whole, have not incurred and do not intend to incur, or believe that they will incur, debts (including current obligations) beyond their ability to pay such debts as they become due (whether at maturity or otherwise) and (d) Borrower and its Restricted Subsidiaries are “solvent” within the meaning given to that term and similar terms under applicable Laws relating to fraudulent transfers and conveyances. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statements of Financial Accounting Standards No. 5).

“Specified Cash Management Agreement” means any agreement governing or evidencing Specified Cash Management Obligations.

“Specified Cash Management Obligations” means obligations owed by Borrower or any Restricted Subsidiary to any Qualified Counterparty in respect of or in connection with Cash Management Services and designated by such Qualified Counterparty and Borrower in writing to the Administrative Agent as a “Specified Cash Management Obligation”.

“Specified Joint Venture Transactions” means the transactions or series of related transactions described in the “Specified Joint Venture Transactions Summary” provided to the Administrative Agent prior to the Closing Date.

“Specified Loans” means, as of any date of determination, (x) if no First Lien Term Loans are then outstanding, the Revolving Credit Loans and/or Revolving Credit Commitments, and (y) if any First Lien Term Loans are outstanding, the First Lien Term Loans.

“Specified Swap Contract” means any agreement governing or evidencing Specified Swap Obligations.

“Specified Swap Obligations” means obligations owed by Borrower or any Restricted Subsidiary to any Qualified Counterparty in respect of or in connection with a Swap Contract and designated by such Qualified Counterparty and Borrower in writing to the Administrative Agent as a “Specified Swap Obligation”.

“Specified Transaction” means (a) [reserved], (b) any designation of operations or assets of Borrower or any of its Restricted Subsidiaries as discontinued operations, (c) any Investment that results in a Person becoming a Restricted Subsidiary, (d) any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, (e) any Permitted Acquisition, (f) [reserved], (g) any disposition that results in a Restricted Subsidiary of Borrower ceasing to be a Subsidiary of Borrower or any disposition of a business unit, line of business, book of business or division of Borrower or any of its Restricted Subsidiaries, in each case, whether by merger, arrangement consolidation, amalgamation or otherwise or (h) any incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility or line of credit other than Designated Revolving Commitments), issuance of Equity Interests or a Restricted Payment or other transaction, in each case, that by the terms of this Agreement requires a financial ratio or test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect.”

“Standard Receivables Undertakings” means representations, warranties, covenants, indemnities and guarantees of obligations thereunder entered into by Borrower or any of its Subsidiaries which Borrower has determined in good faith to be customary in a Receivables/Equipment Facility including, without limitation, those relating to the servicing of the assets of a seller of Receivables/Equipment Assets, it being understood that any Receivables/Equipment Repurchase Obligation and non-credit related recourse shall each be deemed to be a Standard Receivables Undertaking.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of obligations thereunder entered into by Borrower or any of its Subsidiaries that Borrower has determined in good faith to be customary in a Securitization Transaction including, without limitation, those relating to the servicing of the assets of a Securitization Entity, it being understood that any Securitization Repurchase Obligation and non-credit related recourse shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means (a) with respect to Borrower, any Indebtedness of Borrower which is by its terms expressly subordinated in right of payment to the Obligations, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms expressly subordinated in right of payment to its Guarantee pursuant to the Guarantee and Collateral Agreement.

“Subsidiary” means, with respect to any specified Person:

(a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof);

(b) any partnership, joint venture or limited liability company or similar entity of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity; and

(c) any Person that is consolidated in the consolidated financial statements of the specified Person in accordance with GAAP.

“Supported QFC” has the meaning assigned to such term in Section 9.23.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, commodity hedges, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means any obligation to pay or perform under any Swap Contract.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.03.

“Swing Line Lender” means Goldman, in its capacity as provider of Swing Line Loans or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning assigned to such term in Section 2.03(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.03(b), which, if in writing, shall be in the form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approve by the Administrative Agent), appropriately completed and signed by a Financial Officer of Borrower.

“Swing Line Note” means a promissory note of Borrower payable to the Swing Line Lender or its registered assigns, in substantially the form of Exhibit E-2 hereto, evidencing the aggregate Indebtedness of Borrower to the Swing Line Lender resulting from the Swing Line Loans.

“Swing Line Obligations” means, as at any date of determination, the aggregate principal amount of all Swing Line Loans outstanding.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $30,000,000 and (b) the aggregate amount of the Revolving Credit Commitments. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Commitments.

“Taxes” means all present and future taxes, levies, imposts, duties, assessments, deductions, withholdings (including backup withholding), fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means a Borrowing comprised of Term Loans.

“Term Commitment” means, with respect to each Term Lender, its commitment to make Term Loans to Borrower, as the same may be (a) increased from time to time pursuant to Section 2.28, (b) reduced or increased from time to time pursuant to assignments by or to such Term Lender pursuant to Section 9.04, (c) refinanced or extended from time to time pursuant to Section 2.28 or 2.29, respectively, or (d) reduced pursuant to Section 2.11. For the avoidance of doubt, the aggregate principal amount of Term Commitments as of the Closing Date is $0.

“Term Lender” means a Lender with a Term Commitment and/or an outstanding Term Loan.

“Term Loan Note” means a promissory note of Borrower payable to any Term Lender or its registered assigns, in substantially the form of Exhibit E-3 hereto, evidencing the aggregate Indebtedness of Borrower to such Term Lender resulting from the Term Loans made by such Term Lender.

“Term Loans” means any Term Loans made by the Term Lenders to Borrower pursuant to any Incremental Amendment or any Refinancing Amendment, including as extended pursuant to any Extension Amendment. Unless the context shall otherwise require, the term “Term Loans” shall include any Incremental Term Loans, Refinancing Term Loans and Extended Term Loans.

“Term SOFR” means,

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; and

(b) for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day.

Notwithstanding anything to the contrary herein, Term SOFR shall not be less than the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Adjustment” means 0.00% per annum.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Test Period” means, on any date of determination, the most recent period of twelve consecutive months for which financial statements have been or were required to have been delivered pursuant to Section 5.04(a) or (b), or, if earlier, are internally available to Borrower and furnished to the Administrative Agent (or, prior to the first delivery of any such financial statements, the period of four consecutive fiscal quarters ended on or about September 30, 2024).

“Transaction Expenses” means any fees or expenses incurred or paid by Borrower or any of its Subsidiaries in connection with the Transactions (including fees and expenses in connection with the entry into this Agreement and the transactions contemplated hereby).

“Transactions” means, collectively (a) the execution, delivery and performance of (i) this Agreement by Borrower and (ii) the other Loan Documents by each Loan Party party thereto, (b) the borrowing of Loans and other credit extensions, if any, under this Agreement on the Closing Date and the use of the proceeds thereof, (c) the Closing Date Refinancing, (d) the execution, delivery and performance by Borrower of an amendment to the Exit Credit Agreement, (e) issuance of the 2030 Notes and (f) the payment of Transaction Expenses.

“Treasury Capital Stock” has the meaning assigned to such term in Section 6.01(b)(2).

“Type”, when used in respect of any Loan or Borrowing, refers to the rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “rate” shall include Adjusted Term SOFR and the Alternate Base Rate.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction, if applicable Law requires that such appointment not be disclosed.

“Unfunded Advances/Participations” means (a) with respect to the Administrative Agent, the aggregate amount, if any (i) made available to Borrower on the assumption that each Lender has made available to the Administrative Agent such Lender’s share of the applicable Borrowing available to the Administrative Agent as contemplated by Section 2.04(d) and (ii) with respect to which a corresponding amount shall not in fact have been returned to the Administrative Agent by Borrower or made available to the Administrative Agent by any such Lender, (b) with respect to any L/C Issuer, the aggregate amount, if any, of amounts drawn under Letters of Credit in respect of which a Revolving Credit Lender shall have failed to make Revolving Credit Loans or L/C Advances to reimburse such L/C Issuer pursuant to Section 2.02(c) and (c) with respect to the Swing Line Lender, the aggregate amount, if any, of outstanding Swing Line Loans in respect of which any Revolving Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to Section 2.03(d).

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code (or any successor statute) as in effect from time to time in the relevant jurisdiction.

“Unreimbursed Amounts” has the meaning assigned to such term in Section 2.02(c)(i).

“Unrestricted Subsidiary” means any Subsidiary of Borrower that is designated by Borrower as an Unrestricted Subsidiary, but only to the extent that such Subsidiary:

(a) is not party to any agreement, contract, arrangement or understanding with Borrower or any Restricted Subsidiary of Borrower unless the terms of any such agreement, contract, arrangement or understanding are not materially less favorable to Borrower or such Restricted Subsidiary than those that might have been obtained at the time of any such agreement, contract, arrangement or understanding than those that could have been obtained from Persons who are not Affiliates of Borrower;

(b) is a Person with respect to which neither Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation (1) to subscribe for additional Equity Interests or (2) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(c) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Borrower or any of its Restricted Subsidiaries; and

(d) does not own, license or hold rights in any intellectual property that is material to the business of Borrower and its Restricted Subsidiaries, taken as a whole.

Any designation by Borrower shall be evidenced by delivering to the Administrative Agent a certificate of a Responsible Officer of Borrower certifying that such designation complied with the foregoing conditions.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Special Resolution Regimes” has the meaning assigned to such term in Section 9.23.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.22(e)(ii)(B)(3).

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote (without regard to the occurrence of any contingency) in the election of the board of directors (or similar governing body) of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(a) the sum of the products obtained by multiplying (1) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of such Indebtedness, by (2) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(b) the then outstanding principal amount of such Indebtedness;

provided that the effects of any prepayments or amortization made on such Indebtedness shall be disregarded in making such calculation.

“Wholly-Owned Restricted Subsidiary” means any Wholly-Owned Subsidiary that is a Restricted Subsidiary.

“Wholly-Owned Subsidiary” means, with respect to any Person, a direct or indirect Subsidiary of such Person, 100% of the outstanding Capital Stock of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable Law) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms thereof. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Loan Documents) shall, except as otherwise provided herein, be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, and (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.

Section 1.03 Pro Forma Calculations. With respect to any period during which any Permitted Acquisition, other Investment not prohibited hereunder or Asset Sale or other disposition occurs, Consolidated EBITDA, LTM EBITDA, Interest Coverage Ratio, Consolidated Total Debt Ratio, Consolidated Secured Debt Ratio and Consolidated First Lien Debt Ratio shall be calculated with respect to such period and such Permitted Acquisition, Investment or Asset Sale or other disposition on a Pro Forma Basis. For purposes of determining compliance at any time with Sections 6.01, 6.02, 6.03, 6.04, 6.05, 6.07 and 6.08 in the event that any Affiliate Transaction, Indebtedness, Lien, Restricted Payment, contractual restriction, Investment, disposition or Restricted Subordinated Prepayment, as applicable, meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Section 6.01, 6.02, 6.03, 6.04, 6.05, 6.07 or 6.08, as applicable, Borrower, in its sole discretion, may classify or reclassify such transaction or item (or portion thereof) within such Section and will only be required to include the amount and type of such transaction (or portion thereof) in any one category under such Section.

Section 1.04 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Credit Loan”) or by Type (e.g., a “SOFR Loan”) or by Class and Type (e.g., a “SOFR Revolving Credit Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Credit Borrowing”) or by Type (e.g., a “SOFR Borrowing”) or by Class and Type (e.g., a “SOFR Revolving Credit Borrowing”).

Section 1.05 Timing of Payments or Performance. Unless expressly stated otherwise, when payment of any obligation or the performance of any covenant, duty or obligation under any Loan Document is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

Section 1.06 Cashless Rolls. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Incremental Term Loans, Loans in connection with any Incremental Revolving Commitment, Refinancing Term Facility, Extended Term Loans or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in cash” or any other similar requirement and cashless rolls shall be deemed not to violate the provisions hereof.

Section 1.07 Certain Calculations and Tests. Notwithstanding anything to the contrary herein, in connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:

(a) determining compliance with any provision of this Agreement or any other Loan Document that requires the calculation of any financial ratio or test (including, Section 6.09, any Consolidated Total Debt Ratio test, any Consolidated First Lien Debt Ratio test, any Consolidated Secured Debt Ratio test or any Interest Coverage Ratio test);

(b) testing availability under Baskets set forth in this Agreement or any other Loan Document (including Baskets measured as a percentage of Consolidated EBITDA or LTM EBITDA); or

(c) determining compliance with representations, warranties or the absence of a Default or Event of Default (or any type of Default or Event of Default), in each case, at the option of Borrower (Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be on (w) in the case of a Limited Condition Transaction constituting an Investment, a Permitted Acquisition or other acquisition, the date the definitive agreements for such Limited Condition Transaction are entered into, (x) in the case of a Limited Condition Transaction constituting a Restricted Payment, either the date of (i) the declaration of such Restricted Payment or (ii) the making of such Restricted Payment, (y) in the case of a Limited Condition Transaction constituting a prepayment, repayment, repurchase, defeasance, satisfaction and discharge, refinancing or redemption of Indebtedness, Disqualified Stock or any Preferred Stock, either the date of (i) delivery of notice (which may be conditional) with respect to such prepayment, repayment, repurchase, refinancing or redemption of Indebtedness, Disqualified Stock or any Preferred Stock or (ii) the making of such prepayment, repayment, repurchase, refinance or redemption of Indebtedness, Disqualified Stock or any Preferred Stock or (z) the case of a Limited Condition Transaction constituting an Asset Sale or other disposition, either the date of (i) the definitive agreements for such Asset Sale or other disposition are entered into or (ii) consummation of such Asset Sale or disposition, in each case, after giving Pro Forma Effect to such Limited Condition Transaction and the actions to be taken in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if such Limited Condition Transaction and other actions had occurred on such date (each such date, the “LCT Test Date”), and if, after giving Pro Forma Effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent four consecutive fiscal quarters ending prior to the LCT Test Date for which consolidated financial statements of Borrower are available, the applicable Loan Party could have taken such action on the relevant LCT Test Date in compliance with such ratio, basket, representation and warranty or no Default or Event of Default condition, such ratio, basket, representation and warranty or Default or no Event of Default condition shall be deemed to have been complied with. For the avoidance of doubt, if Borrower has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA of Borrower or other Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any calculation of any ratio, test or Basket availability with respect to any transaction permitted hereunder (each, for purposes of this Section 1.07, a “subsequent transaction”) on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction or the declaration of a Restricted Payment or notice of Restricted Subordinated Prepayment is revoked or rescinded, any such ratio, test or Basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and any subsequent transactions in connection therewith have been consummated.

Section 1.08 Currency; Calculation of Amounts.

(a) For purposes of determining compliance with this Agreement, amounts incurred (or first committed, in the case of revolving credit debt), distributed, paid, invested or outstanding in currencies other than Dollars shall be translated into Dollars at the exchange rates in effect on the last Business Day of the calendar month immediately preceding the calendar month in which such determination occurs or in respect of which such determination is being made, as such exchange rates shall be determined in good faith by Borrower by reference to customary indices.

(b) For purposes of determining compliance with this Agreement or any other Loan Document, with respect to any amounts incurred, paid, distributed or invested in a currency other than Dollars, (i) no Default or Event of Default shall be deemed to have occurred, no representation shall be treated as being untrue or inaccurate, and no covenant or other undertaking shall be deemed to be breached solely as a result of changes in rates of currency exchange occurring after the time Borrower or one of its Subsidiaries is contractually obligated with respect to such incurrence, payment, distribution or investment (so long as, in the case of a Contractual Obligation, at the time of entering into the contract with respect to such incurrence, payment, distribution or investment, it was permitted hereunder) and once contractually obligated to be incurred, paid, distributed or invested, such amount shall be always deemed to be at the Dollar amount on such date, regardless of later changes in currency exchange rates and (ii) in the case of any Indebtedness outstanding under any clause of Section 6.03 and/or secured under any clause of Section 6.05 that contains a limitation expressed in Dollars and that, as a result of changes in exchange rates, is so exceeded, such Indebtedness (and the related Liens) will be permitted to be refinanced with Refinancing Indebtedness in respect thereof incurred under such clause notwithstanding that, after giving effect to such refinancing, such excess shall continue (and with respect to Indebtedness under Designated Revolving Commitments, including an amount equal to any unutilized Designated Revolving Commitments being refinanced, extended, replaced, refunded, renewed or defeased to the extent permanently terminated at the time of incurrence of such Refinancing Indebtedness).

(c) In the event that any action or transaction meets the criteria of one or more than one of the categories of exceptions, thresholds or baskets pursuant to any applicable covenant in Section 6.08 and Article VI, such action or transaction (or portion thereof) may be divided and classified, and later (on one or more occasions) be redivided and/or reclassified under one or more of such exceptions, thresholds or baskets as Borrower may elect from time to time, including reclassifying any utilization of fixed (subject to grower components) exceptions, thresholds or baskets (for purposes of this Section 1.08, “fixed baskets”) as incurred under any available incurrence-based exception, threshold or basket (for purposes of this Section 1.08, “incurrence-based baskets”), and if any applicable ratios or financial tests for such incurrence-based baskets would be satisfied in any subsequent fiscal quarter, such reclassification shall be deemed to have automatically occurred if not elected by Borrower.

(d) Notwithstanding anything contained in the definition of “Pro Forma Basis” to the contrary, in the event any fixed baskets or utilization of revolving credit commitments are intended to be utilized together with any incurrence-based baskets in a single transaction or series of related transactions, (i) compliance with or satisfaction of any applicable financial ratios or tests for the portion of any Indebtedness or other applicable transaction or action to be incurred under any incurrence-based baskets shall first be calculated without giving effect to amounts being utilized pursuant to any fixed baskets or the utilization of revolving credit commitments, but giving full Pro Forma Effect to all applicable and related transactions (including, subject to the foregoing with respect to fixed baskets, any incurrence and repayments of Indebtedness) and all other permitted pro forma adjustments, and (ii) thereafter, incurrence of the portion of such Indebtedness or other applicable transaction or action to be incurred under any fixed baskets shall be calculated.

Section 1.09 Divisions. In connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws) consummated by a Loan Party in its discretion if any new Person comes into existence, such new Person shall be deemed, solely for purposes of Section 5.09(a), to have been organized on the first date of its existence by the holders of its equity interests at such time.

Section 1.10 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Borrower notifies the Administrative Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP without giving effect to such change in GAAP or in the application thereof that is the subject of such notice until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Borrower or any Subsidiary at “fair value”, as defined therein, without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. Notwithstanding any changes in GAAP after December 31, 2018 (including Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842)), any lease of Borrower or its Subsidiaries that would be characterized as an operating lease under GAAP in effect on December 31, 2018, whether such lease is entered into before or after December 31, 2018, shall not constitute Indebtedness or a Capital Lease Obligation of Borrower or any Subsidiary under this Agreement or any other Loan Document as a result of such changes in GAAP.

ARTICLE II

THE CREDITS

Section 2.01 Commitments.

(a) [Reserved].

(b) Revolving Loans. Subject to the terms and conditions and relying upon the applicable representations and warranties herein set forth, each Revolving Credit Lender agrees, severally and not jointly, to make a Revolving Credit Loan to Borrower from time to time as elected by Borrower pursuant to Section 2.04, on any Business Day during the period from the Closing Date until the Maturity Date in an aggregate principal amount that will not result in (i) such Revolving Credit Lender’s Revolving Credit Exposure exceeding such Revolving Credit Lender’s Revolving Credit Commitment or (ii) the total Revolving Credit Exposures of all Revolving Credit Lenders exceeding the total Revolving Credit Commitments of all Revolving Credit Lenders. Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, prepay and reborrow Revolving Credit Loans.

(c) Incremental Term Loans. Each Lender having an Incremental Term Commitment hereby agrees, severally and not jointly, on the terms and subject to the conditions set forth herein and in the applicable Incremental Amendment and, subject to the terms of Section 2.26, in reliance on the representations and warranties set forth herein, to make Incremental Term Loans to Borrower, as specified in the applicable Incremental Amendment, in an aggregate principal amount not to exceed its Incremental Term Commitment. Amounts paid or prepaid in respect of Incremental Term Loans may not be reborrowed.

(d) Incremental Revolving Loans. Each Lender having an Incremental Revolving Commitment hereby agrees, severally and not jointly, on the terms and subject to the conditions set forth herein and in the applicable Incremental Amendment and, subject to the terms of Section 2.27, in reliance on the representations and warranties set forth herein, to make Incremental Revolving Loans to Borrower, as specified in the applicable Incremental Amendment, in an aggregate principal amount not to exceed its Incremental Revolving Commitment.

Section 2.02 Letters of Credit.

(a) Issuance of Letters of Credit.

(i) Letter of Credit Commitment. Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon (among other things) the agreements of the other Revolving Credit Lenders set forth in this Section 2.02, (1) from time to time on any Business Day during the period from the Closing Date until Letter of Credit Sublimit Expiration Date to issue Letters of Credit at sight denominated in Dollars for the account of Borrower (provided that any Letter of Credit may be for the benefit of any Subsidiary of Borrower) and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.02(b), and (2) to honor drawings under the Letters of Credit and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.02; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Revolving Credit Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension, (x) the Revolving Credit Exposure of any Revolving Credit Lender would exceed such Lender’s Revolving Credit Commitment or (y) the Outstanding Amount of the L/C Obligations of the L/C Issuer would exceed the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) [Reserved].

(iii) An L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(1) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any directive (whether or not having the force of law) from any Governmental

Authority with jurisdiction over such L/C Issuer shall prohibit, or direct that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date (for which such L/C Issuer is not otherwise compensated hereunder) and that such L/C Issuer in good faith deems material to it;

(2) subject to Section 2.02(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance, unless (A) each Appropriate Lender has approved such expiration date or (B) the L/C Issuer thereof has approved such expiration date and the Outstanding Amount of L/C Obligations in respect of such requested Letter of Credit has been Cash Collateralized or back-stopped pursuant to arrangements reasonably satisfactory to such L/C Issuer;

(3) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Sublimit Expiration Date, unless such L/C Issuer thereof has approved of such expiry date and the Outstanding Amount of L/C Obligations in respect of such requested Letter of Credit has been cash collateralized or backstopped pursuant to arrangements reasonably satisfactory to such L/C Issuer;

(4) the issuance of such Letter of Credit would violate any Laws binding upon such L/C Issuer;

(5) such Letter of Credit is in an initial amount less than $50,000;

(6) any Revolving Credit Lender is at such time a Defaulting Lender, unless the applicable L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with Borrower or such Defaulting Lender to eliminate such L/C Issuer’s actual Fronting Exposure (after giving effect to Section 2.30) with respect to such Defaulting Lender arising from either the Letter of Credit then proposed to be issued or then issued Letters of Credit and all other L/C Obligations with respect to such Defaulting Lender as to which such L/C Issuer has actual Fronting Exposure, in each case, as it may elect in its sole discretion; or

(7) the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer now or hereafter applicable to letters of credit generally.

(iv) An L/C Issuer shall be under no obligation to issue an amendment to any Letter of Credit if such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) Each L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article VIII with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and any Letter of Credit Application (and any other document, agreement or instrument entered into by such L/C Issuer and Borrower or in favor of such L/C Issuer) pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article VIII included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to each L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit and each amendment shall be issued upon the request of Borrower delivered to an L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Financial Officer of Borrower. Such Letter of Credit Application must be received by the relevant L/C Issuer and the Administrative Agent not later than 12:00 noon New York City time at least two (2) Business Days prior to the proposed issuance date; or, in each case, such later date and time as the relevant L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for an issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount thereof; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof; (e) the documents to be presented by such beneficiary in case of any drawing thereunder; (f) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (g) such other matters as the relevant L/C Issuer may reasonably request. In the case of a request for an issuance of, or amendment of any outstanding, Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer and shall set forth (1) the Letter of Credit to be amended; (2) the proposed date of issuance of the amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment (if any); and (4) such other matters as the relevant L/C Issuer may reasonably request.

(ii) Promptly after receipt of any Letter of Credit Application, the relevant L/C Issuer will confirm with the Administrative Agent (by telephone, e-mail or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the relevant L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of Borrower or issue the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit and amendment increasing the available balance of a Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the relevant L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement times the available balance of such Letter of Credit.

(iii) If Borrower so requests in any applicable Letter of Credit Application, the relevant L/C Issuer shall agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the relevant L/C Issuer to prevent any such extension at least once in each twelve month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a 90 days (or such other date as agreed to by Borrower) (the “Non-Extension Notice Date”) prior to the end of such twelve month period. Unless otherwise directed by the relevant L/C Issuer, Borrower shall not be required to make a specific request to the relevant L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Appropriate Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Sublimit Expiration Date; provided that the relevant L/C Issuer shall not permit any such extension if (A) the relevant L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its extended form under the terms hereof (by reason of the provisions of Section 2.02(a)(iii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Non-Extension Notice Date from the Administrative Agent, any Revolving Credit Lender or Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(iv) Promptly after issuance of any Letter of Credit or any amendment to a Letter of Credit, the relevant L/C Issuer will also deliver to Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Letter of Credit Participations.

(i) Borrower hereby agrees to reimburse the applicable L/C Issuer, by making payment in Dollars to the Administrative Agent in immediately available funds, for any payment or disbursement made by such L/C Issuer under any Letter of Credit (each such amount so paid until reimbursed, an “Unreimbursed Amount”) not later than 12:00 noon (New York City time) on the next Business Day immediately following notice to Borrower of any payment by an L/C Issuer under a Letter of Credit (each such date, an “Honor Date”). In the case of any Unreimbursed Amount under any Letters of Credit, unless Borrower shall have notified the Administrative Agent and the relevant L/C Issuer prior to 12:00 noon (New York City time) on the Honor Date that Borrower intends to reimburse the relevant L/C Issuer for the amount of such drawing with its own funds, the Administrative Agent shall promptly notify each Appropriate Lender of the Honor Date, the Unreimbursed Amount, and the amount of such Appropriate Lender’s Pro Rata Share or other applicable share provided for under this Agreement and, in such event, Borrower shall be deemed to have requested a Revolving Credit Borrowing of ABR Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.04 for the principal amount of ABR Loans but subject to the amount of the unutilized portion of the Revolving Credit

Commitments of the Appropriate Lenders and the conditions set forth in Section 4.02 (other than the delivery of a Borrowing Request). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.02(c)(i) may be given by telephone if immediately confirmed in writing or e-mail; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Appropriate Lender (including any Lender acting as a L/C Issuer) shall upon any notice pursuant to Section 2.02(c)(i) with respect to any Letter of Credit make funds available to the Administrative Agent for the account of the relevant L/C Issuer at the Administrative Agent’s office for payments in an amount equal to its Pro Rata Share or other applicable share provided for under this Agreement of the Unreimbursed Amount not later than 2:00 p.m. New York City time on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.02(c)(iii), each Appropriate Lender that so makes funds available shall be deemed to have made an ABR Loan to Borrower in such amount. The Administrative Agent shall promptly remit the funds so received to the relevant L/C Issuer.

(iii) With respect to any Unreimbursed Amount under a Letter of Credit that is not refinanced by a Borrowing of ABR Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, Borrower shall be deemed to have incurred from the relevant L/C Issuer a L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest (which begins to accrue upon funding by the L/C Issuer) at the Default Rate. In such event, each Appropriate Lender’s payment to the Administrative Agent for the account of the relevant L/C Issuer pursuant to Section 2.02(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute a L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.02.

(iv) Until each Appropriate Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.02(c) to reimburse the relevant L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Credit Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such amount shall be solely for the account of the relevant L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.02(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant L/C Issuer, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.02(c) (but not to purchase or fund risk participations in L/C Obligations) is subject to the conditions set forth in Section 4.02 (other than delivery by Borrower of a Borrowing Request). No such making of an L/C Advance shall relieve or otherwise impair the obligation of Borrower to reimburse the relevant L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.02(c) by the time specified in Section 2.02(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Effective Rate from time to time in effect and a rate reasonably determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. A certificate of the relevant L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.02(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Letter of Credit Participations.

(i) If, at any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Revolving Credit Lender’s L/C Advance in respect of such payment in accordance with Section 2.02(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Credit Lender its Pro Rata Share or other applicable share provided for under this Agreement hereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.02(c)(i) is required to be returned under any of the circumstances described in Section 9.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Appropriate Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share or other applicable share provided for under this Agreement thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the greater of the Federal Funds Effective Rate from time to time in effect and a rate reasonably determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing.

(e) Obligations Absolute. The obligation of Borrower to reimburse the relevant L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a document that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Bankruptcy Law;

(v) any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guarantee under the Guarantee and Collateral Agreement or any other guarantee for all or any of the Obligations of any Loan Party in respect of such Letter of Credit; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party;

provided that the foregoing shall not excuse any L/C Issuer from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by Borrower to the extent permitted by applicable Law) suffered by Borrower that are caused by such L/C Issuer’s bad faith, gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(f) Role of L/C Issuers. Each Revolving Credit Lender and Borrower agree that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.

None of the L/C Issuers, any Related Party nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Revolving Credit Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Lenders holding a majority of the Revolving Credit Commitments, as applicable; (ii) any action taken or omitted in the absence of the relevant L/C Issuer’s bad faith, gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction; (iii) the form, sufficiency, accuracy, genuineness, due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application; (iv) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (v) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; or (vii) any consequences arising from causes beyond the control of the L/C Issuer or Related Party, as applicable, including any act or omission of any Governmental Authority, and none of the above shall affect or impair, or prevent the vesting of, any of the L/C Issuer’s or Related Party’s rights or powers hereunder. None of the L/C Issuers, any Related Party, nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.02(e); provided that anything in such clauses to the contrary notwithstanding, Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower which Borrower proves were caused by such L/C Issuer’s bad faith, willful misconduct or gross negligence or such L/C Issuer’s bad faith, willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of documents strictly complying with the terms and conditions of a Letter of Credit, in each case as determined in a final and nonappealable judgment by a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

Without limiting the generality of the foregoing, the L/C Issuers (i) may rely on any oral or other communication believed in good faith by such L/C Issuer to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by such L/C Issuer; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on such L/C Issuer in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document and honor any drawing in connection with any Letter of Credit that is the subject of such order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

(g) Cash Collateral. If (i) as of the Letter of Credit Sublimit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, (ii) any Event of Default occurs and is continuing and the Administrative Agent or the Revolving Credit Lenders holding a majority of the Revolving Credit Commitments, as applicable, require Borrower to Cash Collateralize the L/C Obligations pursuant to Article VII or (iii) an Event of Default under clause (g) or (h) of Article VII occurs and is continuing, Borrower shall Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to 102% of such Outstanding Amount determined as of the date of such Event of Default or the Letter of Credit Sublimit Expiration Date, as the case may be), and shall do so not later than 2:00 p.m. (New York City time) on (x) in the case of the immediately preceding clauses (i) and (ii), (1) the Business Day that Borrower receives written notice thereof, if such notice is received on such day prior to 12:00 noon (New York City time) or (2) if clause (1) above does not apply, the Business Day immediately following the day that Borrower receives such written notice and (y) in the case of the immediately preceding clause (iii), the Business Day on which an Event of Default set forth under clause (g) or (h) of Article VII occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day.

To further secure the Obligations, Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuers and the Revolving Credit Lenders of the applicable facility, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in an account or accounts established and maintained on the books and records of the Administrative Agent (the “Cash Collateral Account”) and may be invested in readily available Cash Equivalents. If at any time the Administrative Agent determines that any funds held as Cash Collateral are expressly subject to any right or claim of any Person other than the Administrative Agent (on behalf of the Secured Parties) or that the total amount of such funds is less than 102% of the aggregate Outstanding Amount of all L/C Obligations, Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the Cash Collateral Account, an amount equal to the excess of (a) 102% of such aggregate Outstanding Amount over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant L/C Issuer. To the extent the amount of any Cash Collateral exceeds 102% of the then Outstanding Amount of such L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to Borrower. To the extent any Event of Default giving rise to the requirement to Cash Collateralize any Letter of Credit pursuant to this Section 2.02(g) is cured or otherwise waived by the Required Lenders, then so long as no other Event of Default has occurred and is continuing, all Cash Collateral pledged to Cash Collateralize such Letter of Credit shall be refunded to Borrower.

(h) Letter of Credit Fees. Borrower shall pay to the Administrative Agent for the account of the Revolving Credit Lenders for the applicable Class (in accordance with their Pro Rata Share or other applicable share provided for under this Agreement) a Letter of Credit fee for each Letter of Credit issued pursuant to this Agreement equal to the Applicable Percentage applicable to Revolving Credit Loans that are SOFR Borrowings times the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit); provided, however, any Letter of Credit fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.02 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Pro Rata Shares allocable to such Letter of Credit pursuant to Section 2.30, with the balance of such fee, if any, payable to the L/C Issuer for its own account. Such Letter of Credit fees shall be computed on a quarterly basis in arrears. Such Letter of Credit fees shall be due and payable in Dollars on the last Business Day of each March, June, September and December and on the Maturity Date, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Sublimit Expiration Date and thereafter on demand.

(i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. Borrower shall pay directly to each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by it equal to 0.125% per annum of the daily maximum amount then available to be drawn under such Letter of Credit during the period from and including the Closing Date to and including the later of the Maturity Date and the date on which such L/C Issuer ceases to have any obligations (contingent or otherwise) to make any L/C Disbursement in respect of any Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit). Such fronting fees shall be computed on a quarterly basis in arrears. Such fronting fees shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Sublimit Expiration Date and thereafter on demand. In addition, Borrower shall pay directly to each L/C Issuer for its own account with respect to each Letter of Credit issued by it the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to Letters of Credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within ten (10) Business Days of written demand and are nonrefundable.

(j) Conflict with Letter of Credit Application. Notwithstanding anything else to the contrary in this Agreement, in the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(k) Addition of an L/C Issuer. A Revolving Credit Lender may become an additional L/C Issuer hereunder pursuant to a written agreement among Borrower, the Administrative Agent and such Revolving Credit Lender. The Administrative Agent shall notify the Revolving Credit Lenders of any such additional L/C Issuer.

(l) Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount available to be drawn under such Letter of Credit during the remaining life thereof at such time.

(m) Reporting. Each L/C Issuer will report in writing to the Administrative Agent (i) on the first Business Day of each calendar month, the aggregate available balance of Letters of Credit issued by it and outstanding as of the last Business Day of the preceding calendar month (and on such other dates as the Administrative Agent may request), (ii) on or prior to each Business Day on which such L/C Issuer expects to issue, amend or extend any Letter of Credit, the date of such issuance or amendment, and the aggregate available balance of Letters of Credit to be issued, amended or extended by it and outstanding after giving effect to such issuance, amendment or extension (and such L/C Issuer shall advise the Administrative Agent on such Business Day whether such issuance, amendment or extension occurred and whether the amount thereof changed), (iii) on each Business Day on which such L/C Issuer makes any L/C Disbursement, the date and amount of such L/C Disbursement and (iv) on any Business Day on which Borrower fails to reimburse an L/C Disbursement required to be reimbursed to such L/C Issuer on such day, the date and amount of such failure.

(n) [Reserved.]

(o) Provisions Related to Extended Revolving Credit Commitments. If the Letter of Credit Sublimit Expiration Date in respect of any tranche of Revolving Credit Commitments occurs prior to the expiry date of any Letter of Credit, then (i) if consented to by the L/C Issuer that issued such Letter of Credit, if one or more other tranches of Revolving Credit Commitments in respect of which the Letter of Credit Sublimit Expiration Date shall not have so occurred are then in effect, such Letters of Credit for which consent has been obtained shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to Section 2.02(c) and (d)) under (and ratably participated in by Revolving Credit Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.02(g). Upon the maturity date of any tranche of Revolving Credit Commitments, the sublimit for Letters of Credit may be reduced as agreed between the relevant L/C Issuers and Borrower, without the consent of any other Person.

(p) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations, or is for the account, of a Subsidiary of Borrower, Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. Borrower hereby acknowledges that the issuance of Letters of Credit for the account of its Subsidiaries inures to the benefit of Borrower, and that Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(q) Existing Letters of Credit. On the Closing Date, (i) each Existing Letter of Credit shall be automatically and without further action by the parties thereto deemed to be a Letter of Credit under this Agreement and subject to the provisions hereof as if each such Existing Letter of Credit had been issued on the Closing Date by the applicable L/C Issuer, (ii) each such Existing Letter of Credit shall be included in the calculation of L/C Obligations and Revolving Credit Exposure, (iii) the issuer thereof shall be deemed to be the L/C Issuer with respect to such Existing Letter of Credit and (iv) all liabilities of Borrower and the other Loan Parties with respect to such Existing Letters of Credit shall constitute Obligations.

Section 2.03 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, Goldman, in its capacity as Swing Line Lender, agrees to make loans in Dollars to Borrower (each such loan, a “Swing Line Loan”), from time to time on any Business Day during the period beginning on the Business Day after the Closing Date and until the Maturity Date of the Revolving Credit Facility in an aggregate principal amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share or other applicable share provided for under this Agreement of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Swing Line Lender’s Revolving Credit Commitment; provided that, after giving effect to any Swing Line Loan, (i) the Revolving Credit Exposure shall not exceed the aggregate Revolving Credit Commitments and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment then in effect; provided, further, that Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, Borrower may borrow under this Section 2.03, prepay under Section 2.14, and reborrow under this Section 2.03. Each Swing Line Loan shall be an ABR Loan. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent pursuant to a Swing Line Loan Notice. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 12:00 p.m. New York City time on the requested borrowing date and shall specify (i) the principal amount to be borrowed, which principal amount shall be a minimum of $500,000 (and any amount in excess of $500,000 shall be in integral multiples of $100,000) and (ii) the requested borrowing date, which shall be a Business Day. Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent of the contents thereof. Unless the Swing Line Lender has received notice from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. New York City time on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.03(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. New York City time on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to Borrower. Notwithstanding anything to the contrary contained in this Section 2.03 or elsewhere in this Agreement, the Swing Line Lender shall not be obligated to make any Swing Line Loan at a time when a Revolving Credit Lender is a Defaulting Lender unless the Swing Line Lender has entered into arrangements reasonably satisfactory to it and Borrower to eliminate the Swing Line Lender’s Fronting Exposure (after giving effect to Section 2.30) with respect to the Defaulting Lender’s or Defaulting Lenders’ participation in such Swing Line Loans, including by Cash Collateralizing, or obtaining a backstop letter of credit from an issuer reasonably satisfactory to the Swing Line Lender to support, such Defaulting Lender’s or Defaulting Lenders’ Pro Rata Share of the outstanding Swing Line Loans.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of Borrower (which hereby irrevocably authorizes such Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make an ABR Loan in an amount equal to such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Borrowing Request for purposes hereof) and in accordance with the requirements of Section 2.04, without regard to the minimum and multiples specified therein for the principal amount of ABR Loans, but subject to the unutilized portion of the aggregate Revolving Credit Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish Borrower with a copy of the applicable Borrowing Request promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share or other applicable share provided for under this Agreement of the amount specified in such Borrowing Request available to the Administrative Agent in same day funds for the account of the Swing Line Lender at the Administrative Agent’s office for Dollar-denominated payments not later than 1:00 p.m. New York City time on the day specified in such Borrowing Request, whereupon, subject to Section 2.03(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made an ABR Loan to Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.03(c)(i), the request for ABR Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.03(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by the Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Effective Rate from time to time in effect and a rate reasonably determined by such Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.03(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) (but not to purchase and fund risk participations in Swing Line Loans) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share or other applicable share provided for under this Agreement of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 9.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Pro Rata Share or other applicable share provided for under this Agreement thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Effective Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its ABR Loan or risk participation pursuant to this Section 2.03 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

(g) Provisions Related to Extended Revolving Credit Commitments. If the maturity date shall have occurred in respect of any tranche of Revolving Credit Commitments (the “Expiring Credit Commitment”) at a time when another tranche or tranches of Revolving Credit Commitments is or are in effect with a longer maturity date (each a “Non-Expiring Credit Commitment” and collectively, the “Non-Expiring Credit Commitments”), then with respect to each outstanding Swing Line Loan, if consented to by the applicable Swing Line Lender, on the earliest occurring maturity date such Swing Line Loan shall be deemed reallocated to the tranche or tranches of the Non-Expiring Credit Commitments on a pro rata basis; provided that (x) to the extent that the amount of such reallocation would cause the aggregate credit exposure to exceed the aggregate amount of such Non-Expiring Credit Commitments, immediately prior to such reallocation the amount of Swing Line Loans to be reallocated equal to such excess shall be repaid and (y) notwithstanding the foregoing, if a Default or Event of Default has occurred and is continuing, Borrower shall still be obligated to pay Swing Line Loans allocated to the Revolving Credit Lenders holding the Expiring Credit Commitments at the maturity date of the Expiring Credit Commitment or if the Loans have been accelerated prior to the maturity date of the Expiring Credit Commitment. Upon the maturity date of any tranche of Revolving Credit Commitments, the sublimit for Swing Line Loans may be reduced as agreed between the Swing Line Lender and Borrower, without the consent of any other Person.

(h) Replacement of the Swing Line Lender. The Swing Line Lender may be replaced at any time by written agreement among Borrower, the replaced Swing Line Lender, the Administrative Agent and the successor Swing Line Lender. The Administrative Agent shall notify the Lenders of any such replacement of a Swing Line Lender. From and after the effective date of any such replacement, (x) the successor Swing Line Lender shall have all the rights and obligations of the replaced Swing Line Lender under this Agreement with respect to Swing Line Loans made thereafter and (y) references herein to the term “Swing Line Lender” shall be deemed to refer to such successor or to any previous Swing Line Lender, or to such successor and all previous Swing Line Lenders, as the context shall require. After the replacement of a Swing Line Lender hereunder, the replaced Swing Line Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swing Line Lender under this Agreement with respect to Swing Line Loans made by it prior to its replacement, but shall not be required to make additional Swing Line Loans.

(i) Resignation of the Swing Line Lender. Subject to the appointment and acceptance of a successor Swing Line Lender, the Swing Line Lender may resign as a Swing Line Lender at any time upon thirty days’ prior written notice to the Administrative Agent, Borrower and the Lenders, in which case, such Swing Line Lender shall be replaced in accordance with Section 2.03(h) above.

Section 2.04 Loans.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective applicable Term Commitments, Revolving Credit Commitments, Incremental Revolving Commitments or Incremental Term Commitments, as the case may be. The failure of any Lender to make any Loan required to be made by it hereunder shall not relieve any other Lender of its obligations hereunder; provided, however, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make any Loan as required hereunder. Except for Loans deemed made pursuant to Section 2.02(c), the Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $100,000 and not less than $500,000 (except, with respect to any Incremental Term Commitment, to the extent otherwise provided in the related Incremental Amendment) or (ii) equal to the remaining available balance of the applicable Commitments.

(b) Subject to Sections 2.10 and 2.17, each Borrowing shall be comprised entirely of ABR Loans or SOFR Loans as Borrower may request in accordance herewith. Each Lender may at its option make any SOFR Loan by causing any branch or Affiliate of such Lender to make such Loan; provided, however, that any exercise of such option shall not affect the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that Borrower shall not be entitled to request any Borrowing that, if made, would result in more than nine (or such greater number as may be approved by the Administrative Agent) SOFR Borrowings of Borrower being outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account as the Administrative Agent may designate not later than 11:00 a.m., New York City time, in the case of a SOFR Borrowing, or 2:00 p.m., New York City time, in the case of an ABR Borrowing, and the Administrative Agent shall promptly transfer the amounts so received to the account designated by Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been satisfied, return the amounts so received to the respective Lenders.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.04(c) and the Administrative Agent may, in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If the

Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and Borrower agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error) for the first three days and the interest rate applicable at the time to the Loans comprising such Borrowing thereafter. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

Section 2.05 Borrowing Procedure. In order to request a Credit Extension, Borrower shall deliver to the Administrative Agent a duly completed and fully executed Borrowing Request, (a) in the case of a SOFR Borrowing, not later than 1:00 p.m., New York City time, three Business Days before a proposed Borrowing and (b) in the case of an ABR Borrowing, not later than 12:00 p.m., New York City time, on the date of the proposed Borrowing; provided, however, it is agreed and understood that the Borrowing Request in respect of Borrowings to be made on the Closing Date may be delivered not later than 12:00 p.m., New York City time, on the Business Day immediately preceding the Closing Date (or such later time as the Administrative Agent may approve in its sole discretion). Each Borrowing Request shall be irrevocable (except as set forth in the last sentence of this Section 2.05), shall be signed by or on behalf of Borrower and shall specify the following information: (i) the Class of such Borrowing and whether such Borrowing is to be a SOFR Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a SOFR Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.04. If no election as to the Type of Borrowing is specified, then Borrower shall be deemed to have selected an ABR Borrowing. If no Interest Period is specified with respect to any requested SOFR Borrowing, then Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.05 (and the contents thereof), and of each Lender’s portion of the requested Borrowing. Notwithstanding anything to the contrary contained herein, the notice in respect of any Borrowing on the Closing Date, or in connection with any Permitted Acquisition or other acquisition permitted under this Agreement, or in connection with any Borrowing under any Incremental Amendment, Refinancing Amendment or Extension Amendment, may be rescinded, or revised to change the requested date for the making of the Loans contemplated thereby, by Borrower by giving written notice to the Administrative Agent prior to 10:00 a.m., New York City time (or, such later time as the Administrative Agent may approve in its sole discretion), on the date of the proposed Borrowing.

Section 2.06 Evidence of Debt; Repayment of Loans.

(a) Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of (i) each Term Lender, if any, the principal amount of each Term Loan, if any, of such Term Lender made to Borrower and (ii) each Revolving Credit Lender the principal amount of the Revolving Credit Loans of such Revolving Credit Lender made to Borrower, in each case, as set forth in Section 2.13.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Loan made by such Lender to Borrower from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Class and Type thereof, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from or on behalf of Borrower or any Guarantor and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to clauses (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that (i) in the event of any inconsistency between any account maintained pursuant to clause (b) above and any account maintained pursuant to clause (c) above, the account maintained pursuant to clause (c) above shall be conclusive absent manifest error and (ii) the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of Borrower to repay the Loans made to it in accordance with their terms; provided further that in the event of a conflict between such accounts and the Register, the Register shall control.

(e) Any Lender may request that Loans of any Class made by it hereunder be evidenced by a promissory note. In such event, Borrower shall reasonably promptly prepare, execute and deliver to such Lender a Revolving Credit Note, a Swing Line Note or a Term Loan Note, as applicable, payable to such Lender (or its registered assigns) and in substantially the form of Exhibit E-1, Exhibit E-2 or Exhibit E-3 hereto, as applicable, with appropriate insertions and deletions.

Section 2.07 Fees.

(a) Borrower agrees to pay to the Administrative Agent, for its own account, an annual agency fee (the “Administrative Agent Fees”) as separately agreed to with the Administrative Agent. All Administrative Agent Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent. Once paid, none of the Administrative Agent Fees shall be refundable under any circumstances (except as otherwise expressly agreed).

(b) Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share of the Revolving Credit Facility, a commitment fee equal to 0.375% multiplied by the actual daily amount by which the aggregate Revolving Credit Commitments exceed the sum of (A) the Outstanding Amount of Revolving Credit Loans and (B) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.30 (the “Revolving Commitment Fee”). The Revolving Commitment Fee

shall accrue at all times from the Closing Date until the Revolving Loan Maturity Date, and shall be due and payable quarterly in arrears on the last Business Day of each fiscal quarter, commencing with the last Business Day of the first full fiscal quarter to end following the Closing Date, and on the Revolving Loan Maturity Date. The Revolving Commitment Fee shall be computed on the basis of the actual number of days elapsed over a year of 360 days and calculated from and including the first day but excluding the last day. For the avoidance of doubt, the Revolving Commitment Fee payable hereunder shall accrue and be payable in Dollars.

Section 2.08 Interest on Loans.

(a) Subject to the provisions of Section 2.09, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Alternate Base Rate plus the Applicable Percentage in effect from time to time.

(b) Subject to the provisions of Section 2.09, the Loans comprising each SOFR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to Adjusted Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Percentage in effect from time to time.

(c) Interest on each Loan shall be payable to the Administrative Agent on the applicable Interest Payment Dates except as otherwise provided in this Agreement. The applicable Alternate Base Rate and Adjusted Term SOFR for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.09 Default Interest. Upon the occurrence and during the continuance of an Event of Default under clause (b), (c), (g) or (h) of Article VII, all overdue amounts owing under the Loan Documents in each case shall bear interest, to the extent permitted by Law (after as well as before judgment), payable on demand, in the case of principal, at the rate otherwise applicable thereto pursuant to Section 2.08, or in the case of interest or other amounts, the rate applicable to the Borrowings to which such amount relates, in each case, plus 2.00% per annum (the “Default Rate”).

Section 2.10 Alternate Rate of Interest. In the event, and on each occasion, that the Administrative Agent or the Required Lenders shall have determined that for any reason in connection with any request for a SOFR Loan or a conversion to or continuation thereof that (a) adequate and reasonable means do not exist for determining Adjusted Term SOFR or Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan or in connection with an existing or proposed ABR Loan or (b) Adjusted Term SOFR or Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent shall, as soon as practicable thereafter, give written notice of such determination to Borrower and the Lenders. Thereafter, (i) the obligation of the Lenders to make or maintain SOFR Loans shall be suspended, and (ii) in the event of a determination described in the preceding sentence with respect to the Adjusted Term

SOFR or Term SOFR component of the Alternate Base Rate, the utilization of the Adjusted Term SOFR or Term SOFR component in determining the Alternate Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of SOFR Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of ABR Loans in the amount specified therein.

Section 2.11 Termination and Reduction of Commitments.

(a) The Revolving Credit Commitments shall and automatically and permanently be terminated on the Revolving Loan Maturity Date.

(b) If after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.11, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Revolving Credit Commitments at such time, the Letter of Credit Sublimit or the Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

(c) Commitments of each other Class shall be automatically and permanently be terminated on the applicable Maturity Date with respect to such Class of Commitment (other than the Incremental Term Commitments and Incremental Revolving Commitments, which shall terminate as provided in the related Incremental Amendment).

(d) Upon at least three Business Days’ prior irrevocable (provided, that such notice may be conditioned upon the occurrence of certain events and revocable in the event that such events do not occur on the applicable date or dates) notice to the Administrative Agent, Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, any Class of Commitments extended to Borrower; provided, however, that each partial reduction of any Class of Commitments shall be in an integral multiple of $100,000 and in a minimum amount of $500,000.

(e) If, after giving effect to any reduction of the Commitments, the Letter of Credit Sublimit or any Swing Line Sublimit exceeds the amount of the Revolving Credit Facility, such sublimit shall be automatically reduced by the amount of such excess. The amount of any such Commitment reduction shall not otherwise be applied to the Letter of Credit Sublimit or any Swing Line Sublimit unless otherwise specified by Borrower. Borrower may, upon irrevocable written notice to the Administrative Agent and each applicable L/C Issuer, reduce the Letter of Credit Sublimit (with each L/C Issuer’s Letter of Credit Sublimit to be reduced pro rata); provided that, after giving effect to such reduction, the Letter of Credit Sublimit of each L/C Issuer shall not be less than the aggregate principal amount of the L/C Obligations as of the date of such reduction under Letters of Credit issued by such L/C Issuer. Borrower may, upon irrevocable written notice to the Administrative Agent and the Swing Line Lender, reduce the Swing Line Sublimit.

(f) Each reduction of any Class of Commitments hereunder shall be made ratably among the applicable Lenders of such Class in accordance with their respective Commitments of such Class.

Section 2.12 Conversion and Continuation of Borrowings. Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent (a) not later than 12:00 p.m., New York City time, on the day of conversion, to convert any SOFR Borrowing into an ABR Borrowing, (b) not later than 1:00 p.m., New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a SOFR Borrowing or to continue any SOFR Borrowing as a SOFR Borrowing for an additional Interest Period and (c) not later than 2:00 p.m., New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any SOFR Borrowing to another permissible Interest Period, subject in each case to the following:

(i) each conversion or continuation shall be made pro rata among the applicable Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(ii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting continued or converted Borrowing shall satisfy the limitations specified in Sections 2.04(a) and 2.04(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(iii) each conversion shall be effected by each applicable Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount, and accrued interest on any SOFR Loan (or portion thereof) being converted shall be paid by Borrower at the time of conversion;

(iv) if any SOFR Borrowing is converted at a time prior to the last day of the Interest Period applicable thereto, Borrower shall pay, upon demand, any amounts due to the applicable Lenders pursuant to Section 2.18;

(v) [reserved];

(vi) [reserved];

(vii) no Interest Period may be selected for any SOFR Term Borrowing that would end later than an Incremental Term Loan Repayment Date occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of (A) the SOFR Term Borrowings with Interest Periods ending on or prior to such Incremental Term Loan Repayment Date and (B) the ABR Term Borrowings would not be at least equal to the principal amount of Term Borrowings to be paid on such Incremental Term Loan Repayment Date; and

(viii) upon notice to Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of an Event of Default, (A) no outstanding Borrowing may be converted into, or continued as, a SOFR Borrowing, and (B) unless repaid, each SOFR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Each notice pursuant to this Section 2.12 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a SOFR Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a SOFR Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a SOFR Borrowing, Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise the applicable Lenders of any notice given pursuant to this Section 2.12 and of each Lender’s portion of any converted or continued Borrowing. If Borrower shall not have given notice in accordance with this Section 2.12 to continue any SOFR Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.12 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof) automatically be continued as a SOFR Borrowing with an Interest Period of one month’s duration.

Section 2.13 Repayment of Borrowings.

(a) [Reserved].

(b) Borrower shall pay to the Administrative Agent, for the account of the applicable Lenders, on each Incremental Term Loan Repayment Date, a principal amount of the Other Term Loans (as adjusted from time to time pursuant to Section 2.14 and any other prepayments made with respect thereto) equal to the amount set forth for such date in the applicable Incremental Amendment, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(c) All Incremental Term Loans shall be due and payable on the applicable Incremental Term Loan Maturity Date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(d) Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the Revolving Loan Maturity Date the aggregate principal amount of all of its Revolving Credit Loans outstanding on such date, together with all accrued and unpaid interest thereon.

(e) Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date that is five (5) Business Days after such Loan is made and (ii) the Revolving Loan Maturity Date (although Swing Line Loans may thereafter be reborrowed, in accordance with the terms and conditions hereof, if there are one or more Classes which remain in effect).

(f) All repayments pursuant to this Section 2.13 shall be applied to the applicable Borrowings as Borrower shall specify (provided that, if Borrower shall not specify any such order of application, it shall be deemed to have requested that such application shall be made first, to ABR Borrowings and then to SOFR Borrowings (in the chronological order in which their respective Interest Periods terminate)), but shall otherwise be without premium or penalty.

Section 2.14 Optional and Mandatory Prepayments.

(a) Borrower shall have the right at any time and from time to time to prepay any Borrowing requested by Borrower that was made to it by the applicable Lenders (other than Swing Line Loans), in whole or in part, upon (i) at least three Business Days’ prior notice in the case of SOFR Loans and (ii) notice on the Business Day of such prepayment in respect of ABR Loans, in each case to the Administrative Agent before 1:00 p.m., New York City time, on the relevant date; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $100,000 and not less than $500,000.

(b) Optional prepayments of Loans shall be allocated to any Class or Classes of Loans as determined by Borrower, and failing such determination shall be allocated pro rata among the Loans and, in each case with respect to Term Loans, shall be applied against the remaining scheduled installments of principal due in respect of such Term Loans as directed by Borrower (and failing such direction, shall be applied against the remaining scheduled installments of principal due in respect of the Term Loans of applicable Class or Classes in the direct order of maturity thereof).

(c) Borrower may, upon, subject to clause (e) below, written notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. New York City time on the date of the prepayment, and (2) any such prepayment shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(d) If for any reason the aggregate Revolving Credit Exposures at any time exceeds the aggregate Revolving Credit Commitments then in effect (including, for the avoidance of doubt, as a result of the termination of any Class of Revolving Credit Commitments on the Maturity Date with respect thereto), Borrower shall promptly prepay or cause to be promptly prepaid Revolving Credit Loans and Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess (or, in the case of a Maturity Date, back-stop such L/C Obligations with a letter of credit reasonably satisfactory to the applicable L/C Issuer or have such L/C Obligations deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer); provided that Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.14(d) unless after the prepayment in full of the Revolving Credit Loans and Swing Line Loans such aggregate Outstanding Amount exceeds the aggregate Revolving Credit Commitments then in effect.

(e) Each notice of prepayment shall specify the prepayment date and the Class and principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable (provided, that such prepayment may be conditioned upon the occurrence of certain events and revocable in the event that such events do not occur on the applicable date or dates) and shall commit Borrower to prepay such Borrowing by the amount stated therein on the date stated therein. All prepayments under this Section 2.14 shall be subject to Sections 2.14(d) and 2.18, but shall otherwise be without premium or penalty. All prepayments under this Section 2.14 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

Section 2.15 [Reserved].

Section 2.16 Reserve Requirements; Change in Circumstances.

(a) Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender, subject any Lender to any Tax (other than Indemnified Taxes, Other Taxes or Excluded Taxes) in respect of its Loans, Letters of Credit, Commitments, or other obligations under the Loan Documents, or its deposits, reserves, other liabilities or capital attributable thereto, or shall impose on such Lender or the London interbank market any other condition (other than Taxes) affecting this Agreement or SOFR Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any SOFR Loan or increase the cost to any Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), in each case, by an amount deemed by such Lender to be material, then Borrower will pay to such Lender, within the time period specified in clause (c) below therefor, such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered; provided that such Lender shall be compensated pursuant to this Section 2.16(a) only if such Lender certifies that it imposes such charges under other comparable syndicated credit facilities involving similarly situated borrowers under which such Lender is a lender; provided that no such certification shall be required to include any confidential or price sensitive information.

(b) If any Lender shall have determined that any Change in Law regarding capital adequacy or liquidity has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made pursuant hereto to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered; provided that such Lender shall be compensated pursuant to this Section 2.16(b) only if such Lender certifies that it imposes such charges under other comparable syndicated credit facilities involving similarly situated borrower under which such Lender is a lender; provided that no such certification shall be required to include any confidential or price sensitive information.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in clause (a) or (b) above shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate delivered by it within 30 days after its receipt of the same.

(d) Failure or delay on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s right to demand such compensation; provided, however, that Borrower shall not be under any obligation to compensate any Lender under clause (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 120 days prior to such request if such Lender knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further, that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 120-day period. The protection of this Section 2.16 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

Section 2.17 Change in Legality.

(a) Notwithstanding any other provision of this Agreement but subject to Section 9.08(h), which shall control in the event of a conflict (as reasonably determined by the Administrative Agent and Borrower) with this Section 2.17, if any Change in Law shall make it unlawful for any Lender to make or maintain any SOFR Loan or to give effect to its obligations as contemplated hereby with respect to any SOFR Loan, then, by written notice to Borrower and to the Administrative Agent:

(i) such Lender may declare that SOFR Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into SOFR Loans, whereupon any request for a SOFR Borrowing (or to convert an ABR Borrowing to a SOFR Borrowing or to continue a SOFR Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan, as such, or to convert a SOFR Loan into an ABR Loan), unless such declaration shall be subsequently withdrawn; and

(ii) such Lender may require that all outstanding SOFR Loans made by it be converted to ABR Loans, in which event all such SOFR Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in clause (b) below.

In the event any Lender shall exercise its rights under clause (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the SOFR Loans that would have been made by such Lender or the converted SOFR Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such SOFR Loans.

(b) For purposes of this Section 2.17, a notice to Borrower by any Lender shall be effective as to each SOFR Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such SOFR Loan; in all other cases such notice shall be effective on the date of receipt by Borrower in accordance with this Agreement.

Section 2.18 Indemnity. Borrower shall indemnify each Lender (other than a Defaulting Lender) against any actual loss (other than loss of margin) or expense that such Lender may sustain or incur as a consequence of:

(a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any SOFR Loan prior to the last day of the Interest Period in effect therefor, (ii) the conversion of any SOFR Loan to an ABR Loan, or the conversion of the Interest Period with respect to any SOFR Loan, in each case prior to the last day of the Interest Period in effect therefor, or (iii) any SOFR Loan to be made by such Lender (including any SOFR Loan to be made pursuant to a conversion or continuation under Section 2.12) not being made after notice of such Loan shall have been given by Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or

(b) any default in the making of any payment or prepayment required to be made hereunder.

In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the SOFR Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.18 shall be delivered to Borrower and shall be conclusive absent manifest error; provided that such Lender shall be compensated pursuant to this Section 2.18 only if such Lender certifies that it imposes such charges under other comparable syndicated credit facilities involving a similarly situated borrower under which such Lender is a lender. Borrower shall pay such Lender the amount shown as due on any such certificate delivered by it within 30 days after its receipt of the same.

Section 2.19 Pro Rata Treatment. Except as required under Section 2.17, and as otherwise provided in this Agreement, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each reduction of the Commitments of any Class and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders of the applicable Class in accordance with their respective applicable Commitments of such Class (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans of such Class). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount; provided that this Section 2.19 shall not be construed to apply to any payment obtained by a Lender as consideration for the assignment or sale of a participation in any of its portion of any Loan or Commitment to any assignee or participant.

Section 2.20 Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan as a result of which the unpaid portion of its Loans shall be proportionately less than the unpaid portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid amount of the Loans held by each Lender shall be in the same proportion to the aggregate unpaid amount of all Loans then outstanding as the amount of its Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the amount of all Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.20 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. Borrower expressly consents to the foregoing arrangements and agree that, subject to applicable Law, any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by either Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to Borrower in the amount of such participation.

Section 2.21 Payments.

(a) Borrower shall make each payment (including principal of or interest on any Borrowing or any Administrative Agent Fees or other amounts) hereunder and under any other Loan Document not later than 1:00 p.m., New York City time (or such later time as the Administrative Agent may agree), on the date when due in immediately available funds, without setoff, defense or counterclaim, in Dollars. Each such payment shall be made to the Administrative Agent.

(b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Administrative Agent Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Administrative Agent Fees, if applicable.

(c) Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if Borrower does not in fact make such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.22 Taxes.

(a) All payments by or on account of any obligation of Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax in respect of any such payment by a Withholding Agent, then (i) if such Tax is an Indemnified Tax or Other Tax, the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 2.22), the applicable Lender (or, in the case of payments made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable Withholding Agent shall make such deductions or withholding and (iii) the applicable Withholding Agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law.

(b) In addition, but without duplication of amounts paid under Section 2.22(a), the Loan Parties shall jointly and severally timely pay all Other Taxes to the relevant Governmental Authority in accordance with applicable Law or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes.

(c) The Loan Parties shall jointly and severally indemnify the Administrative Agent and each Lender, within 30 days after receipt of written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid or payable by the Administrative Agent or such Lender, as the case may be (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.22) (other than any penalties determined by a final and nonappealable judgment by a court of competent jurisdiction to have resulted from the gross negligence of, or willful misconduct by the Administrative Agent or such Lender) and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender, or by the Administrative Agent on its behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of any Taxes by Borrower or any other Loan Party to a Governmental Authority pursuant to this Section 2.22, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of any withholding Tax with respect to any payments made under any Loan Document shall deliver to Borrower and the Administrative Agent, at the time or times reasonably requested by Borrower or the Administrative Agent and at the time or times prescribed by applicable requirements of Law, such properly completed and executed documentation as Borrower or the Administrative Agent may reasonably request to permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable requirements of Law or reasonably requested by Borrower or the Administrative Agent as will enable Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (e)(ii)(A), (ii)(B) and (ii)(D) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) each Lender that is not a Foreign Lender shall deliver to Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), two executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding;

(B) each Foreign Lender shall deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of any Foreign Lender claiming the benefits of an income tax treaty to which the U.S. is a party, two executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing any available exemption from, or reduction of, U.S. federal withholding Tax;

(2) two executed copies of IRS Form W-8ECI;

(3) in the case of any Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) two executed copies of a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments payable to such Lender are effectively connected with the conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) two executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4) to the extent any Foreign Lender is not the beneficial owner (e.g., where the Foreign Lender is a partnership or participating Lender), two executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2, Exhibit G-3 or Exhibit G-4, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-3 on behalf of each such direct or indirect partner;

(C) each Foreign Lender shall deliver to Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent and at the time or times prescribed by applicable requirements of Law), two executed copies of any other form prescribed by applicable requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable requirements of Law to permit Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) each Lender shall deliver to Borrower and the Administrative Agent at the time or times prescribed by applicable requirements of Law and at such time or times reasonably requested by Borrower or the Administrative Agent such documentation as is prescribed by applicable requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or the Administrative Agent as may be necessary for Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA and to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 2.22(e)(ii)(D), the term “FATCA” shall include any amendments made to FATCA after the date of this Agreement and the term “Lender” shall include the Administrative Agent.

Each Lender agrees that if any documentation it previously delivered pursuant to this Section 2.22(e) expires or becomes obsolete or inaccurate in any respect, it shall promptly update such documentation or promptly notify Borrower and the Administrative Agent in writing of its legal ineligibility to do so. Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 2.22(e).

Notwithstanding anything to the contrary in this Section 2.22(e), no Lender shall be required to provide any documentation that such Lender is not legally eligible to provide.

(f) If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower or any other Loan Party or with respect to which such other Loan Party has paid additional amounts pursuant to Section 2.22(a), it shall pay over such refund to Borrower or such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower or such Loan Party under this Section 2.22 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund), and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Borrower or such Loan Party, upon the request of the Administrative Agent or such Lender, shall repay to the Administrative Agent or such Lender the amount paid over pursuant to this Section 2.22(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.22(f), in no event will the Administrative Agent or any Lender be required to pay any amount to Borrower or any other Loan Party pursuant to this Section 2.22(f) to the extent that the payment thereof would place the Administrative Agent or Lender in a less favorable net after-Tax position than the position that the Administrative Agent or such Lender would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.22(f) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to Borrower, any other Loan Party or any other Person.

(g) [Reserved].

(h) Each party’s obligations under this Section 2.22 shall survive the resignation or replacement of any Agent, any L/C Issuer, the Swing Line Lender or any assignment of rights by, or the replacement of, a Lender, and the Payment in Full of the Obligations.

Section 2.23 Replacement/Removal of Lenders Under Certain Circumstances.

(a) In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.16, (ii) any Lender delivers a notice described in Section 2.17, (iii) Borrower or any other Loan Party is required to pay any additional amount to or indemnify any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.22, (iv) any Lender refuses to consent to any amendment, consent, waiver or other modification of any Loan Document requested by Borrower that requires (x) the consent of all Lenders (or all Lenders of any Class), all affected Lenders or a greater percentage of the Lenders than the Required Lenders and such amendment, consent, waiver or other modification is consented to by the Required Lenders, or (y) the consent of only those Lenders who consent to a Refinancing Amendment or Extension Amendment, and such amendment, consent, waiver or other modification is consented to by any such Lender, (v) any Lender has failed to accept an Extension Offer made to such Lender or (vi) any Lender becomes a Defaulting Lender or a Disqualified Institution, Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (A) terminate the Commitments (if any) of such Lender and prepay outstanding Loans of such Lender in full (or terminate the Commitment and prepay Loans of such Lender of the relevant Class), in each case, without any obligation to terminate any Commitment, or prepay any Loan, of any other Lender, or (B) require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04, but with the processing and recordation fee referred to in Section 9.04(b) being waived by the Administrative Agent in such instance), all of its interests, rights and obligations under this Agreement (or, in the case of clause (iv) above, all of its interests, rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, amendment, waiver or other modification) to an assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, however, that, in the case of any such assignment under clause (B) above, (w) such assignment, if resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.22, will result in a reduction in such compensation or payments thereafter, (x) such assignment shall not conflict with any Law or order of any court or other Governmental Authority having jurisdiction, (y) Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld (it being acknowledged and agreed that (A) the consent of the Administrative Agent shall not be required under this clause (y) in the case of an assignment of a Term Loan to a Lender or an Affiliate or Approved Fund of a Lender and (B) the consent of any Person that would otherwise be required under this clause (y) shall not be required if such Person is the Lender required to make any such transfer and assignment hereunder), and (z) Borrower or such assignee shall have paid to the applicable Lender in immediately available funds an amount equal to the sum of the principal of, and interest accrued to the date of such payment on, the outstanding Loans of such Lender plus all other amounts accrued for the account of such Lender hereunder (including any amounts under Section 2.14(d), Section 2.16 and Section 2.18); provided further, that, no such termination and/or prepayment or transfer and assignment shall be required if prior to any such termination and/or prepayment or transfer and assignment, the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.16 or notice under Section 2.17 or the amounts paid pursuant to Section 2.22, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.17, or cease to result in amounts being payable under Section 2.22, as the case may be (including as a result of any action taken by such Lender pursuant to clause (b) below). Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.23(a).

(b) If (i) any Lender shall request compensation under, Section 2.16, (ii) any Lender delivers a notice described in Section 2.17 or (iii) Borrower or any other Loan Party is required to pay any additional amount to or indemnify any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.22, then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden) (x) to file any certificate or document reasonably requested in writing by Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such filing or assignment would reduce its claims for compensation under Section 2.16 or enable it to withdraw its notice pursuant to Section 2.17 or would reduce amounts payable pursuant to Section 2.22, as the case may be, in the future. Borrower and the other Loan Parties hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment.

Section 2.24 Discretionary Guarantors. At any time after the Closing Date, Borrower may elect to add a Restricted Subsidiary that is an Excluded Subsidiary or any other Person reasonably satisfactory to the Administrative Agent to be added as an additional Guarantor and a Loan Party (a “Discretionary Guarantor”) as follows:

(a) Borrower shall provide written notice to the Administrative Agent of its intention to add any Discretionary Guarantor at least ten (10) Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the date of the proposed addition;

(b) consent of the Administrative Agent shall be required to approve any such addition (such consent not to be unreasonably withheld or delayed, but which may be withheld if the Administrative Agent reasonably determines that such Discretionary Guarantor is organized under the laws of a jurisdiction (i) where the amount and enforceability of the contemplated guarantee that may be entered into by a Person organized in the relevant jurisdiction is materially and adversely limited by applicable Law or contractual limitations, (ii) where the security interests (and the enforceability thereof) that may be granted with respect to assets (or various classes of assets) located in the relevant jurisdiction are materially and adversely limited by applicable Law or (iii) that is not a member of the Organization for Economic Cooperation and Development or is the subject of any comprehensive Sanctions; provided, that no such consent shall be required for the addition of any Discretionary Guarantor organized under the laws of the United States or Canada);

(c) Borrower and such Discretionary Guarantor shall deliver the documents required by Section 5.09(a) at the time such Restricted Subsidiary or other Person becomes a Discretionary Guarantor (or such later date as the Administrative Agent may reasonably agree) with respect to each such additional Guarantor (and solely for purposes of Section 5.09(c) and the Security Documents, such Subsidiary shall be deemed to have been acquired at the time the written notice referenced in Section 2.24(a) is received by the Administrative Agent); and

(d) as a condition to the effectiveness of any joinder of any Discretionary Guarantor, such Discretionary Guarantor shall deliver opinions (upon reasonable request of the Administrative Agent), board resolutions and officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.01 and all other documentation and other information, in each case, as reasonably requested in writing by the Administrative Agent or any Lender within 5 Business Days following receipt of the written notice referenced in Section 2.24(a) to satisfy requirements under applicable “know your customer” and United States anti-money-laundering rules and regulations specifically applicable to Borrower and its Restricted Subsidiaries, including the PATRIOT Act.

Section 2.25 Application of Proceeds.

Subject to the Initial Pari Passu Intercreditor Agreement or any other Intercreditor Agreement entered into pursuant to the Credit Agreement or any other Loan Document and Section 2.30, if an Event of Default shall have occurred and be continuing, all proceeds of Collateral realized through the exercise by the Administrative Agent and/or the Collateral Agent of its remedies hereunder and all proceeds received from the guarantee set forth in Section 2 of the Guarantee and Collateral Agreement, shall upon election by the Administrative Agent or at the direction of the Required Lenders be applied (provided that if the terms of any Incremental Amendment or Refinancing Amendment provide for application of such net proceeds to the payment of any Obligations in a less favorable order, then the terms of such Extension Amendment, Incremental Amendment or Refinancing Amendment shall govern with respect to such Obligations and the Collateral Agent shall apply such net proceeds in such different order):

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest and amounts in connection with Specified Cash Management Obligations and Specified Swap Obligations but including attorneys’ fees payable pursuant to Section 9.05) payable to the Administrative Agent and/or Collateral Agent in their respective capacities as such;

Second, to payment in full of Unfunded Advances/Participations (the amounts so applied to be distributed between or among, as applicable, the Administrative Agent, the Swing Line Lender and the L/C Issuers pro rata in accordance with the amounts of Unfunded Advances/Participations owed to them on the date of any such distribution);

Third, to payment of that portion of the Obligations constituting (or constituting guarantees of) fees, indemnities and other amounts (other than principal and interest, Letter of Credit fees, Specified Cash Management Obligations and Specified Swap Obligations and, to the extent payable under clause First, attorneys’ fees) payable to the Secured Parties (including attorneys’ fees payable under Section 9.05 hereof), ratably among them in proportion to the amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees and interest on the Loans and L/C Borrowings payable to the Secured Parties, ratably among them in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to payment of that portion of the Obligations constituting (or constituting guarantees of) periodic payments under Specified Swap Contracts and Specified Cash Management Obligations, ratably among the holders of such Obligations in proportion to the respective amounts described in this clause Fifth payable to them;

Sixth, to (i) payment of that portion of the Obligations constituting (or constituting guarantees of) unpaid principal of the Loans and L/C Borrowings and any breakage, termination or other payments under Specified Swap Contracts and Specified Cash Management Agreements, ratably among the holders of such Obligations in proportion to the respective amounts described in this clause Sixth held by them and (ii) Cash Collateralize that portion of L/C Obligations comprising the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by Borrower pursuant to Section 2.02(g), ratably among the Lenders, the L/C Issuers, the Qualified Counterparties party to such Specified Swap Contracts and Specified Cash Management Agreements in proportion to the respective amounts described in this clause Sixth held by them; provided that (x) any such amounts applied pursuant to the foregoing clause (ii) shall be paid to the Administrative Agent for the ratable account of the applicable L/C Issuers to Cash Collateralize such L/C Obligations, (y) subject to Section 2.02(g), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to this clause Sixth shall be applied to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit without any pending drawing, the pro rata share of Cash Collateral attributable to such expired Letter of Credit shall be applied by the Administrative Agent in accordance with the priority of payments set forth in this Section 2.25;

Seventh, to payment of all other Obligations of the Loan Parties that are then due and payable to the Administrative Agent, the Collateral Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent, the Collateral Agent and the other Secured Parties on such date; and

Eighth, the balance, if any, after all of the Obligations have been Paid in Full, to Borrower or as otherwise required by applicable requirements of Law.

If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired or cancelled (without any pending drawings), such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, amounts received on the account of any Collateral or Guarantee provided under the Loan Documents shall not be applied to any Excluded Swap Obligations.

Section 2.26 Increase in Term Loan Commitments.

(a) Borrower may, by written notice to the Administrative Agent from time to time, request one or more new Commitments which may be of the same Class as any outstanding Term Loans (an “Incremental Term Increase”) or a new Class of Term Loans (including delayed draw term loan Commitments) (any such new Class of Term Loans, collectively with any Incremental Term Increase, an “Incremental Term Facility”), in an aggregate amount (together with the amount of any Incremental Revolving Commitments made pursuant to Section 2.27 and Incremental Equivalent Debt made pursuant to Section 2.26(c)) not to exceed the Incremental Facility Amount from one or more Incremental Term Lenders; provided, however, that Borrower may in its sole discretion seek any Incremental Term Facility from then-existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and/or additional banks, financial institutions and other institutional lenders. Such notice shall set forth (i) the amount of the Incremental Term Loans being requested (which shall, unless otherwise agreed to by the Administrative Agent, be in a minimum amount of $2,500,000 or, if less, an amount equal to the remaining Incremental Facility Amount), (ii) the date on which such Incremental Term Loans are requested to be made (which shall, unless otherwise agreed to by the Administrative Agent, not be less than five days nor more than 60 days after the date of such notice) and (iii) whether such Incremental Term Loans are to be Term Loans or Other Term Loans.

(b) Borrower and each Incremental Term Lender shall execute and deliver to the Administrative Agent an Incremental Amendment and such other customary documentation as the applicable Incremental Term Lenders shall reasonably specify to evidence the Incremental Term Loans of such Incremental Term Lender. Each such Incremental Amendment shall specify the terms of the Incremental Term Loans to be made thereunder, as such terms may be agreed between Borrower and the applicable Incremental Term Lenders providing such Incremental Term Facility; provided, however, that:

(i) the final scheduled maturity date of any Other Term Loan shall be no earlier than the then-final scheduled maturity date of any Specified Loans; provided that at the option of Borrower, this clause (i) shall not apply to Customary Bridge/Interim Debt,

(ii) the Weighted Average Life to Maturity of any Other Term Loan shall be no shorter than the Weighted Average Life to Maturity of any Specified Loans; provided that this clause (ii) shall not apply to Customary Bridge/Interim Debt,

(iii) the All-In Yield applicable to any Incremental Term Loans shall be determined by Borrower and the applicable Incremental Term Lenders providing such Incremental Term Loans,

(iv) any Incremental Term Increase of the same Class as any then-existing Term Loans shall have the same terms (including maturity date, but other than with respect to original issue discount and upfront fees) and be pursuant to the same documentation (other than the applicable Incremental Amendment and any other documentation evidencing such Incremental Term Increase) as the applicable Class of Term Loans being increased, in each case, as existing at the time of consummation of such Incremental Term Increase,

(v) availability of such Incremental Term Facility shall be subject to absence of an Event of Default after giving Pro Forma Effect to the Incremental Term Facility and use of proceeds thereof; provided, that if the proceeds of any Incremental Term Loans are to be used in whole or in part to fund a Limited Condition Transaction, the condition set forth in this clause (v) shall be subject to the limitations of Section 1.07,

(vi) (x) subject to clauses (ii) and (iv) above, the amortization schedule applicable to such Incremental Term Loans shall be determined by Borrower and the applicable Incremental Term Lenders providing such Incremental Term Loans and (y) any Incremental Term Facility that is pari passu in right of payment with any Specified Loans and secured by Liens on the Collateral on a pari passu basis with the Liens securing the Obligations may provide for the ability of the Incremental Term Lenders providing such Incremental Term Facility to participate on a pro rata basis or less than a pro rata basis in any voluntary or mandatory prepayments of the Term Loans under any other then-outstanding Class of Term Loans,

(vii) such Incremental Term Loans, as determined by Borrower in its sole discretion, (x) may rank pari passu in right of payment with or junior in right of payment to any Specified Loans and, if ranking junior in right of payment to such Obligations, shall be subject to customary subordination documentation reasonably satisfactory to the Administrative Agent and Borrower, (y) may be secured by the Collateral and may rank pari passu in right of security with or junior in right of security to any Specified Loans (and if secured by Liens on the Collateral, shall be subject to a Pari Passu Intercreditor Agreement or Junior Lien Priority Intercreditor Agreement, as applicable) or (z) may be unsecured; provided, that (I) such Incremental Term Loans shall not be subject to any Guarantee by any Person other than a Loan Party or any Person that concurrently therewith becomes a Loan Party and (II) if such Incremental Term Loans are secured, the obligations in respect thereof shall not be secured by a Lien on any asset other than any asset constituting Collateral (except to the extent that any additional collateral security is offered to be added to the Collateral to secure, and additional guarantees are offered to be added for the benefit of, any Specified Loans),

(viii) any fees payable in connection with any such Incremental Term Facility shall be determined by Borrower and the arrangers and/or the Incremental Term Lenders providing such Incremental Term Facility,

(ix) to the extent such Incremental Term Facility is unsecured, secured by a Lien junior to the Lien securing the Obligations or subordinated to the payment of the Obligations, the Administrative Agent may require that such facility will be documented in separate loan and security agreements, and

(x) except as otherwise restricted by clauses (i) through (ix) above, all other terms of such Incremental Term Facility shall be as agreed between Borrower and the lenders or holders providing such Incremental Term Loans; provided that the covenants (other than pricing, interest rate floors, discounts, fees and prepayment or redemption premiums and terms) and events of default applicable to such Incremental Term Facility, taken as a whole, at the option of Borrower (x) shall be on then current market terms or (y) not be materially less favorable (when taken as a whole) to Borrower than those applicable to the Loans, in each case, as reasonably determined by Borrower; provided, further, that the foregoing shall not apply to covenants and events of default applicable only after then final scheduled maturity date of any Specified Loans or if such covenants and events of default are also offered to be added for the benefit of the Lenders under the Loan Documents.

Borrower may appoint any Person to arrange such Incremental Term Facility and provide such arranger with any titles with respect to such Incremental Term Facility as it deems appropriate and the Administrative Agent shall not be required to execute, accept or acknowledge any documentation evidencing such Incremental Term Facility. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Amendment and any other documentation evidencing such Incremental Term Facility, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Facility evidenced thereby and any increase to the Applicable Percentages required by the foregoing provisions of this Section 2.26(b). Any such deemed amendment may be memorialized in writing by the Administrative Agent with Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

(c) Notwithstanding anything herein to the contrary, Borrower may, in lieu of adding any Incremental Term Facility, issue or incur Incremental Equivalent Debt in an aggregate amount (together with the amount of any Incremental Term Loans made pursuant to Section 2.26(a) and any Incremental Revolving Commitments made pursuant to Section 2.27) not to exceed the Incremental Facility Amount.

(d) This Section 2.26 shall supersede any provisions in Section 2.19, Section 2.20, Section 9.08 or any other provision in this Agreement to the contrary.

Section 2.27 Incremental Revolving Facility.

(a) Borrower may, by written notice to the Administrative Agent from time to time, request to add one or more incremental revolving credit facilities (each, an “Incremental Revolving Facility”) and/or one or more increases in the amount of the Revolving Credit Commitments (an “Incremental Revolving Increase” and, together with any such Incremental Revolving Facility, collectively with any Incremental Term Facility, each, an “Incremental Facility”), in an aggregate amount (together with the amount of any Incremental Term Loans made pursuant to Section 2.26 and Incremental Equivalent Debt made pursuant to Section 2.26(c)) not to exceed the Incremental Facility Amount from one or more Incremental Revolving Lenders; provided, however, that Borrower may in its sole discretion seek Incremental Revolving Commitments from then-existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and/or additional banks, financial institutions and other institutional lenders. Such notice shall set forth (i) the amount of the Incremental Revolving Commitments being requested (which shall be in a minimum amount of $2,500,000 or, if less, an amount equal to the remaining Incremental Facility Amount) and (ii) the date on which such Incremental Revolving Commitments are requested to become effective (which shall, unless otherwise agreed to by the Administrative Agent, not be less than five days nor more than 60 days after the date of such notice).

(b) Borrower and each Incremental Revolving Lender shall execute and deliver to the Administrative Agent an Incremental Amendment and such other documentation as the applicable Incremental Revolving Lenders shall reasonably specify to evidence the Incremental Revolving Commitment of such Incremental Revolving Lender. Each such Incremental Amendment shall specify the terms of the Incremental Revolving Loans to be made thereunder, as such terms may be agreed between Borrower and the applicable Incremental Revolving Lenders providing such Incremental Revolving Facility; provided, however, that:

(i) conditions to the availability of such Incremental Revolving Commitments shall be determined by Borrower and the arrangers and/or the Incremental Revolving Lenders providing such Incremental Revolving Commitment,

(ii) any fees payable in connection with any such Incremental Revolving Commitments shall be determined by Borrower and the arrangers and/or the Incremental Revolving Lenders providing such Incremental Revolving Commitment,

(iii) any Incremental Revolving Facility will mature no earlier than the Revolving Credit Facility and all other material terms of any such Incremental Revolving Facility (other than pricing, maturity or currency) shall be substantially similar to the Revolving Credit Facility or otherwise reasonably acceptable to the Administrative Agent, and

(iv) any Incremental Revolving Increase of the same Class as any then-existing Revolving Credit Commitments have the same terms (including maturity date, but other than with respect to original issue discount and upfront fees) and be pursuant to the same documentation (other than the applicable Incremental Amendment and any other documentation evidencing such Incremental Revolving Increase) as the applicable Class of Revolving Credit Commitments being increased, in each case, as existing at the time of consummation of such Incremental Revolving Increase.

Borrower may appoint any Person to arrange such Incremental Revolving Facility and provide such arranger with any titles with respect to such Incremental Revolving Facility as it deems appropriate and the Administrative Agent shall not be required to execute, accept or acknowledge any documentation evidencing such Incremental Revolving Facility. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Amendment and any other documentation evidencing such Incremental Revolving Commitments, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Revolving Commitments evidenced thereby. Any such deemed amendment may be memorialized in writing by the Administrative Agent with Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto. This Section 2.27 shall supersede any provisions in Section 2.19, Section 2.20, Section 9.08 or any other provision in this Agreement to the contrary.

Section 2.28 Refinancing Amendments.

(a) This Agreement may be amended with the written consent of the Administrative Agent, Borrower and the Lenders providing the applicable Refinancing Term Loans or Refinancing Revolving Loans (and the corresponding Refinancing Revolving Commitments) to permit the refinancing of all or a portion of the outstanding Loans or Commitments of any Class (“Refinanced Debt”) with one or more tranches of Refinancing Term Loans hereunder (each tranche, a “Refinancing Term Facility”) or Refinancing Revolving Loans (and the corresponding Refinancing Revolving Commitments) hereunder (each tranche, a “Refinancing Revolving Facility” and together with the Refinancing Term Facility, the “Refinancing Facilities”); it being understood that such Refinancing Facility may be provided by existing Lenders each of which is entitled to agree or decline in its sole discretion; provided that (i) the aggregate principal amount of such Refinancing Facility shall not exceed the aggregate principal amount of such Refinanced Debt (plus accrued interest, fees, expenses and premium), (ii) any Refinancing Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis other than as otherwise provided in this Agreement) in any mandatory repayments or prepayments in respect of the Term Loans (and any other Incremental Term Loans, Extended Term Loans or Refinancing Term Loans then subject to ratable repayment requirements), in each case, as agreed by Borrower and the Lenders providing the relevant Refinancing Term Loans, (iii) such Refinancing Facility shall have pricing (including interest, fees, discounts and premiums) and, subject to preceding clause (ii), optional prepayment and redemption terms as may be agreed to by Borrower and the Lenders providing such Refinancing Facility, (iv) the Weighted Average Life to Maturity of Refinancing Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Debt, at the time of such refinancing (provided that this clause (iv) shall not apply to Customary Bridge/Interim Debt), (v) any Refinancing Facility shall not have a maturity date earlier than such Refinanced Debt and (vi) all other terms and conditions applicable to such Refinancing Facility (notwithstanding anything to the contrary in this Section 2.28 or otherwise) shall be as agreed by Borrower and the lenders providing such Refinancing Facility; provided that the covenants (other than pricing, interest rate floors, discounts, fees and prepayment or redemption premiums and terms) and events of default applicable to such Refinancing Facility, taken as a whole, at the option of Borrower (x) shall be on then current market terms or (y) not be materially less favorable (when taken as a whole) to Borrower than those applicable to the Loans or Revolving Credit Commitments, as applicable (when taken as a whole) (as reasonably determined by Borrower) (except for covenants and events of default applicable only after the applicable Maturity Date) or if such covenants and events of default are also added for the benefit of the Lenders under the Loan Documents.

(b) No Refinancing Facility shall benefit from any Guarantee by any Person other than a Loan Party or any Person that concurrently therewith becomes a Loan Party or be secured by a Lien on any asset that does not constitute Collateral (except to the extent that any additional collateral security is offered to be added to the Collateral to secure the Obligations, and additional Guarantees are offered to be added to guarantee the Obligations, in each case, for the benefit of the Secured Parties).

(c) The effectiveness of any Refinancing Amendment shall be subject to, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Security Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Refinancing Facility is provided with the benefit of the applicable Loan Documents.

(d) Each issuance of Refinancing Facilities under this Section 2.28 shall be in an aggregate principal amount that is (x) not less than $10,000,000 and (y) an integral multiple of $1,000,000 in excess thereof.

(e) Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Refinancing Facility incurred pursuant thereto, (ii) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of this Section 2.28 (without the consent of the Required Lenders called for therein) and (iii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and Borrower, to effect the provisions of this Section 2.28, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.

(f) This Section 2.28 shall supersede any provisions in Section 2.19, Section 2.20, Section 9.08, any mandatory prepayment provisions hereunder or any other provision in this Agreement to the contrary.

Section 2.29 Extensions of Loans and Commitments.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by Borrower to all Lenders of any Class, in each case, on a pro rata basis (based on the aggregate outstanding principal amount of the respective Loans or Commitments of such Class, as the case may be) and on the same terms to each such Lender, Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Term Loans or Revolving Credit Commitments and otherwise modify the terms of such Term Loans or Revolving Credit Commitments pursuant to the terms of the relevant Extension Offer (each, an “Extension”), so long as the following terms are satisfied:

(i) [reserved];

(ii) except as to interest rates, fees, final maturity date, premiums and discounts, (which shall, subject to immediately succeeding clauses (iv), be determined by Borrower and set forth in the relevant Extension Offer), the Revolving Credit Commitments of any Revolving Credit Lender that agrees to an Extension with respect to such Revolving Credit Commitments extended pursuant to any Extension (the “Extended Revolving Credit Commitments” and the loans made thereunder, the “Extended Revolving Credit Loans”) shall have terms no more favorable in any material respect, taken as a whole, than the terms of the Class of Revolving Credit Commitments subject to such Extension Offer (except for covenants and other provisions contained therein applicable only to periods after the then latest Maturity Date with respect to the Revolving Credit Commitments being extended thereby);

(iii) except as to interest rates, fees, amortization, final maturity date, premiums, discounts, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iv), (v) and (vi), be determined by Borrower and set forth in the relevant Extension Offer), the Term Loans of any Term Lender that agrees to an Extension with respect to such Term Loans extended pursuant to any Extension (the “Extended Term Loans”) shall have terms no more favorable in any material respect, taken as a whole, than the terms of the Class of Term Loans subject to such Extension Offer (except for covenants and other provisions contained therein applicable only to periods after the then latest Maturity Date with respect to the Term Loans being extended thereby);

(iv) the final maturity date of any Extended Term Loans or Extended Revolving Credit Commitments shall be no earlier than the then applicable latest Maturity Date with respect to the Term Loans or Revolving Credit Commitments extended thereby;

(v) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby;

(vi) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis other than as otherwise provided in this Agreement) in any mandatory repayments or prepayments hereunder of any then-existing Term Loans, in each case as specified in the respective Extension Offer;

(vii) if the aggregate principal amount of Term Loans (calculated on the face amount thereof) in respect of which Term Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans offered to be extended by Borrower pursuant to such Extension Offer, then the Term Loans of such Term Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders have accepted such Extension Offer;

(viii) if the aggregate principal amount of Revolving Credit Commitments in respect of which Revolving Credit Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Revolving Credit Commitments offered to be extended by Borrower pursuant to such Extension Offer, then the Revolving Credit Commitments of such Revolving Credit Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Revolving Credit Lenders have accepted such Extension Offer;

(ix) unless the Administrative Agent otherwise agrees, the Extensions shall be in a minimum amount of $10,000,000;

(x) any applicable Minimum Extension Condition shall be satisfied or waived by Borrower; and

(xi) all documentation in respect of such Extension shall be consistent with the foregoing.

(b) With respect to all Extensions consummated by Borrower pursuant to this Section 2.29, (i) such Extensions shall not constitute voluntary prepayments for purposes of Section 2.14, (ii) the scheduled amortization payments (in so far as such schedule affects payments due to Lenders participating in the relevant Class) set forth in Section 2.13 shall be adjusted to give effect to the Extension of the relevant Class and (iii) except as set forth in clause (a)(viii) above, no Extension Offer is required to be in any minimum amount or any minimum increment; provided that Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in Borrower’s sole discretion and which may be waived by Borrower) of Loans or Commitments (as applicable) of any or all applicable tranches be tendered. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.29 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including Sections 2.19 and 2.20) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.29.

(c) No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans (or a portion thereof) or Revolving Credit Commitments (or a portion thereof) in satisfaction of the Minimum Extension Condition (if applicable). For the avoidance of doubt, no Lender shall have its Term Loans or Revolving Credit Commitments extended without the written consent of such Lender. All Extended Term Loans and Extended Revolving Credit Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents that are secured on the same basis as the Loans and Commitments extended thereby and the Guarantors shall guarantee such Obligations in respect thereof (it being understood that such obligations shall not benefit from any Guarantee by any Person other than a Loan Party or be secured by a Lien on any asset that does not constitute Collateral (except to the extent that any additional collateral security is offered to be added to the Collateral to secure, and additional guarantees are offered to be added for the benefit of, the Secured Parties)). The Lenders hereby irrevocably authorize and direct the Administrative Agent and the Collateral Agent to enter into amendments to this Agreement and the other Loan Documents (each, an “Extension Amendment”) with Borrower and other Loan Parties as may be necessary in order to establish new Classes in respect of Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and Borrower in connection with the establishment of such new Classes, in each case, on terms consistent with this Section 2.29.

(d) In connection with any Extension, Borrower shall provide the Administrative Agent at least five Business Days’ (or such shorter period as may be reasonably agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.29.

(e) Each group of Extended Term Loans made on an Extension Date shall be designated a separate Class for all purposes of this Agreement.

(f) This Section 2.29 shall supersede any provisions in Section 2.14, Section 2.19, Section 2.20 or Section 9.08 or any other provision in this Agreement to the contrary.

Section 2.30 Defaulting Lenders.

(a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders”;

(ii) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 9.06), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuers and the Swing Line Lender hereunder; third, if so reasonably determined by the Administrative Agent or reasonably requested by the applicable L/C Issuer, to be held as Cash Collateral for future funding obligations of such Defaulting Lender of any participation in any Letter of Credit; fourth, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Swing Line Lender, the Lenders or any L/C Issuer as a result of any non-appealable judgment of a court of competent jurisdiction obtained by the Swing Line Lender, any Lender or any L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Event of Default under clause (b), (c), (g) or (h) of Article VII exists, to the payment of any amounts owing to Borrower as a result of any non-appealable judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Advances in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Advances were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Advances owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Advances owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.30(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;

(iii) such Defaulting Lender (x) shall not be entitled to receive any Revolving Commitment Fee pursuant to Section 2.07(b) for any period during which such Defaulting Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit fees as provided in Section 2.02(h); and

(iv) during any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.02, the Pro Rata Share of each non-Defaulting Lender shall be determined without giving effect to the Revolving Credit Commitment of such Defaulting Lender; provided that the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit issued shall not exceed the positive difference, if any, of (1) the Revolving Credit Commitment of that non-Defaulting Lender minus (2) the Revolving Credit Exposure of such Lender. Subject to Section 9.21, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(b) If Borrower, the Administrative Agent and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders and, if such Lender is a Revolving Credit Lender, funded and unfunded participations in Letters of Credit or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Share, whereupon such Lender will cease to be a Defaulting Lender; provided that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to the Administrative Agent, the Collateral Agent and each of the Lenders that:

Section 3.01 Organization; Powers. Each of Borrower and its Restricted Subsidiaries (a) is (i) duly organized and validly existing and (ii) if applicable, in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and, if applicable, is in good standing in each jurisdiction where such qualification is required and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated hereby or thereby to which it is or will be a party and, in the case of Borrower, to borrow hereunder, except in the case of clause (a) (other than with respect to Borrower), (b) and (c), where such failure would not be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 3.02 Authorization. The Transactions to be entered into by each Loan Party party thereto (a) have been duly authorized by all requisite corporate, limited liability company or other applicable organizational and, if required, stockholder or shareholder action of such Loan Party and (b) will not (i) violate (A) (x) any provision of law, statute, rule or regulation applicable to such Loan Party, or (y) any provision of the certificate or articles of incorporation, memorandum of association or other constitutive documents or by-laws or operating agreements of such Loan Party, (B) any order of any Governmental Authority or (C) any provision of any material indenture, agreement or other instrument to which Borrower or any of its Restricted Subsidiaries is a party or by which any of them or any portion of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any material property now owned or hereafter acquired by Borrower or any of its Restricted Subsidiaries (other than any Lien created under the Security Documents or permitted hereunder), except, in the case of clauses (b)(i) (other than clause (A)(y)) and (b)(ii), for any violations, conflicts, breaches or defaults that would not reasonably be expected to have a Material Adverse Effect.

Section 3.03 Enforceability. This Agreement has been duly executed and delivered by Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

Section 3.04 Governmental Approvals. Except for any actions, consents, approvals, registrations or filings the failure to obtain or make would not reasonably be expected to have a Material Adverse Effect, no material action, consent or approval of, registration or filing with, or any other action by, any Governmental Authority is or will be required in connection with the Transactions, except for (a) the filing of Uniform Commercial Code financing statements, filings with the United States Patent and Trademark Office and the United States Copyright Office and any other registrations or filings required under the Security Documents to perfect Liens created thereunder and (b) such as have been made or obtained and are in full force and effect.

Section 3.05 Financial Statements.

Borrower has delivered Borrower’s consolidated balance sheet and statements of income, stockholders equity and cash flows (a) as of and for the fiscal year ended December 31, 2023, reported on by KPMG LLP, independent public accountants, and (b) as of and for the fiscal quarter ended September 30, 2023.

Section 3.06 No Material Adverse Effect. No event, change or condition has occurred that has had, or would reasonably be expected to have a Material Adverse Effect since the Closing Date.

Section 3.07 Title to Properties. Borrower and each of its Restricted Subsidiaries has good title to, or valid leasehold interests in, or other limited property interests in, all its material properties, except for minor defects in title that do not interfere in any material respect with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes, except where the failure to have such title or leasehold or other limited property interests would not reasonably be expected to have a Material Adverse Effect. All such material properties are free and clear of Liens, other than Liens permitted by the Loan Documents.

Section 3.08 Subsidiaries; Capitalization. Schedule 3.08 sets forth as of the Closing Date a list of all Subsidiaries and the percentage ownership interest of Borrower or any Restricted Subsidiary therein. The shares of Equity Interests so indicated on Schedule 3.08 are, in the case of such Equity Interests issued by a corporation, fully paid and non-assessable (to the extent applicable in the relevant jurisdiction), and are owned by Borrower or any Restricted Subsidiary, directly or indirectly, free and clear of all Liens, other than Liens permitted by the Loan Documents.

Section 3.09 Litigation; Compliance with Laws.

(a) As of the Closing Date, except as set forth on Schedule 3.09, there are not any actions, suits or proceedings at law, in equity or in arbitration or by or before any Governmental Authority pending or, to the knowledge of Borrower, threatened in writing against or affecting Borrower or any Restricted Subsidiary or any business, property or rights of any such Person (i) that involve any Loan Document or the Transactions or (ii) that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) None of Borrower or any of its Subsidiaries or any of their respective properties or assets is in violation of, nor will the continued operation of their properties and assets as currently conducted violate, any law, rule or regulation (including any zoning or building ordinance, code or approval, any Environmental Law or any building permits), or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (it being understood and agreed that this Section 3.09(b) shall not apply to any law, rule or regulation covered by Sections 3.24 and 3.25).

Section 3.10 [Reserved].

Section 3.11 Federal Reserve Regulations.

(a) Neither Borrower nor any of its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that would result in a violation of Regulation U.

Section 3.12 Investment Company Act. Neither Borrower nor any other Loan Party is an “investment company” as defined in, or is required to be registered under, the Investment Company Act of 1940, as amended.

Section 3.13 Use of Proceeds. Borrower will use the proceeds of the Revolving Credit Loans (a) to fund a portion of the Transactions, (b) to pay all or a portion of the Transaction Expenses and (c) for working capital requirements, capital expenditures, general corporate purposes, including to finance Permitted Acquisitions and other Investments, and any other use not prohibited by this Agreement. Borrower will use the proceeds of any Incremental Facility for working capital requirements, capital expenditures, general corporate purposes, including to finance Permitted Acquisitions and other Investments, and any other use not prohibited by this Agreement.

Section 3.14 Taxes. Borrower and each of its Restricted Subsidiaries has filed or caused to be filed all U.S. federal and all other state, local and foreign tax returns or reports required to have been filed by it and has paid or caused to be paid all Taxes due and owing and payable by it, except, in each case, (i) Taxes (or any requirement to file Tax returns with respect thereto) that are being contested in good faith by appropriate proceedings and for which Borrower or such Subsidiary, as applicable, shall have set aside on its books adequate reserves in accordance with GAAP or (ii) where the failure to file any such tax return or reports or to pay any such Tax, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 3.15 No Material Misstatements; Projections. As of the Closing Date, all material written information and written data (other than projections, financial estimates, forecasts and forward-looking information and information of a general economic or industry-specific nature and all third party memos or reports) furnished by or on behalf of Borrower or any Restricted Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document entered into on the Closing Date or included therein or delivered pursuant thereto, when taken as a whole, did not, as of the Closing Date and when taken as a whole, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made (after giving effect to all supplements and updates thereto); provided, however, that with respect to projected financial information and information of a general economic or industry specific nature, Borrower represents only that such information has been prepared in good faith based on assumptions believed by Borrower to be reasonable at such time (it being recognized that projections are as to future events, are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the control of Borrower, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ significantly from projected results and such differences may be material).

Section 3.16 Employee Benefit Plans. Except as would not reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with its terms and with the applicable provisions of ERISA and the Code and the regulations published thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, would reasonably be expected to result in a Material Adverse Effect. The present value of all benefit liabilities of all underfunded Plans (based on the assumptions used for purposes of Financial Accounting Standards Board Accounting Standards Codification Topic 715) did not, as of the last annual valuation date applicable thereto, exceed the fair market value of the assets of all such underfunded Plans by an amount that would reasonably be expected to result in a Material Adverse Effect.

Section 3.17 Environmental Matters. Except as set forth on Schedule 3.17 or except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither Borrower nor any of its Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any Environmental Permit, (ii) has, to the knowledge of Borrower, become subject to any Environmental Liability, or (iii) has received written notice of any Environmental Claim.

Section 3.18 Insurance. Borrower and its Restricted Subsidiaries have insurance to the extent required by Section 5.02.

Section 3.19 Security Documents.

(a) The Guarantee and Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and, subject to the Initial Pari Passu Intercreditor Agreement, (i) when the Pledged Collateral constituting certificated securities (as defined in the Uniform Commercial Code) required to be delivered to the Collateral Agent (or its designee, agent or on its behalf) under the Guarantee and Collateral Agreement is delivered to the Collateral Agent (or its designee, agent or on its behalf), together with appropriate instruments of transfer, the Lien created under the Guarantee and Collateral Agreement will constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Collateral, in each case prior and superior in right to any other Person (other than Liens permitted by the Loan Documents), and (ii) when financing statements in appropriate form are filed and maintained in the applicable filing offices and to the extent perfection of such security interest may be perfected filing finance statements under the UCC, the Lien created under the Guarantee and Collateral Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Collateral described in the Guarantee and Collateral Agreement to the extent that a security interest in such Collateral may be perfected by the filings of such financing statements, in each case prior and superior in right to any other Person, other than Liens permitted by the Loan Documents.

(b) Upon the filing and recordation of the Guarantee and Collateral Agreement (or a short form thereof), or an agreed upon filing or “short form” instrument referenced therein with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, together, in respect of patents and trademarks, with financing statements in appropriate form filed and maintained in the applicable filing offices, the Liens created by the Guarantee and Collateral Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interests of the Loan Parties in the Intellectual Property in which a security interest may be perfected by filing in the United States, in each case prior and superior in right to any other Person, other than Liens permitted by the Loan Documents (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on United States patents, patent applications, registered trademarks, trademark applications, including the goodwill associated with the trademarks, registered United States copyrights and copyright applications and exclusive licenses of registered United States copyrights acquired by the Loan Parties after the date hereof).

(c) The Mortgages, if any, are effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof and when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with Section 5.09 and the Guarantee and Collateral Agreement, the Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other Person, other than Liens permitted by the Loan Documents.

(d) Notwithstanding anything in this Agreement (including this Section 3.19) or in any other Loan Document to the contrary, none of Borrower or any other Subsidiary makes, or shall be deemed to make, any representation or warranty as to the perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Collateral consisting of Equity Interests in any Foreign Subsidiary or any CFC Holdco, or as to the rights and remedies of the Collateral Agent or any Secured Party with respect thereto under any foreign law.

Section 3.20 Location of Real Property. Schedule 3.20 lists completely and correctly as of the Closing Date all Material Real Property owned by the Loan Parties and the addresses thereof.

Section 3.21 Labor Matters. Except as set forth on Schedule 3.21 or as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, as of the Closing Date: (a) there are no strikes, lockouts or slowdowns against Borrower or any Restricted Subsidiary pending or, to the knowledge of Borrower, threatened in writing, and (b) all payments due from Borrower or any Subsidiary, or for which any claim may be made against Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Borrower or such Subsidiary.

Section 3.22 Solvency. As of the Closing Date, immediately after the consummation of the Transactions to occur on the Closing Date and immediately after giving effect to the borrowing of the Loans on the Closing Date and the use of proceeds thereof, Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

Section 3.23 Intellectual Property, etc. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (i) each of Borrower and each of its Subsidiaries has the right to use all Intellectual Property used in or necessary for the present conduct of its business, without any conflict with, infringement of or violation of the rights of others, and (ii) the Intellectual Property owned by Borrower and each of its Subsidiaries is owned by Borrower or each such Subsidiary, as the case may be, free and clear of all Liens, other than Liens expressly permitted under Section 6.05.

Section 3.24 PATRIOT Act. None of Borrower or its Restricted Subsidiaries is in violation, in any material respect, of any applicable Law primarily relating to counter-terrorism including, without limitation, the United States Executive Order No. 13224 on Terrorist Financing, effective September 24, 2011, and the PATRIOT Act.

Section 3.25 Sanctions; Anti-Corruption Laws.

(a) Each Covered Entity, and its directors and officers, and, to the knowledge of Borrower, any employee, agent (exclusively in connection with its dealings on behalf of any Covered Entity), or affiliate acting on behalf of such Covered Entity: (a) is not a Sanctioned Person; (b) does not do any business in or with, or derive any of its operating income from direct or indirect investments in or transactions involving, any Sanctioned Jurisdiction or Sanctioned Person in violation of Sanctions; and (c) is not in violation of Sanctions. No Covered Entity nor any of its directors, officers, or, to the knowledge of Borrower, its affiliates acting on behalf of such Covered Entity has, during the past five (5) years, received a written notice of investigation from any Governmental Authority regarding a violation of Sanctions by such Covered Entity. Each Covered Entity has instituted and maintains policies and procedures reasonably designed to promote compliance with Sanctions.

(b) Each Covered Entity, and its directors and officers, and, to the knowledge of Borrower, any employee, agent (exclusively in connection with its dealings on behalf of any Covered Entity), or affiliate acting on behalf of such Covered Entity, is not in violation of applicable Anti-Corruption Laws, including any act in furtherance of an offer, payment, promise to pay, authorization, or ratification of payment, directly or indirectly, of any money or anything of value (including any gift, sample, rebate, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, donation, grant or other thing of value, however characterized) to any Governmental Authority to secure any improper advantage or to corruptly obtain or retain business. No Covered Entity nor any of its directors, officers, or, to the knowledge of Borrower, its employees or affiliates acting on behalf of such Covered Entity has, during the past five (5) years, received any written notice of investigation from any Governmental Authority regarding a violation of applicable Anti-Corruption Laws by such Covered Entity. Each Covered Entity has instituted and maintains policies and procedures reasonably designed to promote compliance with Anti-Corruption Laws.

Section 3.26 Use of Proceeds. No proceeds of any Credit Extension has, directly or, to the knowledge of Borrower, indirectly been provided, used, or made available (i) to fund any activities or business of, with, or for the benefit of any Person that, at the time of such funding or facilitation, is a Sanctioned Person in a violation of Sanctions, (ii) to fund or facilitate any activities or business of or in any Sanctioned Jurisdiction in violation of Sanctions, (iii) in any manner that would result in violation by any Person of applicable Anti-Corruption Law, Anti-Money Laundering Law or Sanctions (including any Agent, L/C Issuer, any Lender, underwriter, advisor, investor, or otherwise) or (iv) in violation of any applicable Law, including, without limitation, any applicable Anti-Corruption Law, Anti-Money Laundering Law or Sanctions.

ARTICLE IV

CONDITIONS OF LENDING

The obligations of the Lenders to make Loans hereunder are subject to the satisfaction or waiver of the following conditions:

Section 4.01 Closing Date. On the Closing Date:

(a) The Administrative Agent shall have received, on behalf of itself, the L/C Issuers and the Lenders, a customary written opinion of Jones Day, special counsel to the Loan Parties, dated the Closing Date and addressed to the Administrative Agent, the Collateral Agent and the Lenders as of the Closing Date, and Borrower hereby requests such counsel to deliver such opinion.

(b) The Lenders shall have received, at least three (3) Business Days prior to the Closing Date, all documentation and other information about Borrower and the Guarantors as has been reasonably requested in writing at least ten (10) Business Days prior to the Closing Date by the Administrative Agent or the Lead Arrangers that is required by regulatory authorities under applicable Anti-Money Laundering Laws, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.

(c) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation, memorandum of association, certificate of limited partnership or certificate of formation (or other similar formation document), as in effect on the Closing Date, of each Loan Party, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, and, if applicable, a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State (or other similar official); and (ii) a certificate of a Responsible Officer (including, for this purpose, for the avoidance of doubt, any secretary or assistant secretary) of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the bylaws, partnership agreement, limited liability company agreement or other equivalent governing documents of such Loan Party as in effect on the Closing Date, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or other equivalent governing body) of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of Borrower, the Borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect as of the Closing Date, (C) that the certificate or articles of incorporation (or other similar formation document) of such Loan Party has not been amended since the date of the last amendment thereto shown on the certified formation document furnished pursuant to clause (i) above and (D) as to the incumbency of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party.

(d) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of Borrower, confirming compliance with the conditions precedent set forth in clause (k) of this Section 4.01.

(e) The Administrative Agent shall have received payment of all fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable and documented out-of-pocket expenses required to be paid hereunder on the Closing Date, in the case of payment of expenses, to the extent invoiced at least three (3) Business Days prior to the Closing Date, which such amounts may be offset against the proceeds of the Loans made on the Closing Date.

(f) Subject to Section 5.14, the Guarantee and Collateral Agreement and each other Security Document listed on Schedule 4.01 shall have been duly executed by each Loan Party that is to be a party thereto on the Closing Date and delivered to the Administrative Agent, and the Collateral Agent, on behalf of the Secured Parties, shall have a security interest in the Collateral of the type and priority described in each such Security Document and, in connection therewith, the Loan Parties shall have delivered to the Collateral Agent (or its agent or designee pursuant to the Initial Pari Passu Intercreditor Agreement), (i) to the extent required by the Guarantee and Collateral Agreement, all of the Collateral consisting of certificated Equity Interests and promissory notes, if any, referred to therein and then owned by such Loan Party, (x) endorsed in blank and (y) together with executed and undated endorsements for transfer in the case of any such promissory notes and stock powers for transfer in the case of any such certificated Equity Interests and (ii) proper financing statements (Form UCC-1 or the equivalent) for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary to perfect the security interests purported to be created by the Guarantee and Collateral Agreement.

(g) The Administrative Agent shall have received for the account of each of the Lenders that has requested the same at least three Business Days prior to the Closing Date duly executed promissory notes pursuant to Section 2.06(e).

(h) The Administrative Agent shall have received a Borrowing Request in accordance with Section 2.05 with respect to the Loans to be made on the Closing Date.

(i) Prior to or substantially simultaneously with the occurrence of the Closing Date, the Closing Date Refinancing shall have been consummated.

(j) The Administrative Agent shall have received a certificate in substantially the form of Exhibit F from a Responsible Officer of Borrower certifying that Borrower and its Restricted Subsidiaries, on a consolidated basis, after giving effect to the Transactions to occur on or prior to the Closing Date, are Solvent.

(k) (i) no Default or Event of Default shall exist and (ii) the representations and warranties set forth in Article III shall be true and correct in all material respects (other than any representations which are qualified by materiality, material adverse effect or similar language, which representations shall be true and correct in all respects after giving effect to such qualification), except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date (other than any representations which are qualified by materiality, material adverse effect or similar language, which representations shall have been true and correct in all respects after giving effect to such qualification as of such earlier date).

(l) The closing and funding of the 2030 Notes shall have occurred substantially concurrently with the Closing Date. The Initial Pari Passu Intercreditor Agreement shall have been executed and delivered by all parties thereto.

Section 4.02 Each Credit Extension.

After the Closing Date, the obligation of each Revolving Credit Lender to make a Revolving Credit Loan (which, for the avoidance of doubt, shall not include any Incremental Revolving Loans advanced in connection with an acquisition to the extent not otherwise required by the Lenders of such Incremental Revolving Loans) and the obligation of each L/C Issuer to make L/C Credit Extensions, in each case, is subject to the satisfaction of the following conditions:

(a) (i) In the case of a Borrowing of Revolving Credit Loans, the Administrative Agent shall have received a Borrowing Request as required by Section 2.05, (ii) in the case of the issuance of Letters of Credit, the applicable L/C Issuer and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.02(b) or (iii) in the case of a Borrowing of Swing Line Loans, the Swing Line Lender and the Administrative Agent shall have received a request as required by Section 2.03(b).

(b) The representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (or in all respects to the extent already qualified by materiality) on and as of the date of any such Credit Extension with the same effect as though such representations and warranties had been made on and as of the date of such Credit Extension; provided that to the extent that any representation and warranty specifically refers to a given date or period, it shall be true and correct in all material respects (or in all respects to the extent already qualified by materiality) as of such date or for such period.

(c) At the time of and immediately after giving effect to the applicable Credit Extension, no Event of Default or Default exists.

After the Closing Date, the acceptance by Borrower of the proceeds of each Revolving Credit Loan requested in any Borrowing Request, and the issuance of each Letter of Credit requested hereunder by Borrower, shall be deemed to constitute a representation and warranty by Borrower on the date thereof as to the matters specified in clauses (b) and (c) of this Section 4.02.

ARTICLE V

AFFIRMATIVE COVENANTS

Borrower covenants and agrees with each Lender that until the Payment in Full of the Obligations, unless the Required Lenders shall otherwise consent in writing, Borrower will, and will cause each of its Restricted Subsidiaries to:

Section 5.01 Existence; Businesses and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except (i) as otherwise expressly permitted under Section 6.07 or (ii) other than in the case of Borrower, to the extent that the failure to so preserve, renew and keep in full force and effect such legal existence would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Do or cause to be done all things necessary to obtain, preserve, renew, maintain, extend and keep in full force and effect all rights, licenses, permits and franchises used in or relating to the normal conduct of its business, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; comply with all applicable Laws of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto consistent with past practice, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.02 Insurance.

(a) Except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, maintain insurance with financially sound and reputable insurance companies (or self-insurance programs) on their property in such amounts (with such customary deductibles, exclusions and self-insurance) and covering such risks as management of Borrower reasonably considers consistent with sound business practice.

(b) Use commercially reasonable efforts to cause all property and liability policies to be endorsed or otherwise amended to include (i) in the case of any property insurance policy covering any Collateral, a customary lender’s loss payable endorsement naming the Collateral Agent as lender loss payee, or (ii) in the case of any liability policy, a customary additional insured endorsement naming the Collateral Agent as an additional insured; use commercially reasonable efforts to cause each such policy to provide that it shall not be canceled, modified or not renewed (x) by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent (giving the Administrative Agent and the Collateral Agent the right to cure defaults in the payment of premiums) or (y) for any other reason upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent (in each case, or such shorter number of days as the Administrative Agent may reasonably agree).

Section 5.03 Taxes. Except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises (including in its capacity as a withholding agent) before any penalty or fine accrues thereon; provided that no such Tax need be paid if it is being contested in good faith by appropriate proceedings and adequate reserves or other appropriate provisions, as shall be required in conformity with GAAP, shall have been made therefor.

Section 5.04 Financial Statements, Reports, etc. In the case of Borrower, furnish to each Administrative Agent for distribution to each Lender:

(a) within 90 days after the end of each fiscal year (or such later date as Borrower may be permitted to file its applicable Annual Report on Form 10-K by the rules and regulations of the Commission), its consolidated balance sheets and related statements of operations or income, stockholders’ or members’ equity and cash flows showing the financial condition of Borrower and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such subsidiaries during such fiscal year, together with comparative figures for the immediately preceding fiscal year, all audited by an independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall be unqualified as to “going concern” and scope of audit (other than solely as a result of (x) a maturity date in respect of any Indebtedness or (y) the projected, potential or actual breach of a financial covenant set forth in this Agreement or any other agreement governing any Indebtedness, in each case, during the one-year period following the date such opinion is delivered)) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or such later date as Borrower may be permitted to file its applicable Quarterly Report on Form 10-Q by the rules and regulations of the Commission), its consolidated balance sheets and related statements of operations or income and cash flows showing the financial condition of Borrower and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Financial Officers as fairly presenting, in all material respects, the financial position and results of operations of Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes and purchase accounting adjustments;

(c) [reserved];

(d) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of Borrower in substantially the form of Exhibit H (w) certifying that, to such officer’s knowledge, no Event of Default or Default has occurred and is continuing or, if such an Event of Default or Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (x) consolidating financial statements or information (which need not be audited) reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements, (y) solely in connection with delivery of financial statements under clause (a) above, a list of Immaterial Subsidiaries and reasonable detail setting forth the calculations to determine the amount of Consolidated EBITDA attributable to such Immaterial Subsidiaries for the period to which such financial statements relate and (z) demonstrating compliance with Section 6.09;

(e) [reserved];

(f) (i) all periodic and other reports, proxy statements and other materials filed by Borrower or any Restricted Subsidiary with the Commission or with any national securities exchange and (ii) any written notices of default, acceleration or enforcement received from holders (or any trustee, agent or other representative therefor) of any Material Indebtedness pursuant to the terms of the documentation governing the same;

(g) promptly, following a written request by any Lender, all documentation and other information that such Lender reasonably requests that is required in order for it to comply with its ongoing obligations under applicable Anti-Money Laundering Laws, including the PATRIOT Act;

(h) promptly following any reasonable written request by the Administrative Agent therefor, copies of (i) any material documents described in Section 101(k)(1) of ERISA that Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan which have been provided to Borrower with respect to which there is a reasonable likelihood of a Material Adverse Effect and (ii) any material notices described in Section 101(l)(1) of ERISA that Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan which have been provided to Borrower with respect to which there is a reasonable likelihood of the imposition of liability that would reasonably be expected to have a Material Adverse Effect; provided that if Borrower or ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, Borrower or its Restricted Subsidiaries shall promptly make a request, or request that its ERISA Affiliate(s) promptly make a request, for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt by Borrower thereof; and

(i) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Borrower or any Restricted Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent (or any Lender through the Administrative Agent) may reasonably request in writing.

As to any information contained in materials furnished pursuant to Section 5.04(f), Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of Borrower to furnish the information and materials described in clause (a) and (b) above at the times specified therein.

Materials required to be delivered pursuant to any of clauses (a) through (f), inclusive, above (to the extent any such documents are included in materials otherwise filed with the Commission) may be delivered electronically and shall be deemed to have been delivered on the date (i) on which Borrower posts such documents, or provides a link thereto on Borrower’s website on the Internet, and gives written notice thereof to the Administrative Agent; or (ii) on which such documents are posted on Borrower’s behalf on an Internet or intranet website, if any, to which the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), and the Administrative Agent shall have received written notice of such posting.

Notwithstanding anything to the contrary in this Section 5.04, none of Borrower or any other Subsidiary will be required to disclose or permit the inspection, examination, copying or discussion of any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent, the Collateral Agent or any Lender (or their respective designees) is prohibited by Law or any Contractual Obligation, (iii) that is subject to attorney client or similar privilege or constitutes attorney work product or (iv) that would require the filing of a current report or Form 8-K with the Commission.

Section 5.05 Litigation and Other Notices. Furnish to the Administrative Agent, for distribution to each Lender, written notice of the following within fifteen Business Days (or five Business Days with respect to clause (a) below) of a Responsible Officer of Borrower or any Restricted Subsidiary obtaining knowledge thereof:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) the filing or commencement of any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority against Borrower or any Restricted Subsidiary that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect; and

(c) (i) written notice or claim to the effect that Borrower or any of its Restricted Subsidiaries is or may be liable to any Person as a result of the Release by Borrower, any of its Restricted Subsidiaries or any other Person of any Hazardous Materials into the Environment, and (ii) any written notice alleging any violation of any Environmental Law by Borrower or any of its Restricted Subsidiaries, in each case, either individually or when aggregated with all other such environmental matters, would reasonably be expected to have a Material Adverse Effect.

Section 5.06 Information Regarding Collateral.

(a) Within 60 days (or such later date as the Administrative Agent may agree in its sole discretion) of the effectiveness of any such change, furnish to the Administrative Agent and Collateral Agent written notice of any change (i) in any Loan Party’s legal name, (ii) in the jurisdiction of organization or formation of any Loan Party, (iii) in any Loan Party’s type of organization or (iv) in any Loan Party’s Federal Taxpayer Identification Number. Borrower agrees to take any action reasonably requested in writing by the Administrative Agent and Collateral Agent that required for the Collateral Agent to continue at all times following such change to have a valid and perfected security interest in the Collateral to the extent required under the Security Documents.

(b) At the time of delivery of the financial statements by Borrower pursuant to Section 5.04(a) or (b), upon the written request of the Administrative Agent deliver to the Administrative Agent a certificate of a Responsible Officer setting forth updated information (if any) in respect of the Schedules to the Guarantee and Collateral Agreement and Schedule 3.20 or confirming that there has been no change in such information since the date of the most recent certificate delivered pursuant to this Section 5.06(b).

Section 5.07 Maintaining Records; Access to Properties and Inspection. Keep proper books of record and account in which full, true and correct entries in conformity, in all material respects, with GAAP and all requirements of applicable Law are made of all dealings and transactions in relation to its business and activities (it being understood and agreed that Foreign Subsidiaries may maintain individual books and records in a manner to allow financial statements to be prepared in conformity with generally accepted accounting principles that are applicable in their respective jurisdictions of organization). Each Loan Party will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent to visit and inspect the financial records and the properties of Borrower or any Restricted Subsidiary at reasonable times, upon reasonable advance notice and as often as reasonably requested (but no more than once per fiscal year unless, at the time of the visit and inspection, an Event of Default has occurred and is continuing) and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent to discuss the affairs, finances and condition of Borrower or any Restricted Subsidiary with the officers thereof and independent accountants therefor (provided that (i) a member of management of the applicable Loan Party shall be afforded a reasonable opportunity to be present at any meeting with such accountants and (ii) Borrower shall only be required to reimburse the Administrative Agent for the reasonable costs and expenses incurred by it for only one visit or inspection per fiscal year unless, at the time of the visit and inspection, an Event of Default has occurred and is continuing). Notwithstanding anything to the contrary in this Section 5.07, none of Borrower or any other Subsidiary will be required to disclose or permit the inspection, examination, copying or discussion of any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent, the Collateral Agent or any Lender (or their respective designees) is prohibited by law or any Contractual Obligation, (iii) that is subject to attorney client or similar privilege or constitutes attorney work product or (iv) that would require the filing of a current report or Form 8-K with the Commission.

Section 5.08 Use of Proceeds. Use the proceeds of the Loans only for the purposes set forth in Section 3.13 of this Agreement.

Section 5.09 Further Assurances.

(a) Promptly upon reasonable written request by the Administrative Agent (i) correct any mutually identified material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Security Document or other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Security Documents, to the extent required pursuant to this Agreement and the Security Documents and subject in all respects to the limitations herein and therein.

(b) [Reserved].

(c) From and after the Closing Date, and subject to the limitations and exceptions as set forth in this Agreement and any Security Document, if (a) any Subsidiary becomes a Guarantor or (b) any Guarantor acquires any property or rights which are of a type constituting Collateral under any Security Document (excluding, for the avoidance of doubt, any Excluded Assets or assets not required to be Collateral pursuant to this Agreement, the Intercreditor Agreements or the Security Documents), it will be required to execute and deliver such security instruments, financing statements and such certificates as are required under this Agreement or any Security Document to vest in the Collateral Agent a Lien (subject to Permitted Liens) in such after-acquired collateral (or all of its assets, except Excluded Assets, in the case of a new Guarantor) such that the Collateral Agent would have a first priority perfected Lien (subject to Permitted Liens) upon any such Collateral, as security for the Obligations.

(d) With respect to (i) any new Restricted Subsidiary that would constitute a Guarantor (within the meaning of that term) that is created or acquired after the Closing Date (other than an Excluded Subsidiary) or (ii) any previously Excluded Subsidiary that ceases to constitute an Excluded Subsidiary (pursuant to the definition of such term) (including any Immaterial Subsidiary that ceases to constitute an Immaterial Subsidiary or that has been designated by Borrower to no longer constitute an Immaterial Subsidiary in order to comply with the proviso to the definition thereof) (each such Person, a “Subsequent Required Guarantor”), in each case no later than the later of (x) the next date of delivery of a compliance certificate pursuant to Section 5.04(d) covering a period that includes the date of such acquisition, creation or reclassification of such Restricted Subsidiary or (y) sixty (60) Business Days after such acquisition, creation or reclassification (or such later date as the Administrative Agent may agree to): (w) execute and deliver to the Administrative Agent such amendments to the applicable Security Documents (including schedules thereto) as the Administrative Agent reasonably deems necessary to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest (subject to Permitted Liens) in the Capital Stock of such Subsequent Required Guarantor (other than to the extent constituting Excluded Assets), (x) subject to the Initial Pari Passu Intercreditor Agreement and/or any other applicable Intercreditor Agreement entered into pursuant to this Agreement or any other Loan Document, deliver to the Collateral Agent (1) the certificates, if any, representing such Capital Stock of such Subsequent Required Guarantor constituting certificated securities under the UCC, together with undated stock powers, in blank, to the extent necessary to perfect the Collateral Agent’s security interests therein and (2) any note, instrument or debt security in favor of such Subsequent Required Guarantor, endorsed in blank or accompanied by an executed transfer form in blank, in each case executed and delivered by a duly authorized officer of such Subsequent Required Guarantor, in each case to the extent required by the applicable Security Documents (in each case to the extent delivery of such endorsements or transfer forms are customary under applicable requirements of Law), (y) cause such Subsequent Required Guarantor (1) to become a party to the applicable Security Documents and (2) to take such actions necessary to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected Lien on and security interest in (subject to Permitted Liens) the Collateral described in the applicable Security Documents with respect to such Subsequent Required Guarantor, including the recording of instruments in the United States Patent and Trademark Office and/or the United States Copyright Office, as applicable, if required, and the filing of UCC financing statements in such jurisdictions as may be required by the applicable Security Documents and (z) if reasonably requested by the Administrative Agent, deliver to the Collateral Agent customary legal opinions relating to the matters described above.

(e) If (i) any Material Real Property is acquired by Borrower or any Guarantor after the Closing Date or (ii) any Person that becomes a Guarantor after the Closing Date owns any Material Real Property, in each case, not constituting Excluded Assets, Borrower or the relevant Guarantor, as applicable, (x) shall, within 90 days after acquisition of such Material Real Property

(or such later time as the Collateral Agent may agree in its reasonable discretion), provide written notice to the Collateral Agent of its intent to mortgage such Material Real Property and (y) deliver to the Collateral Agent (A) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by Borrower or applicable Guarantor and corresponding UCC fixture filings, (B) to the extent reasonably requested by the Collateral Agent, a title insurance policy or a marked-up and signed pro forma thereof for such property available in each applicable jurisdiction (the “Mortgage Policies”) insuring the Lien of each such Mortgage as a valid first priority Lien (subject to Permitted Liens), together with such endorsements, coinsurance and reinsurance as are available at commercially reasonable rates in each applicable jurisdiction and in such amounts which approximate (but need not exceed) the fair market value of the applicable Material Real Property, (C) to the extent reasonably requested by the Collateral Agent, either ALTA surveys or such existing surveys (together with no change affidavits), in each case prepared by a land surveyor duly registered and licensed in the state in which the Material Real Property described in such surveys is located and sufficient for the title company to remove all standard survey exceptions from the Mortgage Policies and issue the endorsements required in clause (B) above to the extent such coverage and endorsements are available in the applicable jurisdictions, (D) to the extent reasonably requested by the Collateral Agent, copies of any existing abstracts and existing appraisals and (E) to the extent reasonably requested by the Collateral Agent, opinions of local counsel to Borrower or any Guarantor in state in which the Mortgaged Property is located confirming the enforceability and perfection of the Mortgage and any related fixture filing and such other matters as Collateral Agent shall reasonably require.

(f) Notwithstanding anything to the contrary in the Loan Documents, none of Borrower nor any of its Subsidiaries shall be required to take, or cause to be taken, any Excluded Security Actions or grant any Lien on any Excluded Assets.

Section 5.10 [Reserved].

Section 5.11 [Reserved].

Section 5.12 Designation of Restricted Subsidiaries and Unrestricted Subsidiaries.

(a) After the Closing Date, Borrower may designate a Restricted Subsidiary as an Unrestricted Subsidiary if, after giving effect to such designation on a Pro Forma Basis, no Event of Default would be in existence following such designation. If such Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments in such Restricted Subsidiary by Borrower and its Restricted Subsidiaries will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 6.01 or under one or more clauses of the definition of “Permitted Investments,” as determined by Borrower. That designation will only be permitted if the Investment would be permitted at the time of designation and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

(b) Any designation of a Subsidiary of Borrower as an Unrestricted Subsidiary will be evidenced by delivering to the Administrative Agent a certificate of a Responsible Officer of Borrower certifying that such designation complied with the conditions in the immediately preceding clause (a) and was permitted by Section 6.01.

(c) Borrower may at any time designate any Unrestricted Subsidiary as a Restricted Subsidiary of Borrower; provided that such designation will be deemed to be an incurrence of Indebtedness by Borrower of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted by Section 6.03, calculated on a Pro Forma Basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Event of Default would be in existence following such designation. Any designation of an Unrestricted Subsidiary as a Restricted Subsidiary shall be evidenced by delivery to the Administrative Agent of a certificate of a Responsible Officer of Borrower certifying that such designation complied with the preceding conditions of this clause (c) and was permitted by Section 6.03.

(d) Unrestricted Subsidiaries will not be subject to the affirmative or negative covenants or representations and warranties contained herein, and will not be subject to events of defaults and other provisions of this Agreement and the results of operations and Indebtedness of Unrestricted Subsidiaries will not be taken into account for purposes of determining compliance with any financial ratio or test (including, without limitation, any Consolidated Total Debt Ratio test, any Consolidated First Lien Debt Ratio test, any Consolidated Secured Debt Ratio test or any Interest Coverage Ratio test) and/or the amount of Consolidated EBITDA, LTM EBITDA, the Applicable Percentage or mandatory prepayment provisions contained in this Agreement.

Section 5.13 Compliance with Laws; OFAC; PATRIOT Act and Other Regulations. (a) Except where failure to do so would not be reasonably expected to result in a Material Adverse Effect, comply with all applicable Laws, rules, regulations and orders applicable to it or its property (including applicable Environmental Laws) and (b) comply in all material respects with (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder, and any other applicable Anti-Corruption Laws, (ii) all applicable Laws administered by OFAC and other applicable Sanctions, and (iii) the PATRIOT Act, as applicable, and any other applicable Anti-Money Laundering Laws.

Section 5.14 Certain Post-Closing Obligations. Notwithstanding any provision herein or in any other Loan Document to the contrary, to the extent not delivered on or prior to the Closing Date, Borrower shall, and shall cause each applicable Loan Party, to take such actions set forth on Schedule 5.14 by the times specified on such Schedule 5.14 with respect to such actions, or such later time as the Administrative Agent may agree in its reasonable discretion. All conditions precedent, covenants and representations and warranties contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described on Schedule 5.14 within the time periods required by this Section 5.14, rather than as elsewhere provided in the Loan Documents).

ARTICLE VI

NEGATIVE COVENANTS

Borrower covenants and agrees with each Lender that from the Closing Date until the Payment in Full of the Obligations, unless the Required Lenders shall otherwise consent in writing:

Section 6.01 Restricted Payments.

(a) Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of Borrower’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger, arrangement, amalgamation or consolidation involving Borrower or any of its Restricted Subsidiaries) (other than (x) dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Borrower, (y) dividends or distributions payable to Borrower or a Restricted Subsidiary of Borrower and (z) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger, arrangement, amalgamation or consolidation involving Borrower) any Equity Interests of Borrower, in each case, held by Persons other than Borrower or any of its Restricted Subsidiaries;

(3) make any cash voluntary or optional payment on or with respect to, or repurchase, redeem, defease or otherwise acquire for cancellation or retire for cash any Subordinated Indebtedness (excluding any intercompany Indebtedness between or among Borrower and any of its Restricted Subsidiaries) with an individual principal amount in excess of the greater of (x) $120,000,000 and (y) 25.0% of LTM EBITDA, except (I) a payment of interest when due or principal at the Stated Maturity thereof or the purchase, redemption, repurchase, defeasance, acquisition or retirement for value of any such Indebtedness within 365 days of the Stated Maturity thereof or (II) any other scheduled repayment or sinking fund payment (this clause (3), a “Restricted Subordinated Prepayment”);

(4) make any Restricted Investment;

(all such payments and other actions set forth in Sections 6.01(a)(1) through 6.01(a)(4), being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(x) [reserved];

(y) [reserved]; and

(z) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Borrower or any of its Restricted Subsidiaries since the Closing Date (and not returned or rescinded) (including, without duplication, Restricted Payments permitted by Section 6.01(b)(3)), and excluding Restricted Payments permitted by all other clauses of Section 6.01(b), is less than the sum, without duplication (the sum of the amounts attributable to clause (A) through (I) below is referred to herein as the “Available Amount”), of:

(A) 50.0% of the Consolidated Net Income of Borrower for the period (taken as one accounting period) from October 1, 2024 to the end of the most recently ended Test Period at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100.0% of such deficit; provided that in no event shall this clause (A) be less than zero); plus

(B) 100.0% of the aggregate net cash proceeds and the Fair Market Value of marketable securities or other property received by Borrower or its Restricted Subsidiaries since the Closing Date from the issue or sale of:

(i) Equity Interests of Borrower, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the Fair Market Value of marketable securities or other property received from the sale of:

(a) Equity Interests to any future, present or former employees, directors, officers, members of management, independent contractors, advisors, service providers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of Borrower or any of Borrower’s Subsidiaries after the Closing Date to the extent such amounts have been applied to Restricted Payments made in accordance with Section 6.01(b)(5); and

(b) Designated Preferred Stock; and

(ii) [reserved];

provided, that this clause (B) will not include the proceeds from (1) Refunding Capital Stock (as defined below) applied in accordance with Section 6.01(b)(2), (2) Equity Interests or convertible debt securities of Borrower sold to any of its Restricted Subsidiaries, (3) Disqualified Stock or debt securities that have been converted or exchanged into Disqualified Stock or (4) Excluded Contributions; plus

(C) 100.0% of the aggregate amount of cash, Cash Equivalents and the Fair Market Value of marketable securities or other property contributed to the capital of Borrower after the Closing Date (including the original principal amount of any Indebtedness (and accrued interest) contributed to Borrower or its Subsidiaries for cancellation) or that becomes part of the capital of Borrower through consolidation, arrangement, amalgamation or merger following the Closing Date, in each case, not involving cash consideration payable by Borrower on account of such consolidation, arrangement, amalgamation or merger (other than (x) cash, Cash Equivalents and marketable securities or other property that are contributed by a Restricted Subsidiary or (y) Excluded Contributions); plus

(D) 100.0% of the aggregate amount received in cash and the Fair Market Value of marketable securities or other property received by Borrower or any of its Restricted Subsidiaries by means of:

(i) the sale or other disposition (other than to Borrower or any of its Restricted Subsidiaries) of, or other Returns (other than Returns that reduce Investments pursuant to the last paragraph of the definition thereof) on Investments from, Restricted Investments made by Borrower or any of its Restricted Subsidiaries (including cash distributions and cash interest received in respect of Restricted Investments) and repurchases and redemptions of such Restricted Investments from Borrower or any of its Restricted Subsidiaries (other than by Borrower or any of its Restricted Subsidiaries) and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by Borrower or any of its Restricted Subsidiaries, in each case, after the Closing Date;

(ii) the sale (other than to Borrower or any of its Restricted Subsidiaries) of the stock or any assets of an Unrestricted Subsidiary (or any joint venture) (other than any Restricted Subsidiary or other minority Investment) or a dividend or distribution from an Unrestricted Subsidiary, any joint venture (other than any Restricted Subsidiary) or other minority Investment (other than, in each case, to the extent of the amount of such Investment in such Unrestricted Subsidiary constituted a Permitted Investment, but including such cash or Fair Market Value to the extent exceeding the amount of such Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Closing Date; or

(iii) any returns, profits, distributions and similar amounts received on account of any Permitted Investment subject to a Dollar or ratio-based Basket (to the extent in excess of the original amount of such Investment); plus

(E) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, arrangement, amalgamation or consolidation of an Unrestricted Subsidiary into Borrower or any of its Restricted Subsidiaries or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to Borrower or any of its Restricted Subsidiaries after the Closing Date, the Fair Market Value of the Investment in such Unrestricted Subsidiary (or the assets transferred) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, arrangement, amalgamation, consolidation or transfer of assets, other than to the extent of the amount of the Investment in such Unrestricted Subsidiary that constituted a Permitted Investment, but, to the extent exceeding the amount of such Permitted Investment, including such excess amounts of cash or Fair Market Value; plus

(F) Retained Declined Proceeds; plus

(G) the net cash proceeds of sales of Equity Purchased Assets; plus

(H) the amount of any reduction of Indebtedness of Borrower or any Restricted Subsidiary resulting from the cancellation or conversion of such Indebtedness by the holders thereof; plus

(I) the greater of (x) $145,000,000 and (y) 30.0% of LTM EBITDA; less

(J) any amounts being utilized at such time pursuant to clause (z)(y) of the definition of “Permitted Investments”;

provided that any Restricted Payment made in reliance of clauses (A) or (I) above shall be subject to no Event of Default existing or resulting therefrom.

(b) The provisions of Section 6.01(a) will not prohibit:

(1) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of Borrower to the holders of its Equity Interests so long as Borrower or any of its Restricted Subsidiaries receives at least its pro rata share of such dividend or distribution;

(2) (a) the redemption, repurchase, defeasance, discharge, retirement or other acquisition of (I) any Equity Interests of Borrower, any of its Restricted Subsidiaries, including any accrued and unpaid dividends thereon (“Treasury Capital Stock”), or (II) Subordinated Indebtedness made in exchange for, or out of the proceeds of, a sale or issuance (other than to a Restricted Subsidiary) of, Equity Interests of Borrower (other than Disqualified Stock) (“Refunding Capital Stock”) and made within 120 days of such sale or issuance, (b) the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of a sale or issuance (other than to a Restricted Subsidiary of Borrower or to an employee stock ownership plan or any trust established by Borrower or any Restricted Subsidiary) of Refunding Capital Stock made within 120 days of such sale or issuance, and (c) if, immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon by Borrower was permitted under Sections 6.01(b)(22)(A) or 6.01(b)(22)(B), the declaration and payment of dividends on the Refunding Capital Stock in an aggregate amount per annum no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3) the payment of any dividend or distribution or the consummation of any redemption, repurchase or retirement of Indebtedness within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of this Agreement;

(4) the principal payment on, defeasance, redemption, repurchase, exchange or other acquisition or retirement of (i) Subordinated Indebtedness made by exchange for, or out of the proceeds of, the sale, issuance or incurrence of, new Indebtedness of Borrower or a Guarantor or Disqualified Stock of Borrower or a Guarantor within 120 days of such sale, issuance or incurrence, (ii) Disqualified Stock of Borrower or a Guarantor made by exchange for, or out of the proceeds of, the sale, issuance or incurrence of new Disqualified Stock or Subordinated Indebtedness of, Borrower or a Guarantor, made within 120 days of such sale, issuance or incurrence, (iii) Disqualified Stock of a Restricted Subsidiary that is not a Guarantor made by exchange for, or out of the proceeds of, the sale or issuance of, new Disqualified Stock of a Restricted Subsidiary that is not a Guarantor, made within 120 days of such sale or issuance, that, in each case, is Refinancing Indebtedness incurred or issued, as applicable, in compliance with Section 6.03, (iv) Subordinated Indebtedness made by exchange for, or out of the proceeds of the issuance or incurrence of, any other Indebtedness or Disqualified Stock permitted pursuant to Section 6.03 within 120 days of such sale, issuance or incurrence, and (v) any Subordinated Indebtedness or Disqualified Stock which constitutes Acquired Debt;

(5) a Restricted Payment to pay for the repurchase, retirement or other acquisition for value of Equity Interests (including related to stock appreciation rights or similar securities) of Borrower or any of its Restricted Subsidiaries held by any future, present or former employee, director, member of management, independent contractor or consultant (or any of their respective Controlled Investment Affiliates or Immediate Family Members) of Borrower or any Subsidiary of Borrower pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other similar agreement or arrangement or any equity subscription, or equity holder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by Borrower in connection with any such repurchase, retirement or other acquisition), provided that the aggregate amounts paid under this clause (5) do not exceed the greater of (x) $75,000,000 and (y) 15.0% of LTM EBITDA in any calendar year and the amounts paid under this clause (5) together with the amounts paid under clause (6) below do not exceed the greater of (x) $150,000,000 and (y) 30.0% of LTM EBITDA in any calendar year; provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(A) the cash proceeds received by Borrower or any of its Restricted Subsidiaries from the sale of Qualifying Equity Interests of Borrower, to employees, directors, officers, members of management, independent contractors or consultants (or any of their respective Controlled Investment Affiliates or Immediate Family Members) of Borrower and its Restricted Subsidiaries that occurs after the Closing Date; provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under Section 6.01(a)(z); plus

(B) the amount of any cash bonuses otherwise payable to members of management, employees, directors, consultants, independent contractors, (or their respective Controlled Investment Affiliates or Immediate Family Members) of Borrower, any of its Subsidiaries that are foregone in exchange for the receipt of Equity Interests of Borrower pursuant to any compensation arrangement, including any deferred compensation plan; plus

(C) the cash proceeds of key man life insurance policies received by Borrower (to the extent contributed to Borrower), and its Restricted Subsidiaries after the Closing Date; less

(D) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (A), (B) and (C) of this clause (5);

provided that Borrower may elect to apply all or any portion of the aggregate increase contemplated by clauses (A), (B) and (C) above in any calendar year; provided further that cancellation of Indebtedness owing to Borrower or any of its Restricted Subsidiaries from any future, present or former employee, director, officer, member of management, independent contractor or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of any of Borrower or any of its Restricted Subsidiaries in connection with a repurchase of Equity Interests of any of Borrower or any Restricted Subsidiary of Borrower will not be deemed to constitute a Restricted Payment for purposes of this Section 6.01 or any other provision of this Agreement;

(6) a Restricted Payment to pay for the repurchase of any outstanding Equity Interests of Borrower or any of its Restricted Subsidiaries; provided that the aggregate amounts paid under this clause (6) do not exceed the greater of (x) $120,000,000 and (y) 25.0% of LTM EBITDA in any calendar year; and

(7) a Restricted Payment to make a “catch-up” payment on any “applicable high yield discount obligation” (within the meaning of Section 163(i) of the Code) of Borrower or a Restricted Subsidiary.

(8) (a) payments made or expected to be made by Borrower or any of its Restricted Subsidiaries in respect of withholding or similar Taxes payable by any future, present or former employee, director, officer, member of management, independent contractor or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of Borrower, any of its Restricted Subsidiaries, (b) the repurchase of Equity Interests deemed to occur upon (i) the exercise of stock options, warrants or other similar stock-based awards or the vesting of other similar stock-based awards under equity plans of Borrower, any of Borrower’s Restricted Subsidiaries to the extent such Equity Interests represent a portion of the exercise price of those stock options, warrants or other similar stock-based awards under equity plans of Borrower, any of its Restricted Subsidiaries or (ii) the withholding of a portion of Equity Interests issued upon any such exercise or vesting to cover any withholding Tax obligations in respect of such issuance and (c) loans or advances to officers, directors, employees, managers, consultants and independent contractors of Borrower, any of its Restricted Subsidiaries in connection with such Person’s purchase of Equity Interests of Borrower; provided that no cash is actually advanced pursuant to this clause (c) other than to pay Taxes due in connection with such purchase, unless immediately repaid;

(9) repurchases of Equity Interests deemed to occur (A) upon the exercise, conversion or exchange of stock options, warrants, other rights to purchase Equity Interests or other convertible or exchangeable securities if such Equity Interests represent all or portion of the exercise price thereof or (B) as a result of Equity Interests being utilized to satisfy tax withholding obligations upon (a) the exercise of stock options or (b) the vesting of other equity awards that constitute Equity Interests;

(10) payments of cash, dividends, distributions, advances or other Restricted Payments by Borrower or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares or upon the purchase, redemption or acquisition of fractional shares, including in connection with (i) the exercise of options or warrants, (ii) the conversion or exchange of Capital Stock or Indebtedness convertible into, or exchangeable for, Capital Stock or (iii) stock dividends, splits or combinations or business combinations;

(11) [reserved];

(12) the making of any Restricted Payment (i) in connection with the Transactions and the payment of any fees or expenses incurred in connection therewith, (ii) in respect of working capital adjustments or purchase price adjustments pursuant to any Permitted Acquisition or other Permitted Investments, (iii) in order to satisfy indemnity and other similar obligations under or in connection with any Permitted Acquisition or other Permitted Investments or (iv) in connection with a Permitted Reorganization;

(13) (i) purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Transaction and distributions or payments of Securitization Fees, and (ii) purchases of Receivables/Equipment Assets pursuant to a Receivables/Equipment Repurchase Obligation in connection with a Qualified Receivables/Equipment Facility and distributions or payments of Receivables/Equipment Fees;

(14) [reserved];

(15) Restricted Payments that are made with Excluded Contributions that, together with Permitted Investments that are made with Excluded Contributions and outstanding at any time pursuant to clause (ee) of the definition of “Permitted Investments”, shall not exceed the aggregate amount of Excluded Contributions;

(16) [reserved];

(17) the payment, purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness, Disqualified Stock or Preferred Stock of Borrower and its Restricted Subsidiaries from Retained Declined Proceeds (except to the extent utilized to make Restricted Payments pursuant to Section 6.01(a)(z)(F));

(18) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to Borrower or any of its Restricted Subsidiaries by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

(19) subject to no Event of Default continuing or resulting therefrom, other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this Section 6.01(b)(19) not to exceed the greater of (x) $145,000,000 and (y) 30.0% of LTM EBITDA;

(20) [reserved];

(21) payments and distributions to dissenting stockholders pursuant to applicable Law, pursuant to or in connection with a sale, consolidation, merger, arrangement, amalgamation or transfer of all or substantially all of the assets of Borrower and its Restricted Subsidiaries taken as a whole that complies with the terms of this Agreement, including Section 6.07 or any other transaction that complies with the terms of this Agreement;

(22)

(A) the declaration and payment of regularly scheduled or accrued dividends to holders of a class or series of Disqualified Stock of Borrower or any Preferred Stock of any Restricted Subsidiary of Borrower issued on or after the Closing Date in accordance with Section 6.03;

(B) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock issued by Borrower or any of its Restricted Subsidiaries after the Closing Date; or

(C) the declaration and payment of dividends or distributions on Refunding Capital Stock that is Preferred Stock in excess of the dividends or distributions declarable and payable thereon pursuant to Section 6.01(b)(2);

provided, in the case of each of (A), (B) and (C) of this Section 6.01(b)(22), that for the most recently ended Test Period immediately preceding the date of issuance of such dividends, after giving effect to such declaration and payment on a pro forma basis, Borrower would have had an Interest Coverage Ratio of at least 2.00 to 1.00; and

(23) any Restricted Payment so long as immediately after giving effect to the making of such Restricted Payment on a Pro Forma Basis, (i) in the case of any Restricted Payment (other than a Restricted Subordinated Prepayment), (A) no Event of Default shall have occurred and be continuing and (B) the Consolidated Total Debt Ratio would be no greater than 1.75 to 1.00 and (ii) in the case of any Restricted Subordinated Prepayment, (A) no Event of Default shall have occurred and be continuing and (B) the Consolidated Total Debt Ratio would be no greater than 2.00 to 1.00.

(c) The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by Borrower or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The Fair Market Value of any cash Restricted Payment shall be its face amount, and the Fair Market Value of any non-cash Restricted Payment, property or assets other than cash shall be determined conclusively by Borrower acting in good faith. For purposes of determining compliance with this Section 6.01, in the event that a Restricted Payment or Investment meets the criteria of more than one of the categories of Restricted Payments described in Sections 6.01(b)(1) through 6.01(b)(23), or is entitled to be incurred pursuant to Section 6.01(a), Borrower will be entitled to classify such Restricted Payment or Investment (or portion thereof) on the date of its payment or later reclassify such Restricted Payment or Investment (or portion thereof) in any manner that complies with this Section 6.01 or the definition of “Permitted Investment” and/or one or more of the exceptions contained in the definition of “Permitted Investment”.

(d) If Borrower or a Restricted Subsidiary of Borrower makes a Restricted Payment which at the time of the making of such Restricted Payment would in the good faith determination of Borrower be permitted under the provisions of this Agreement based on the financial statements available at such time, such Restricted Payment shall be deemed to have been made in compliance with this Agreement notwithstanding any subsequent adjustments made in good faith to Borrower’s financial statements affecting Consolidated Net Income or Consolidated EBITDA of Borrower for any period.

(e) Notwithstanding anything to the contrary in this Agreement, in no event shall Borrower or any of its Restricted Subsidiaries make a Restricted Payment, Restricted Investment, Asset Sale or other transfer that results in the transfer of any Intellectual Property that is material to the business of Borrower and its Restricted Subsidiaries, taken as a whole, to an Unrestricted Subsidiary.

Section 6.02 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to Borrower or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to Borrower or any of its Restricted Subsidiaries;

(2) make loans or advances to Borrower or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to Borrower or any of its Restricted Subsidiaries.

(b) The restrictions in Section 6.02(a) will not apply to encumbrances or restrictions existing under or by reason of:

(1) the Loan Documents (including the Intercreditor Agreements);

(2) agreements governing other Indebtedness permitted to be incurred under the provisions of Section 6.03 and any amendments, restatements,

modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the restrictions therein, taken as a whole, either (i) are not materially more restrictive than those contained in agreements governing Indebtedness in effect on the Closing Date, or (ii) are not materially more disadvantageous to Lenders than is customary in comparable financings (as determined by Borrower in good faith) and, in the case of clause (ii) above, either (x) Borrower determines (in good faith) at the time of entry into such agreement that such encumbrance or restriction will not affect Borrower’s ability to make principal or interest payments under this Agreement or (y) such encumbrances or restrictions apply only during the continuance of a default in respect of payment or a financial maintenance covenant relating to such Indebtedness;

(3) applicable Law or requirement;

(4) effect at the time of such acquisition (except to the extent such instrument was entered into in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be incurred;

(5) customary non-assignment provisions in contracts, leases, sub-leases, licenses or asset sale agreements otherwise permitted by this Agreement so long as such restrictions relate to the property interest, rights or assets subject thereto;

(6) purchase money obligations, mortgage financings and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in Section 6.03(b)(4);

(7) contracts for the sale of assets, including any agreement for the sale or other disposition of a Restricted Subsidiary of all or substantially all of the assets of such Restricted Subsidiary in compliance with the terms of this Agreement that restricts distributions by such Restricted Subsidiary pending such sale or other disposition;

(8) Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are (i) not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced or (ii) are not materially more disadvantageous to the Lenders than is customary in comparable financings (as determined by Borrower in good faith) and in the case of clause (ii) such encumbrances or restrictions apply only during the continuance of a default in respect of payment or a financial maintenance covenant relating to such Indebtedness;

(9) Secured Indebtedness otherwise permitted to be incurred pursuant to Section 6.03 and Liens permitted to be incurred pursuant to Section 6.05 that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment), which limitation is applicable only to the assets that are the subject of such agreements;

(11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(12) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(13) any Restricted Investment not prohibited by Section 6.01 and any Permitted Investment;

(14) restrictions created in connection with any Qualified Securitization Transaction or Qualified Receivables/Equipment Facility that, in the good faith determination of Borrower, are necessary or advisable to effect such Qualified Securitization Transaction or Qualified Receivables/Equipment Facility;

(15) other Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary of Borrower that is incurred by a Foreign Subsidiary of Borrower subsequent to the Closing Date pursuant to Section 6.03 that imposes restrictions solely on the Foreign Subsidiary party thereto or its Subsidiaries;

(16) any encumbrances or restrictions of the type referred to in Section 6.02(a) imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in Sections 6.02(b)(1) through 6.02(b)(15); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Borrower, no more restrictive as a whole with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;

(17) any encumbrance or other restriction that will not otherwise materially impair Borrower’s ability to make payments on the Obligations when due, in the good faith judgment of Borrower; and

(18) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, arrangement, amalgamation or consolidation of an Unrestricted Subsidiary into Borrower or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to Borrower or a Restricted Subsidiary, any agreement or other instrument of such Unrestricted Subsidiary (but, in any such case, not created in contemplation of such redesignation, merger, arrangement, amalgamation, consolidation or transfer).

Section 6.03 Incurrence of Indebtedness and Issuance of Disqualified Stock or Preferred Stock.

(a) Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Borrower will not issue any Disqualified Stock and will not permit (a) any of its Restricted Subsidiaries to issue any shares of Disqualified Stock or (b) any of its Restricted Subsidiaries that are not Guarantors to issue any shares of Preferred Stock; provided, however, that Borrower may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock or Preferred Stock, if (any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued pursuant to the following clauses (1), (2), (3) and (4), “Ratio Debt”) in an aggregate amount not to exceed:

(1) at the option of Borrower, any amounts available for use under the Incremental Starter Amount; plus

(2) if such Indebtedness is secured by Liens on the Collateral with Pari Passu Lien Priority with the Liens on the Collateral securing the Obligations, an unlimited amount so long as the Consolidated First Lien Debt Ratio for Borrower’s most recently ended Test Period immediately preceding the date on which such additional Indebtedness is incurred, would be no greater than 2.25:1.00, determined on a Pro Forma Basis;

(3) if such Indebtedness is secured by Liens on the Collateral with Junior Lien Priority with the Liens on the Collateral securing the Obligations, an unlimited amount so long as the Consolidated Secured Debt Ratio for Borrower’s most recently ended Test Period immediately preceding the date on which such additional Indebtedness is incurred, would be no greater than 2.75:1.00; or

(4) with respect to such Indebtedness that is not secured, or any Disqualified Stock or Preferred Stock, an unlimited amount so long as at least one of the following is satisfied: (A) the Consolidated Total Debt Ratio for Borrower’s most recently ended Test Period immediately preceding the date on which such additional Indebtedness is incurred, would be no greater than 3.25:1.00 or (B) the Interest Coverage Ratio for Borrower’s most recently ended Test Period immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such Preferred Stock is issued, as the case may be, would be no less than 2.00:1.00, in each case determined on a Pro Forma Basis;

provided, further, that (v) Borrower may select utilization under clause (1) or (2) through (4) (as applicable) above in its sole discretion, (w) Indebtedness under this Section 6.03(a) may be incurred simultaneously under clauses (1) and (2) through (4) (as applicable), and proceeds from any such incurrence may be utilized in a single transaction by, unless Borrower elects otherwise, first calculating the incurrence under clause (2), (3) or (4) above and then calculating the incurrence under clause (1) above without including any amounts to be incurred under any other clause hereunder, (x) in the event that Borrower or any other Restricted Subsidiary incurs Indebtedness under clause (1) above and, subsequent to such incurrence, all or any portion of such Indebtedness would be permitted to be incurred under clause (2), (3) or (4) above (as applicable), such Indebtedness shall automatically be reclassified as having been incurred under clause (2), (3) or (4) above (as applicable) and Borrower’s availability under clause (1) above shall be deemed restored to the extent of such reclassification, (y) at the time any such Ratio Debt is incurred, issued or assumed, the Required Specified Debt Conditions have been satisfied and (z) any Ratio Debt in the form of a delayed draw commitment or revolving commitment will be assumed to be fully drawn in connection with determining compliance with the foregoing.

(b) The provisions of Section 6.03(a) will not prohibit the incurrence of any of the following (collectively, “Permitted Debt”):

(1) the incurrence by Borrower or its Restricted Subsidiaries of the 2030 Notes in an aggregate principal amount not to exceed $950,000,000;

(2) Indebtedness of Borrower and its Restricted Subsidiaries existing on the Closing Date immediately after giving effect to the Transactions (excluding Indebtedness described in Sections 6.03(b)(1) and 6.03(b)(3)), including, for the avoidance of doubt, Indebtedness outstanding under the Exit Credit Agreement;

(3) (i) Indebtedness arising under the Loan Documents (including any refinancing thereof in accordance with Section 2.28) and (ii) Incremental Equivalent Debt;

(4) Indebtedness incurred by Borrower or any of its Restricted Subsidiaries, including Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations (including such Indebtedness as lessee or guarantor), in each case, incurred for the purpose of financing all or any part of the acquisition, lease or cost of design, construction, installation or improvement of property, plant or equipment used or useful in a Permitted Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets and whether such Indebtedness is incurred prior to or within 270 days after completion of such acquisition, lease or cost of design, construction, installation or improvement, in an aggregate principal amount, including all Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (x) $145,000,000 and (y) 30.0% of LTM EBITDA, at the time of the incurrence, at any one time outstanding, plus, in the case of any refinancing of any Indebtedness permitted under this clause (4) or any portion thereof, the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection with such refinancing;

(5) the incurrence by Borrower or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of Borrower or a Restricted Subsidiary that serves to extend, refund, refinance, replace, redeem, repurchase, retire or defease, and is in an aggregate principal amount (or if issued with original issue discount an aggregate issue price) that is equal to or less than, Indebtedness (including any Designated Revolving Commitments) incurred or Disqualified Stock or Preferred Stock issued as Ratio Debt or permitted under this Section 6.03(b)(5), Sections 6.03(b)(1), 6.03(b)(2), 6.03(b)(3), 6.03(b)(13), 6.03(b)(17) or 6.03(b)(32) or sub-clause (y) of each of Sections 6.03(b)(4), 6.03(b)(12) or 6.03(b)(21) (provided that any amounts incurred under this Section 6.03(b)(5) as Refinancing Indebtedness of sub-clause (y) of Sections 6.03(b)(4), 6.03(b)(12) or 6.03(b)(21) shall reduce the amount available under such sub-clause (y) of such clauses) so long as such Refinancing Indebtedness remains outstanding or any Indebtedness incurred or Disqualified Stock or Preferred Stock issued to so extend, refund, replace, refinance, redeem, repurchase, retire or defease such Indebtedness, Disqualified Stock or Preferred Stock, plus any additional Indebtedness incurred or Disqualified Stock or Preferred Stock issued to pay unpaid accrued interest and unpaid dividends and the aggregate amount of premiums or penalties (including reasonable tender premiums or penalties), and underwriting discounts, defeasance costs and fees and expenses in connection therewith (including original issue discount, upfront fees, underwriting, arrangement and similar fees) (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced, replaced, redeemed, repurchased or retired;

(B) has a Stated Maturity which is no earlier than the Stated Maturity of the Indebtedness being refunded, refinanced, replaced, redeemed, repurchased or retired;

(C) to the extent that such Refinancing Indebtedness refinances (i) Subordinated Indebtedness (other than such Indebtedness assumed or acquired in an acquisition and not created in contemplation thereof), unless such refinancing constitutes a Restricted Payment permitted by Section 6.01 (other than Section 6.01(b)(4)), such Refinancing Indebtedness is Subordinated Indebtedness or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock, respectively; and

(D) the limitations set forth above shall not apply to (x) Indebtedness, Disqualified Stock or Preferred Stock of a Non-Guarantor Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of Borrower or a Guarantor, or (y) Indebtedness or Disqualified Stock of Borrower or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

provided, further, that clauses (A) and (B) above shall not apply to Refinancing Indebtedness in the form of Customary Bridge/Interim Debt;

(6) the incurrence by Borrower or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Borrower and any of its Restricted Subsidiaries including Indebtedness consisting of any part of a Permitted Reorganization (or issued or transferred to any direct or indirect parent of a Guarantor which is substantially contemporaneously transferred to a Guarantor or any Restricted Subsidiary of a Guarantor); provided, however, that:

(A) if Borrower or any Guarantor is the obligor on such Indebtedness and the payee is not Borrower or a Guarantor, such Indebtedness must be unsecured; and

(B) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Borrower or a Restricted Subsidiary of Borrower and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Borrower or a Restricted Subsidiary of Borrower will be deemed, in each case, to constitute an issuance of such Indebtedness by Borrower or such Restricted Subsidiary, as the case may be, that was not permitted by this Section 6.03(b)(6);

(7) the issuance by any of Borrower’s Restricted Subsidiaries to Borrower or to any other Restricted Subsidiary of Borrower of shares of Preferred Stock; provided, however:

(A) any subsequent issuance or transfer of Equity Interests that results in any such Preferred Stock being held by a Person other than Borrower or a Restricted Subsidiary of Borrower will be deemed to constitute an issuance of such Preferred Stock by such Restricted Subsidiary that was not permitted by this Section 6.03(b)(7); and

(B) any sale or other transfer of any such Preferred Stock to a Person that is not either Borrower or a Restricted Subsidiary of Borrower will be deemed to constitute an issuance of such Preferred Stock by such Restricted Subsidiary that was not permitted by this Section 6.03(b)(7);

(8) the incurrence by Borrower or any of its Restricted Subsidiaries of Hedging Obligations and not for speculative purposes;

(9) the guarantee by Borrower or any of its Restricted Subsidiaries of Indebtedness of Borrower or any of its Restricted Subsidiaries, in each case, to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this Section 6.03; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Obligations, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10) the incurrence by Borrower or any of its Restricted Subsidiaries of Indebtedness in respect of letters of credit, bank guarantees, avals, workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or pooled insurance obligations, unemployment insurance, supply chain financing transactions, trade contracts, governmental contracts (other than for borrowed money), bankers’ acceptances, commercial letters of credit, leases, guarantees, performance, tender, bid, release, stay, customs, surety, statutory, judgment, appeal, return of money, advance payment, completion, export or import, indemnities (including through cash collateralization), customs, value added, sales or similar Tax or other guarantees and warranties, revenue bonds or similar instruments in the ordinary course of business, including guarantees or obligations with respect thereto (in each case other than for an obligation for money borrowed);

(11) the incurrence by Borrower or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds;

(12) the incurrence of Indebtedness, Disqualified Stock or Preferred Stock by (i) Restricted Subsidiaries of Borrower that are not Guarantors and (ii) the incurrence of Indebtedness by Borrower or any of its Restricted Subsidiaries in connection with any joint venture arrangements and similar binding arrangements, in each case, an aggregate principal amount pursuant to this clause (12), including all Indebtedness, Disqualified Stock or Preferred Stock of any such non-Guarantors or joint ventures incurred or issued to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (12), not to exceed the greater of (x) $145,000,000 and (y) 30.0% of LTM EBITDA, at any one time outstanding, plus in the case of any refinancing of any Indebtedness, Disqualified Stock or Preferred Stock permitted under this clause or any portion thereof, the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection with such refinancing, outstanding at any one time;

(13) (i) the incurrence or issuance of (I) Indebtedness or Disqualified Stock of Borrower or Indebtedness, Disqualified Stock or Preferred Stock of any of its Restricted Subsidiaries, incurred or issued to finance an acquisition or investment (or other purchase of assets) or (II) Indebtedness, Disqualified Stock or Preferred Stock (A) of Persons that are acquired by Borrower or any of its Restricted Subsidiaries or merged into, amalgamated or consolidated with Borrower or any of its Restricted Subsidiaries in accordance with the terms of this Agreement or (B) that is assumed by Borrower or any of its Restricted Subsidiaries in connection with such acquisition or investment (or other purchase of assets) (and not, for the avoidance of doubt with respect to this clause (II), created in contemplation of the applicable investment or acquisition), in each case under this clause (i), in an aggregate outstanding principal amount or liquidation preference, not to exceed (1) the Incremental Starter Amount, plus (2) an unlimited amount so long as in the case of this clause (2) only:

(x) if such Indebtedness is secured by Liens on the Collateral with Pari Passu Lien Priority with the Liens on the Collateral securing the Obligations, the Consolidated First Lien Debt Ratio for Borrower’s most recently ended Test Period immediately preceding the date on which such additional Indebtedness is incurred, would be no greater than the greater of (I) 2.25:1.00 and (II) the Consolidated First Lien Debt Ratio immediately prior to giving effect to such incurrence of Indebtedness, in each case determined on Pro Forma Basis;

(y) if such Indebtedness is secured by Liens on the Collateral with Junior Lien Priority with the Liens on the Collateral securing the Obligations, the Consolidated Secured Debt Ratio for Borrower’s most recently ended Test Period immediately preceding the date on which such additional Indebtedness is incurred, would be no greater than the greater of (I) 2.75:1.00 and (II) the Consolidated Secured Debt Ratio immediately prior to giving effect to such incurrence of Indebtedness, in each case determined on Pro Forma Basis;

(z) with respect to Indebtedness that is not secured, or any Disqualified Stock or Preferred Stock, in each case, at least one of the following is satisfied (A) the Consolidated Total Debt Ratio for Borrower’s most recently ended Test Period immediately preceding the date on which such additional Indebtedness is incurred, would be no greater than the greater of (I) 3.25:1.00 and (II) the Consolidated Total Debt Ratio immediately prior to giving effect to such incurrence of Indebtedness, or (B) the Interest Coverage Ratio for Borrower’s most recently ended Test Period immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such Preferred Stock is issued, as the case may be, would be no less than the lesser of (I) 2.00:1.00 and (II) the Interest Coverage Ratio immediately prior to giving effect to such incurrence of Indebtedness or the issuance of such Disqualified Stock or Preferred Stock, in each case determined on a Pro Forma Basis;

provided that (w) Borrower may select utilization under clause (1), (2) (3) or (4) above in its sole discretion, Indebtedness under this Section 6.03(b)(13)(i) may be incurred simultaneously under clauses (1), (2), (3) and (4), and proceeds from any such incurrence may be utilized in a single transaction by, unless Borrower elects otherwise, first calculating the incurrence under clause (4) above and then calculating the incurrence under clause (1), (2) and/or (3) above, (x) in the event that Borrower or any other Restricted Subsidiary incurs Indebtedness under clause (1), (2) or (3) above and, subsequent to such incurrence, all or any portion of such Indebtedness would be permitted to be incurred under clause (4) above, such Indebtedness shall automatically be reclassified as having been incurred under clause (4) above and Borrower’s availability under clause (1), (2) and/or (3) above shall be deemed restored to the extent of such reclassification, (y) at the time any such Indebtedness is incurred, issued or assumed, the Required Specified Debt Conditions have been satisfied and (z) any such Indebtedness in the form of a delayed draw commitment or revolving commitment will be assumed to be fully drawn in connection with determining compliance with the foregoing (Indebtedness permitted by this clause (i), “Incurred Acquisition Debt”); and

(ii) so long as not created in contemplation of such acquisition or investment, (I) Indebtedness or Disqualified Stock that is assumed by Borrower or any of its Restricted Subsidiaries in connection with an acquisition or investment (or other purchase of assets) and (II) Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by Borrower or any of its Restricted Subsidiaries or merged into, amalgamated or consolidated with, Borrower or any of its Restricted Subsidiaries in accordance with the terms of this Agreement;

(14) (i) the incurrence by Borrower or its Restricted Subsidiaries of Indebtedness arising from agreements providing for guarantees, indemnification, adjustments of purchase price or, in each case, similar obligations, incurred in connection with the disposition of any business, assets, Capital Stock, Person or Restricted Subsidiary of Borrower (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the principal amount of such Indebtedness incurred in connection with a disposition does not exceed the gross proceeds (including non-cash proceeds) actually received by Borrower or any of its Restricted Subsidiaries in connection with such disposition, (ii) Indebtedness incurred by Borrower or any of its Restricted Subsidiaries in any transaction or arrangement not prohibited under this Agreement constituting indemnification obligations or obligations in respect of purchase price (including earn-outs) or other similar adjustments and obligations in respect of transaction Tax benefits and (iii) consisting of obligations of Borrower or any of its Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Permitted Acquisitions or any other permitted Investment;

(15) the incurrence by Borrower or any of its Restricted Subsidiaries of Indebtedness arising in connection with (i) endorsement of instruments for collection or deposit in the ordinary course of business and (ii) Cash Management Services;

(16) Indebtedness consisting of the financing of insurance premiums;

(17) Contribution Indebtedness;

(18) [reserved];

(19) take-or-pay obligations contained in supply arrangements entered into by Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(20) (i) Indebtedness related to unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable Law and (ii) Indebtedness representing deferred compensation or similar arrangements to employees and independent contractors of Borrower or any of its Restricted Subsidiaries, in each case, incurred in the ordinary course of business;

(21) the incurrence by Borrower or any of its Restricted Subsidiaries of additional Indebtedness or the issuance by Borrower of Disqualified Stock or the issuance by any Restricted Subsidiary of Preferred Stock in an aggregate principal amount (or accreted value, as applicable) or liquidation value at any time outstanding, including all Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness or liquidation value incurred pursuant to this Section 6.03(b)(21), not to exceed the greater of (x) $245,000,000 and (y) 50.0% of LTM EBITDA, at any one time outstanding plus in the case of any refinancing of any Indebtedness permitted under this clause (21) or any portion thereof, the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection with such refinancing;

(22) Indebtedness of Borrower or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to any credit agreement (other than pursuant to this Agreement) in a principal amount not in excess of the available balance of such letter of credit;

(23) Indebtedness consisting of promissory notes issued by Borrower or any Restricted Subsidiary to current or former managers, officers, directors, advisors, service providers, consultants or employees, their respective assigns, estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Borrower permitted by Section 6.01;

(24) the incurrence of Indebtedness arising out of any Sale/Leaseback Transaction incurred in the ordinary course of business;

(25) to the extent constituting Indebtedness, customer deposits and advance payments (including progress payments) received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(26) Indebtedness incurred by Borrower or any of its Restricted Subsidiaries in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms;

(27) to the extent constituting Indebtedness, obligations under or in respect of Qualified Securitization Transactions or Qualified Receivables/Equipment Facilities;

(28) Indebtedness incurred by Borrower or any of its Restricted Subsidiaries as a result of the refinancing of any loans or other Indebtedness assigned to Borrower or any of its Restricted Subsidiaries pursuant to the provisions of any assignment or buyback provision in the definitive documentation for any Indebtedness permitted hereunder which has not been cancelled or terminated and with respect to which such amount has not otherwise increased capacity under other category described in this Section 6.03, as long as such Indebtedness would be Refinancing Indebtedness with respect to such Indebtedness;

(29) Indebtedness incurred in connection with any Intercompany Cash Management Arrangement or any related activity;

(30) Indebtedness with respect to commercial letters of credit in an aggregate amount not to exceed the greater of (x) $100,000,000 and (y) 20.0% of LTM EBITDA, at any one time outstanding, plus in the case of any refinancing of any Indebtedness with respect to commercial letters of credit permitted under this clause or any portion thereof, the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection with such refinancing, outstanding at any one time;

(31) Indebtedness in respect of Disqualified Stock issued to and held by Borrower or any of its Restricted Subsidiaries in an amount not to exceed the greater of (x) $50,000,000 and (y) 10.0% of LTM EBITDA outstanding at the time of incurrence, plus in the case of any refinancing of any Disqualified Stock permitted under this clause or any portion thereof, the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection with such refinancing, outstanding at any one time;

(32) all premiums (if any), penalties, make-whole, payments, interest (including interest paid in-kind, default interest and post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in Section 6.03(a) and in Sections 6.03(b)(1) through 6.03(b)(31); and

(33) Integrated Service Contract Debt.

(c) Borrower will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Borrower or such Guarantor, unless such Indebtedness is also contractually subordinated in right of payment to the Obligations on substantially identical terms when taken as a whole as determined by Borrower; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.

(d) The accrual of interest or Preferred Stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Preferred Stock or Disqualified Stock in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Preferred Stock or Disqualified Stock for purposes of this Section 6.03 or Section 6.05.

(e) The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A) the Fair Market Value of such assets at the date of determination; and

(B) the amount of the Indebtedness of the other Person.

Section 6.04 Asset Sales.

(a) Borrower will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) Borrower (or a Restricted Subsidiary, as the case may be) receives consideration (including, by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration received in the aggregate for all such Asset Sales over the term of this Agreement (including, by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) by Borrower or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this Section 6.04(a)(2), each of the following will be deemed to be cash:

(A) any liabilities (other than liabilities that are by their terms subordinated to the Obligations), contingent or otherwise of Borrower or such Restricted Subsidiary (as shown on Borrower’s or such Restricted Subsidiary’s most recent consolidated balance sheet or in the notes thereto or, if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on Borrower’s or such Restricted Subsidiary’s balance sheet or in the notes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet in the good faith determination of Borrower) that are extinguished in connection with the transactions relating to such Asset Sale or are assumed by the transferee of any such assets pursuant to a customary novation or indemnity agreement that releases Borrower or such Restricted Subsidiary from or indemnifies against further liability;

(B) any securities, notes or other obligations or assets received by Borrower or such Restricted Subsidiary from such transferee that are within 180 days following the closing of such Asset Sale converted by Borrower or such Restricted Subsidiary into cash or Cash Equivalents;

(C) any Designated Non-cash Consideration received by Borrower or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this Section 6.04(a)(2)(C) that is at that time outstanding, not to exceed the greater of (x) $75,000,000 and (y) 15.0% of LTM EBITDA at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured, at Borrower’s option, either at the time of contractually agreeing to such Asset Sale or at the time received and without giving effect to subsequent changes in value), net of any such Designated Non-cash Consideration subsequently converted into cash and Cash Equivalents;

(D) consideration consisting of Indebtedness of Borrower or a Restricted Subsidiary that is not Subordinated Indebtedness received from such transferee; and

(E) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale (other than intercompany debt owed to Borrower or any of its Restricted Subsidiaries), to the extent that Borrower and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Asset Sale.

Section 6.05 Liens.

(a) Borrower will not, nor will Borrower permit any of its Restricted Subsidiaries that are Guarantors, to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind (other than Permitted Liens), securing Indebtedness of Borrower or its Restricted Subsidiaries that are Guarantors, on any property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom, unless in each case:

(1) in the case of Liens on any Collateral, such Lien is a Permitted Lien;

(2) in the case of any Lien on any asset or property that is not Collateral, (i) the Obligations are equally and ratably secured, with (or on a senior basis to, in the case such Lien secures any Subordinated Indebtedness) the obligations secured by such Lien until such time as such obligations are no longer secured by a Lien or (ii) such Lien is a Permitted Lien.

(b) With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness means any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference, any fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection therewith (including any refinancing thereof) and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

Section 6.06 [Reserved].

Section 6.07 Merger, Consolidation or Sale of Assets.

(a) Borrower will not, directly or indirectly: (1) consolidate, amalgamate or merge with or into another Person (whether or not Borrower is the surviving corporation) or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the assets of Borrower and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) Borrower is the surviving or continuing entity; or (b) the Person formed by or surviving or continuing following any such consolidation, arrangement, amalgamation or merger or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia (such Person, the “Surviving Entity”);

(2) the Surviving Entity (if other than Borrower) or the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made assumes all the obligations of Borrower, as applicable, under this Agreement and the Security Documents, pursuant to documents or instruments in form reasonably satisfactory to the Administrative Agent;

(3) [reserved];

(4) [reserved];

(5) to the extent any assets of the Person which is merged, consolidated or amalgamated with or into the Surviving Entity are assets of the type which would constitute Collateral under the Security Documents, the Surviving Entity will take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in this Agreement or any of the Security Documents and shall take all reasonably necessary action so that such Liens are perfected to the extent required by the Security Documents; and

(6) the Collateral owned by or transferred to the Surviving Entity shall: (a) continue to constitute Collateral under this Agreement and the Security Documents, (b) be subject to the Lien in favor of the Collateral Agent, for the benefit of the Secured Parties, and (c) not be subject to any Liens other than Permitted Liens.

(b) This Section 6.07 will not apply to (i) any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Borrower and/or any Guarantor, (ii) any consolidation, amalgamation or other combination or merger of Borrower with or into an Affiliate for purpose of changing the legal domicile of Borrower, reincorporating such or changing the legal form of Borrower in another jurisdiction so long as the amount of Indebtedness of Borrower and its Restricted Subsidiaries is not increased thereby, (iii) any consolidation, amalgamation or other combination, merger or transfer of all or part of the properties and assets of any Restricted Subsidiary to or with any of Borrower or Guarantors, (iv) any consolidation, amalgamation or other combination, merger or transfer of all or part of the properties and assets of any Restricted Subsidiary to or with any other Restricted Subsidiary and (v) the Transactions or any Permitted Reorganization.

Section 6.08 Transactions with Affiliates.

(a) Borrower will not, and will not permit any of its Restricted Subsidiaries to, make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Borrower (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of the greater of (x) $50,000,000 and (y) 10.0% of LTM EBITDA, unless the Affiliate Transaction is on terms that are not materially less favorable, taken as a whole, to Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s length dealings with a Person who is not an Affiliate.

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 6.08(a):

(1) (i) employment, consulting and severance arrangements between Borrower or any of its Restricted Subsidiaries and their respective future, present or former officers, employees, independent contractors, advisor, service provider and/or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members), in each case, in the ordinary course of business and (ii) transactions pursuant to any shareholder, employee or director equity plan or stock option plan or any other management or employee benefit plan or agreement, or any equity subscription, co-invest agreement or shareholder agreement, including any arrangement including Equity Interests rolled over or otherwise reinvested by management of Borrower in connection with a Permitted Acquisition;

(2) (a) transactions between or among Borrower and/or its Restricted Subsidiaries (or entity that becomes a Restricted Subsidiary as a result of such transaction) or between or among Restricted Subsidiaries (or entity that becomes a Restricted Subsidiary as a result of such transaction), (b) any transaction effected as part of a Qualified Securitization Transaction or Qualified Receivables/Equipment Facility and (c) any merger, arrangement, consolidation or amalgamation of Borrower; provided that such merger, arrangement, consolidation or amalgamation of Borrower is otherwise in compliance with the terms of this Agreement;

(3) transactions with a Person (other than an Unrestricted Subsidiary of Borrower) that is an Affiliate of Borrower solely because Borrower owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of compensation, fees, indemnities and reimbursements of expenses to (pursuant to indemnity arrangements (including under customary insurance policies) or otherwise), and employee benefit and pension expenses and severance arrangements provided on behalf of or for the benefit of, officers, directors, employees, advisors, service provider or consultants or independent contractors (or their Controlled Investment Affiliates or Immediate Family Members thereof) of Borrower or any of its Restricted Subsidiaries;

(5) any issuance of Equity Interests (other than Disqualified Stock) of Borrower to Affiliates of Borrower;

(6) (a) Restricted Payments that do not violate Sections 6.01 and 6.03 and (b) Permitted Investments;

(7) [reserved];

(8) issuances, sales or transfers of Equity Interests of Borrower to Affiliates of Borrower or its Restricted Subsidiaries not otherwise prohibited by this Agreement and the granting of registration and other customary rights in connection therewith;

(9) transactions with an Affiliate where the only consideration paid is Qualifying Equity Interests of Borrower;

(10) transactions in which Borrower or its Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction (i) is fair to Borrower or such Restricted Subsidiary from a financial point of view, (ii) meets the requirements of Section 6.08(a) or (iii) has been approved by a majority of directors of Borrower;

(11) payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to future, present or former employees, officers, directors, managers, consultants, advisors, service providers, independent contractors or guarantees in respect thereof that are approved by Borrower in good faith and that are otherwise permitted by this Agreement;

(12) any agreement as in effect as of the Closing Date or any amendment thereto or replacement thereof (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the Lenders in any material respect in the good faith judgment of Borrower than the original agreement as in effect on the Closing Date) or any transaction contemplated thereby;

(13) payments to or the receipt of payments from, and entry into and the consummation of transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business (including, without limitation, any cash management activities related thereto);

(14) any contributions to the common equity capital of Borrower;

(15) pledges of Equity Interests of Unrestricted Subsidiaries;

(16) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the board of directors of Borrower or of a Restricted Subsidiary of Borrower in good faith;

(17) the entry into any tax-sharing or funding arrangements or other equity agreements between Borrower or any of its Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of Borrower and its Restricted Subsidiaries;

(18) transactions with customers, clients, lessors, landlords, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services that are Affiliates, or transactions otherwise relating to the purchase or sale of goods and services, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Agreement which are fair to Borrower and its Restricted Subsidiaries, in the reasonable determination of Borrower, or are on no less favorable terms than those that might reasonably have been obtained at such time from an unaffiliated party;

(19) transactions between Borrower and any of its Restricted Subsidiaries and any Person a director of which is also a director of Borrower, Borrower; provided, however, that such director abstains from voting as a director of Borrower on any matter involving such other Person;

(20) payments by Borrower or any of its Restricted Subsidiaries for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with the acquisitions or divestitures, which payments are approved by, or made pursuant to arrangements approved by, a majority of the board of directors of Borrower in good faith;

(21) [reserved];

(22) (i) the Transactions and (ii) any transactions constituting a Permitted Reorganization, and the payment of all fees, costs and expenses incurred in connection therewith and all legal, accounting and other professional fees, costs and expenses related thereto;

(23) [reserved];

(24) transactions pursuant to or in connection with a Specified Joint Venture Transaction;

(25) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current, former or future officers, directors, employees, managers, consultants and independent contracts of Borrower, any of its Restricted Subsidiaries;

(26) any lease entered into between Borrower or any of its Restricted Subsidiaries, as lessee, and any Affiliate of Borrower, as lessor, and any transaction(s) pursuant to that lease, which lease is approved by the Board of Directors or senior management of Borrower in good faith;

(27) intellectual property licenses or sublicenses in the ordinary course of business;

(28) the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to owners of Equity Interests of Borrower pursuant to any stockholders agreement or registration rights agreement entered into on or after the Closing Date; and

(29) transactions permitted by, and complying with, Section 6.07 solely for the purpose of (a) forming a holding company or (b) reincorporating Borrower in a new jurisdiction.

Section 6.09 Financial Covenant. Solely for the benefit of the Revolving Credit Lenders, on the last day of any Test Period, Borrower shall not permit the Consolidated Total Debt Ratio to be greater than, (x) commencing with the fiscal quarter ending December 31, 2024 through and including the fiscal quarter ending September 30, 2025, 4.00 to 1.00 and (y) commencing with the fiscal quarter ending December 31, 2025 through the Revolving Loan Maturity Date, 3.25 to 1.00; provided that Borrower will be permitted to maintain a Consolidated Total Debt Ratio of not greater than 4.50 to 1.00 (or 4.00 to 1.00 commencing with the fiscal quarter ending December 31, 2025 and any fiscal quarter ending thereafter) for the fiscal quarter during which, and the period of four consecutive fiscal quarters immediately following a fiscal quarter in which, Borrower or any of its Restricted Subsidiaries consummates any Permitted Acquisition or series of Permitted Acquisitions or similar Investments permitted under this Agreement with a total consideration (which shall include any Indebtedness incurred or otherwise assumed in connection therewith and any deferred payments) in excess of $100,000,000.

For the avoidance of doubt, only the consent of the Required Revolving Lenders shall be required to (and only the Required Revolving Lenders, shall have the ability to) amend, waive or modify the covenants set forth in this Section 6.09 (including any amendment or modification of any defined terms as used in this Section 6.09).

ARTICLE VII

EVENTS OF DEFAULT

In case of the happening of any of the following events (each, an “Event of Default”):

(a) any representation or warranty made or deemed made by any Loan Party in or in connection with any Loan Document or the Borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been incorrect or untrue in any material respect when so made, deemed made or furnished and, in each case, to the extent capable of being cured, such incorrect or untrue representation or warranty shall remain incorrect or untrue for a period of thirty (30) days after the earlier of (i) a Responsible Officer of Borrower or any Restricted Subsidiary obtaining knowledge thereof and (ii) written notice thereof from the Administrative Agent to Borrower;

(b) any Loan Party fails to pay any principal on any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) any Loan Party fails to pay interest, fees or any other amount (other than an amount referred to in clause (b) above) due under any Loan Document, when and as the same shall become due and payable and such default shall continue unremedied for a period of five Business Days;

(d) Borrower fails to observe or perform any covenant, condition or agreement contained in Section 5.01(a) (solely with respect to Borrower), 5.05(a) or 5.08 or in Article VI; provided that, notwithstanding this clause (d), no breach or default by any Loan Party under Section 6.09 will constitute an Event of Default with respect to the Term Loans unless and until the Required Revolving Lenders have accelerated the Revolving Credit Loans, terminated the Commitments under the Revolving Credit Facility and demanded repayment of, or otherwise accelerated, the Indebtedness or other obligations under the Revolving Credit Facility solely as a result of a breach of Section 6.09;

(e) any Loan Party fails to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent to Borrower;

(f) (i) Borrower or any of its Restricted Subsidiaries fails to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable after any grace or cure period, or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after the expiration of any applicable grace or cure period thereof) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause, with the giving of notice if required, any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided, however, that (x) clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness so long as such Indebtedness is repaid in accordance with its terms (including as such terms may be modified or waived in connection with such sale or transfer), (y) clauses (i) and (ii) shall not apply to any Indebtedness if any breach or default is (I) remedied or being contested in good faith by Borrower or the other applicable Restricted Subsidiary or (II) waived (including in the form of amendment) by the required holders of the applicable item of Indebtedness, in either case, prior to the acceleration of Loans pursuant to this Article VII and (z) solely with respect to the Term Loans, clause (ii) shall not apply to any default in respect of a financial covenant under any agreement unless and until the applicable lenders under such agreement have terminated their commitment and accelerated their loans and only for so long as such termination and acceleration have not been rescinded;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Borrower or any Restricted Subsidiary (other than any Restricted Subsidiary that is not a Significant Subsidiary), or of a substantial part of the property or assets of Borrower or any Restricted Subsidiary (other than any Restricted Subsidiary that is not a Significant Subsidiary), under the Bankruptcy Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law for the winding-up, administration, dissolution or reorganization of Borrower or any Subsidiary, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, administrator or similar official for Borrower or any Restricted Subsidiary (other than any Restricted Subsidiary that is not a Significant Subsidiary) or for a substantial part of the property or assets of Borrower or any Restricted Subsidiary (other than any Restricted Subsidiary that is not a Significant Subsidiary), or (iii) the winding-up or liquidation of Borrower or any Restricted Subsidiary (other than any Restricted Subsidiary that is not a Significant Subsidiary); and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) except as permitted by Section 6.05(a), Borrower or any Restricted Subsidiary (other than any Restricted Subsidiary that is not a Significant Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law for the winding-up, administration, dissolution or reorganization of Borrower or any Restricted Subsidiary (other than any Restricted Subsidiary that is not a Significant Subsidiary), (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, administrator or similar official for Borrower or any Restricted Subsidiary (other than any Restricted Subsidiary that is not a Significant Subsidiary) or for a substantial part of the property or assets of Borrower or any Restricted Subsidiary (other than any Restricted Subsidiary that is not a Significant Subsidiary), (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or otherwise becomes insolvent;

(i) one or more final enforceable judgments shall be rendered against Borrower or any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Borrower or any Restricted Subsidiary to enforce any such judgment and such judgment or judgments is or are for the payment of money in an aggregate amount in excess of the greater of (x) $170,000,000 and (y) 35.0% of LTM EBITDA (to the extent not adequately covered by insurance or third party indemnity as to which the insurance company or third party has not denied coverage);

(j) one or more ERISA Events shall have occurred that would reasonably be expected to result in a Material Adverse Effect;

(k) any Loan Document for any reason shall cease to be in full force and effect (other than in accordance with its terms) in any material respect, or any Loan Party shall deny in writing that it has any further liability under any Loan Document (other than as a result of the discharge of such Loan Party in accordance with the terms thereof);

(l) any security interest purported to be created by any Security Document shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in any material portion of the Collateral covered thereby, except to the extent resulting from (A) a sale or transfer of the applicable Collateral in a transaction permitted under the Loan Documents, (B) the release thereof as provided in the applicable Security Document or Section 9.20, or (C) acts or omissions by the Administrative Agent or the Collateral Agent (including the failure of the Collateral Agent to maintain possession of certificates representing securities pledged under the Guarantee and Collateral Agreement and actually delivered to the Collateral Agent or to file Uniform Commercial Code continuation statements); or

(m) there shall have occurred a Change of Control;

then, and in every such event (other than an event with respect to Borrower described in clause (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders (and, if an Event of Default as a result of Borrower’s failure to comply with Section 6.09 occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Revolving Lenders only, and in such case, without limiting the proviso to clause (d) above, only with respect to the Revolving Credit Facility, any Letters of Credit, L/C Credit Extensions and L/C Obligations) shall, by notice to Borrower, take the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to Borrower described in clause (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding and Borrower shall Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); (iii) require that Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and/or (iv) exercise any and all of its other rights and remedies under applicable Law (including the UCC) or at equity, hereunder and under the other Loan Documents in accordance with the terms hereof and thereof.

For the avoidance of doubt, a Default or an Event of Default (each, an “Initial Default”) shall be deemed to be cured and shall no longer be considered to have occurred and be continuing to the extent that the events giving rise to such Initial Default have been remedied and no longer exist; provided that the foregoing shall not be applicable with respect to any Initial Default if Borrower knowingly and willfully fails to give timely notice to the Administrative Agent and the Lenders of such Initial Default required to be given under the Loan Documents; provided, further that no Default or Event of Default shall be deemed “cured” pursuant to this paragraph if (i) the Administrative Agent has commenced any remedial action pursuant to this Article VII, (ii) such “cure” results in material impairment of the rights and remedies of the Lenders or the Administrative Agent under the Loan Documents, (iii) such Event of Default is under clauses (k), (l) or (m) above or, for the avoidance of doubt, results from a breach of Section 6.09 or (iv) if any Loan Party or any Subsidiary of any Loan Party takes any action (including, without limitation, the receipt of a Credit Extension hereunder and the application of the proceeds thereof) that (A) directly results in the cure of the event or condition that constitutes the Initial Default, (B) is not permitted at such time as the result of such Initial Default and (C) such Loan Party or Subsidiary had actual knowledge of the Initial Default at the time.

ARTICLE VIII

THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

Section 8.01 The Administrative Agent and the Collateral Agent.

Each of the Lenders hereby irrevocably appoints each of the Administrative Agent and the Collateral Agent (collectively, the “Agents”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, that are consistent with the provisions of, or relate to transactions permitted by, this Agreement and the Security Documents.

The Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, unless the context otherwise requires or unless such Person is in fact not a Lender, include each Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary of a Loan Party or other Affiliate thereof as if it were not an Agent hereunder. The Lenders acknowledge that, pursuant to such activities, an Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that any such Agent shall not be under any obligation to provide such information to them.

Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such L/C Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Article VIII with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article VIII included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing or an Event of Default exists, and the use of the term “agent” herein and in the other Loan Documents with reference to an Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine or any applicable Law; it being understood that such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents (including in connection with any transaction contemplated by Section 2.26, 2.27, 2.28 or 2.29, any Incremental Equivalent Debt, Ratio Debt or Incurred Acquisition Debt) or that such Agent is required to exercise in writing by the Required Lenders or Required Revolving Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08; provided that an Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose an Agent to liability or that is contrary to any Loan Document or applicable Law), and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to Borrower or any Subsidiary that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or Required Revolving Lenders (or such other number or percentage of the Lenders as is necessary, or as an Agent believes in good faith shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment). No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to such Agent by Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of any Lien on the

Collateral or the existence, value or sufficiency of the Collateral or to assure that the Liens granted to the Administrative Agent pursuant to any Loan Document have been or will continue to be properly or sufficiently or lawfully created, perfected or enforced or are entitled to any particular priority, (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent or (vii) any property, book or record of any Loan Party or any Affiliate thereof.

No Agent, solely in its capacity as such, (a) shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce compliance with, the provisions of this Agreement relating to Disqualified Institutions or Net Short Lenders, or (b) shall have any liability with respect to or arising out of any assignment or participation of any Loan or Revolving Credit Commitment, or disclosure of confidential information, to any Disqualified Institution.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it (including without limitation such Agent’s officers, directors, agents, employees and affiliates). Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet, or intranet website posting or other distribution), believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, an Agent may presume that such condition is satisfactory to such Lender unless an Agent has received notice to the contrary from such Lender prior to the making of such Loan.

Any Agent may resign at any time, on 30 days’ notice, by notifying the Lenders and Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of Borrower (not to be unreasonably withheld or delayed), unless an Event of Default under clause (b), (c), (g) (with respect to Borrower) or (h) (with respect to Borrower) of Article VII has occurred and is continuing, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent which shall be a bank, trust company or other financial institution or an Affiliate thereof, which shall be reasonably acceptable to Borrower (which consent shall not be required at any time an Event of Default under clause (b), (c), (g) (with respect to Borrower) or (h) (with respect to Borrower) of Article VII has occurred and is continuing). If no successor agent has accepted appointment as the Administrative Agent or Collateral Agent, as applicable, by the date which is thirty (30) days following the retiring or removed Agent’s notice of resignation or removal or Borrower notifies the Lenders that no qualifying Person has accepted the appointment, the retiring or removed Agent’s resignation or removal, as applicable, shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent or the Collateral Agent, as applicable, hereunder until such time, if any, as Borrower or the Required Lenders, as applicable, appoint a successor agent as provided for below (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed). In addition to the foregoing, if the Person serving as an Agent is a Defaulting Lender, Borrower (so long as no Event of Default under clause (b), (c), (g) (with respect to Borrower) or (h) (with respect to Borrower) of Article VII has occurred and is continuing) may, to the extent permitted by applicable Law, by notice in writing to such Person, remove such Person as an Agent. Upon any such removal by Borrower, Borrower shall have the right, with the consent of the Required Lenders (not to be unreasonably withheld or delayed), to appoint a successor Agent meeting the qualifications set forth above. With respect to any resignation or removal of a Person acting as an Agent, upon the acceptance of its appointment as an Agent hereunder by a successor (which successor shall, so long as no Event of Default under clause (b), (c), (g) (with respect to Borrower) or (h) (with respect to Borrower) of Article VII has occurred and is continuing, be subject to the approval of Borrower (such approval not to be unreasonably withheld or delayed)), such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent (other than any rights to indemnity payments owed to the retiring Agent), as applicable, and the retiring or removed Agent, as the case may be, shall be discharged from its duties and obligations hereunder (other than its duty of confidentiality). The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After an Agent’s resignation or removal hereunder, as the case may be, the provisions of this Article VIII and Section 9.05 shall continue in effect for the benefit of such retiring or removed Agent, as applicable, its subagents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as an Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder. Except for notices, reports and other documents expressly required to be furnished to the Lenders by an Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of an Agent or any of its Related Parties.

Anything herein to the contrary notwithstanding, no Lead Arranger listed on the cover page hereof, Co-Documentation Agent or Co-Syndication Agent shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as an Agent or a Lender hereunder.

Each Lender acknowledges and agrees that neither such Lender nor any of its Affiliates, participants or assignees, may rely on the Agent to comply with such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the PATRIOT Act, the Beneficial Ownership Regulation or the regulations thereunder, including the regulations contained in 31 CFR 103.121.

Each Lender agrees that, except with the written consent of the Administrative Agent, it will not take any enforcement action hereunder or under any other Loan Document, accelerate the Obligations under any Loan Document, or exercise any right that it might otherwise have under applicable Law or otherwise to credit bid at foreclosure sales, UCC sales, any sale under Section 363 of the Bankruptcy Code or other similar dispositions of Collateral. Notwithstanding the foregoing, however, a Lender may take action to preserve or enforce its rights against a Loan Party where a deadline or limitation period is applicable that would, absent such action, bar enforcement of the Obligations held by such Lender, including the filing of proofs of claim in a case under the Bankruptcy Code.

Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, Borrower, the Administrative Agent and each Secured Party agrees that (i) no Secured Party (other than the Administrative Agent and the Collateral Agent) shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee under the Guarantee and Collateral Agreement, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent and/or the Collateral Agent, on behalf of the Secured Parties, in accordance with the terms hereof and all powers, rights and remedies under the other Loan Documents may be exercised solely by the Administrative Agent and/or the Collateral Agent, and (ii) in the event of a foreclosure by the Administrative Agent and/or the Collateral Agent on any of the Collateral pursuant to a public or private sale or in the event of any other disposition (including pursuant to Section 363 of the Bankruptcy Code), (A) the Administrative Agent and/or the Collateral Agent, as agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent and/or the Collateral Agent at such sale or other disposition and (B) the Administrative Agent and/or the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition.

Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article VIII and Sections 9.19 and 9.20. In furtherance of the foregoing and not in limitation thereof, no Specified Swap Contract or Specified

Cash Management Agreement the obligations under or in respect of which constitute Obligations will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such Specified Swap Contract or Specified Cash Management Agreement shall be deemed to have appointed the Agents to serve in their respective capacities under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.22, each Lender shall indemnify and hold harmless the Administrative Agent against, within ten (10) days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate documentation was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective) (but only to the extent the Loan Parties have not already indemnified the Administrative Agent for Indemnified Taxes or Other Taxes and without limiting the obligation of the Loan Parties to do so), whether or not such Taxes were correctly or legally imposed or asserted by the IRS or other relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this paragraph. The agreements in this paragraph shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 8.02 Additional Acknowledgment of Lenders.

(a) Each Lender hereby acknowledges and agrees that if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds (or any portion thereof) received by such Lender (any of the foregoing, a “Recipient”) from the Administrative Agent (or any of its Affiliates) were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Recipient (whether or not known to such Recipient) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) and demands the return of such Payment, such Recipient shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment as to which such a demand was made. A notice of the Administrative Agent to any Recipient under this Section shall be conclusive, absent manifest error.

(b) Without limitation of clause (a) above, each Recipient further acknowledges and agrees that if such Recipient receives a Payment from the Administrative Agent (or any of its Affiliates) (x) that is in an amount, or on a date different from the amount and/or date specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, it understands and agrees at the time of receipt of such Payment that an error has been made (and that it is deemed to have knowledge of such error) with respect to such Payment. Each Recipient agrees that, in each such case, it shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made.

(c) Any Payment required to be returned by a Recipient under this Section shall be made in same day funds in the currency so received, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. Each Recipient hereby agrees that it shall not assert and, to the fullest extent permitted by applicable Law, hereby waives, any right to retain such Payment, and any claim, counterclaim, defense or right of set-off or recoupment or similar right to any demand by the Administrative Agent for the return of any Payment received, including without limitation any defense based on “discharge for value” or any similar doctrine.

(d) Borrower and each other Loan Party hereby agree that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by Borrower or any other Loan Party except, in each case, to the extent such erroneous Payment is, and with respect to the amount of such erroneous Payment that is, comprised of funds of Borrower or any other Loan Party.

Section 8.03 Indemnity of Agents.

The Lenders shall indemnify upon demand the Administrative Agent, each Agent, each L/C Issuer, the Swing Line Lender and each other Related Party (solely to the extent any such Related Party was performing services on behalf of any Agent, any L/C Issuer or the Swing Line Lender, as applicable) (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless the Administrative Agent, each Agent, each L/C Issuer, the Swing Line Lender and each other Related Party (solely to the extent any such Related Party was performing services on behalf of any Agent, each L/C Issuer or the Swing Line Lender, as applicable) from and against any and all indemnified liabilities pursuant to Section 9.05 incurred by it; provided that no Lender shall be liable for the payment to any Related Party of any portion of such indemnified liabilities resulting from such Related Party’s own bad faith, gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction or material breach of this Agreement; provided that,

(a) to the extent each L/C Issuer or Swing Line Lender is entitled to indemnification under this Section 8.03 solely in its capacity and role as an L/C Issuer or as a Swing Line Lender, as applicable, only the Revolving Credit Lenders shall be required to indemnify the applicable L/C Issuer or the Swing Line Lender, as the case may be, in accordance with this 8.03(determined as of the time that the applicable payment is sought based on each Revolving Credit Lender’s Pro Rata Share thereof at such time) and (b) no action taken in accordance with the terms of a Loan Document or in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 8.03. If any indemnity furnished to any Agent, any L/C Issuer or the Swing Line Lender for any purpose shall, in the opinion of such Agent, such L/C Issuer or the Swing Line Lender, as applicable, be insufficient or become impaired, such Agent, such L/C Issuer or the Swing Line Lender, as applicable, may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent, any L/C Issuer or the Swing Line Lender against any indemnified liabilities pursuant to Section 9.05 in excess of such Lender’s pro rata share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent, any L/C Issuer or the Swing Line Lender against any such indemnified liabilities described in the first proviso in the immediately preceding sentence. In the case of any investigation, litigation or proceeding giving rise to any such indemnified liabilities, this Section 8.03 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each Agent, each L/C Issuer and the Swing Line Lender, as applicable, upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney costs) incurred by such Agent, such L/C Issuer or the Swing Line Lender, as applicable, in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent, such L/C Issuer or the Swing Line Lender, as applicable, is not reimbursed for such expenses by or on behalf of Borrower; provided that such reimbursement by the Lenders shall not affect Borrower’s continuing reimbursement obligations with respect thereto; provided, further, that the failure of any Lender to indemnify or reimburse such Agent, such L/C Issuer or the Swing Line Lender, as applicable, shall not relieve any other Lender of its obligation in respect thereof. The undertaking in this Section 8.03 shall survive termination of the Revolving Credit Commitments, the payment of all other Obligations and the resignation of the Administrative Agent, Collateral Agent, other Agents, any L/C Issuer and the Swing Line Lender.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to clause (d) below), notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(a) if to Borrower, to such Person,

Diebold Nixdorf, Incorporated,

350 Orchard Avenue NE

North Canton, Ohio 44720

Attention: Richard Reilly

Telephone: 918-882-2880

E-mail: richard.reilly@dieboldnixdorf.com

with a copy to:

Diebold Nixdorf, Incorporated,

350 Orchard Avenue NE

North Canton, Ohio 44720

Attention: Elizabeth (Lisa) Radigan

E-mail: elizabeth.radigan@dieboldnixdorf.com

with a copy to (which shall not constitute notice):

Jones Day

901 Lakeside Avenue

Cleveland, Ohio 44114

Attention: Kevin Samuels

Telephone: 216-586-7196

Email: kmsamuels@jonesday.com

(b) if to the Administrative Agent or the Collateral Agent, to:

Goldman Sachs Bank USA

2001 Ross Ave, 37th Floor

Dallas, TX 75201

Attention: SBD Operations

Telephone: 972-368-2323

Facsimile: 646-769-7829

Email: gs-dallas-adminagency@ny.email.gs.com and

gs-sbdagency-borrowernotices@ny.email.gs.com

with a copy (which shall not constitute notice) to:

Goldman Sachs Bank USA

200 West Street

New York, NY 10282

Attention: Bank Debt Portfolio Group

Telephone: 212-902-5192

Email: douglas.tansey@gs.com

(c) if to a Lender, to it at its address (or fax number) set forth in its Administrative Questionnaire.

(d) if to an L/C issuer or the Swing Line Lender, to the address set forth in Schedule 9.01.

(e) Electronic Systems.

(i) All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case, delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. As may be agreed among Borrower, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

(ii) Borrower hereby agrees, unless directed otherwise by the Administrative Agent, that it will, or will cause its Restricted Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Article V, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (a) is or relates to a Borrowing Request, a notice pursuant to Section 2.12, (b) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (c) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (d) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent.

(iii) Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of Borrower hereunder (collectively, the “Borrower Materials”) by posting Borrower Materials on Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information within the meaning of the United States federal securities laws with respect to Borrower or its securities) (each, a “Public Lender”). Borrower hereby agrees that (i) if reasonably requested by the Administrative Agent, Borrower shall use commercially reasonable efforts to identify that portion of Borrower Materials that may be distributed to Public Lenders, which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat Borrower Materials as not containing any material non-public information, other than information of the type that would be publicly disclosed in connection with an issuance of securities by Borrower pursuant to a public offering, with respect to Borrower or its securities for purposes United States federal securities Laws (provided, however, that to the extent Borrower Materials constitute Information, they shall be treated as set forth in Section 9.16); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor”; and (iv) the Administrative Agent shall be entitled to treat Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor”. Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless Borrower notifies the Administrative Agent reasonably in advance of the intended distribution that any such document contains material non-public information: (A) the Loan Documents and (B) notification of changes in the terms of the credit facilities provided for herein.

(iv) Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including foreign, United States Federal and state securities Laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Borrower or its securities for purposes of foreign, United States Federal or state securities Laws.

(v) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL NON-APPEALABLE RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM THE GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT OF SUCH PERSON OR ANY OF SUCH PERSON’S RELATED PARTIES.

(vi) The Administrative Agent agrees that the receipt of the Communications by it at its e-mail address set forth above shall constitute effective delivery of the Communications to it for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address. In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither Borrower nor the Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Loan Documents. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 9.02 Survival of Agreement. All covenants, agreements, representations and warranties made by Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan, any Administrative Agent Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid, and so long as this Agreement has not been terminated. The provisions of Sections 2.16, 2.18, 2.22 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender.

Section 9.03 Binding Effect. This Agreement shall become effective when it shall have been executed by Borrower and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

Section 9.04 Successors and Assigns.

(a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of Borrower, the Administrative Agent, the Collateral Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b) Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) to any Eligible Transferee; provided, however, that (i) (A) the Administrative Agent and Borrower must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed other than with respect to an assignment to a Disqualified Institution); provided that (x) the consent of the Administrative Agent shall not be required with respect to any assignment of a Loan or a Commitment to a Lender, an Affiliate of a Lender or an Approved Fund, and (y) the consent of Borrower shall not be required (I) [reserved], (II) with respect to any assignment of a Revolving Credit Loan or a Revolving Credit Commitment, to a Lender, an Affiliate of a Lender or an Approved Fund, and (III) during the continuance of any Event of Default under clause (b), (c), (g) (with respect to Borrower) or (h) (with respect to Borrower) of Article VII; provided, further, that, other than with respect to an assignment to a Disqualified Institution, Borrower shall have been deemed to have consented to any such assignment unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after receiving written notice thereof, (B) the consent of each L/C Issuer shall be required for any assignment in respect of the Revolving Credit Facility and (C) unless such assignment is made to a Lender, an Affiliate of a Lender or an Approved Fund and subject to clause (ii) below, the amount of the Loans or Commitments of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 in respect of Loans or Commitments (or, if less, the entire remaining amount of such Lender’s Loans or Commitments), (ii) the parties to each such assignment shall (A) electronically execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (B) if no such system shall then be being utilized by the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (other than in the case of an assignment by a Lender, an Affiliate of such Lender or an Approved Fund); provided, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment, and (iii) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax documentation. Upon acceptance and recording pursuant to clause (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.18, 2.22 and 9.05). Any assignment or transfer by a Lender of its rights or obligations under this Agreement that does not comply with this Section 9.04(b) (other than Disqualified Institutions) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with, and to the extent permitted by, Section 9.04(f).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance; (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of Borrower or any Subsidiary or the performance or observance by Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05 or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender; and (viii) such assignee represents and warrants that it is an Eligible Transferee and is not a Defaulting Lender or a Disqualified Institution.

(d) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain at one of its offices, a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error and Borrower, the Administrative Agent, the Collateral Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower, the Collateral Agent and, solely with respect to its own interest, any Lender, at any reasonable time and from time to time upon reasonable prior notice, or any other Person as reasonably necessary to ensure that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) and proposed Section 1.163-5(b) of the United States Treasury Regulations.

(e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire (including all applicable tax documentation) completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) above, if any, and, if required, the written consent of Borrower and the Administrative Agent to such assignment, the

Administrative Agent shall (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to Borrower. No assignment shall be effective unless it has been recorded in the Register as provided in this clause (e); provided, however, that the failure to promptly provide notice thereof as required under clause (iii) of the immediately preceding sentence shall not in and of itself render any such assignment ineffective.

(f) Each Lender may without the consent of Borrower or the Administrative Agent sell participations to one or more banks or other entities (other than a Disqualified Institution, except during the continuance of any Event of Default under clause (b), (c), (g) (with respect to Borrower) or (h) (with respect to Borrower) of Article VII) (it being understood and agreed that the Administrative Agent may confirm, upon request by any Lender solely in connection with any proposed assignment or participation, whether such potential assignee or participant is a Disqualified Institution (provided, that such Lender agrees to keep such identity confidential) but the list of Disqualified Institutions shall not be posted to or shared with Lenders generally) in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.16, 2.18 and 2.22 (subject to the requirements and limitations therein, including the requirements under Section 2.22(e), it being understood that the documentation required under Section 2.22(e) shall be delivered solely to the participating Lender) to the same extent as if they were Lenders; provided that such participant (A) shall be subject to the provisions of Section 2.23 as if it were an assignee under clause (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.16, 2.18 or 2.22, with respect to any participation, than its participating Lender would have been entitled to receive and (iv) Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder with respect to the Loans or Commitments in which such Person participates or the amount of principal of or the rate at which interest is payable on the Loans in which such Person participates, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans in which such Person participates or increasing or extending the Commitments in which such Person participates). Each Lender that sells a participation pursuant to this Section 9.04(f) shall, acting as a non-fiduciary agent of Borrower, maintain a register on which it records the name and address of each participant which it sells a participation or grants a loan to and the principal amounts of (and stated interest on) each such participant’s participation interest with respect to the Loan (each, a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligations is in registered form under Section 5f.103-1(c) and proposed Section 1.163-5(b) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation or granted Loan for all purposes of this Agreement, notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to Borrower and its Subsidiaries furnished to such Lender by or on behalf of Borrower and its Subsidiaries; provided, however, that, prior to any such disclosure of information that constitutes Information (as defined in Section 9.16), each such assignee or participant or proposed assignee or participant shall execute an agreement (including through click-through or other customary methods) whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.

(h) Any Lender may (without the consent of Borrower or the Administrative Agent) at any time collaterally assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender (including, if such Lender is a fund that invests in bank loans, to a trustee for holders of obligations owed, or securities issued, by such fund or any pledge or assignment to secure obligations to a Federal Reserve Bank or other “central” bank) other than any such collateral assignment to a Disqualified Institution (it being understood and agreed that any such Federal Reserve Bank or other “central” bank shall not be a Disqualified Institution); provided, however, that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto and any foreclosure or exercise of remedies by such assignee or trustee shall be subject to the provisions of this Section 9.04 regarding assignments in all respects.

(i) [Reserved].

(j) Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.

(k) [Reserved].

(l) Notwithstanding anything herein to the contrary, no Lender may assign or participate its interests, rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) to any Disqualified Institution without the prior written consent of Borrower (except during the continuance of any Event of Default under clause (b), (c), (g) (with respect to Borrower) or (h) (with respect to Borrower) of Article VII) (it being understood and agreed that the Administrative Agent may confirm, upon request by any Lender solely in connection with any proposed assignment or participation, whether such potential assignee or participant is a Disqualified Institution (provided, that such Lender agrees to keep such identity confidential) but the list of Disqualified Institutions shall not be posted to or shared with Lenders generally). For the avoidance of doubt, the Administrative Agent, in its capacity as such, shall not (a) be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce compliance with, the provisions of this Agreement relating to Disqualified Institutions or Net Short Lenders and (b) have any liability with respect to or arising out of any assignment or participation of any Loans or Commitments, or disclosure of confidential information to any Disqualified Institution.

(m) [Reserved].

(n) Assignments to Borrower or any of its Subsidiaries of Term Loans (if any) pursuant to this Section 9.04 may be made through (x) open market purchases on a non-pro rata basis or (y) customary auction or other procedures pursuant to which offers to Lenders shall be made on a pro rata basis to Lenders of any Class (but, for the avoidance of doubt, such purchases shall not be required to be consummated on a pro rata basis), in each case as Borrower may elect, and shall be subject to the following additional conditions:

(1) immediately following such repurchase, no Event of Default under clause (b), (c), (g) or (h) of Article VII has occurred and is continuing;

(2) (A) the principal amount of such Term Loans along with all accrued and unpaid interest thereon, so contributed, assigned or transferred to Borrower or other Subsidiary (including any repurchase made by an Unrestricted Subsidiary) shall be deemed automatically cancelled and extinguished on the date of such contribution, assignment or transfer, (B) the aggregate outstanding principal amount of Term Loans of the remaining Lenders shall reflect such cancellation and extinguishment of the Term Loans then held by Borrower or Subsidiary and (C) Borrower or other Subsidiary shall promptly provide notice to the Administrative Agent of such contribution, assignment or transfer of such Term Loans and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Term Loans in the Register.

provided, that, notwithstanding anything to the contrary, none of Borrower or any of its Subsidiaries shall be required to represent that it is not in possession of any material non-public information with respect to Borrower, its Subsidiaries or its securities in connection with any assignment pursuant to this clause (n).

(o) If any assignment or participation is made to any Disqualified Institution without Borrower’s prior written consent pursuant to this Section 9.04 (except during the continuance of any Event of Default under clause (b), (c), (g) (with respect to Borrower) or (h) (with respect to Borrower) of Article VII), Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Revolving Credit Commitment of such Disqualified Institution and repay all obligations of Borrower owing to such Disqualified Institution in connection with such Revolving Credit Commitment, (B) in the case of outstanding Loans held by Disqualified Institutions, purchase or prepay such Loan by paying the lowest of (x) the principal amount thereof, (y) the amount that such Disqualified Institution paid to acquire such Loans and (z) the market price of such Loans, in each case, plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (C) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lowest of (x) the principal amount thereof, (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations and (z) the market price of such Loans, in each case, plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(p) Notwithstanding anything to the contrary herein, any L/C Issuer may, upon 30 days’ notice to Borrower and the Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, Borrower shall be entitled to appoint from among the Lenders agreeing to accept such appointment a successor L/C Issuer hereunder; provided, however, that no failure by Borrower to appoint any such successor shall affect the resignation of the L/C Issuer. If an L/C Issuer resigns as L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding, as of the effective date of such resignation and all L/C Obligations with respect thereto (including the right to require the Lenders to make ABR Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.02(c)). Upon the appointment of a successor L/C Issuer, (A) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and (B) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

Section 9.05 Expenses; Indemnity.

(a) Except as provided in Section 5.07, Borrower agrees to pay (i) all reasonable and documented out-of-pocket expenses incurred by each Agent, each L/C Issuer and the Swing Line Lender in connection with the syndication of the credit facilities provided for herein and the preparation of this Agreement and the other Loan Documents, or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated), but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one primary outside counsel to the Administrative Agent and the Collateral Agent, taken as a whole, and if necessary or appropriate, of one local counsel in each relevant material jurisdiction (which may include a single special counsel acting in multiple jurisdictions) to all such Persons, taken as a whole, or (ii) all reasonable and documented out-of-pocket expenses incurred by each Agent, each L/C Issuer, the Swing Line Lender or any Lender in connection with the enforcement of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made or Letters of Credit issued hereunder (and, in the case of the Collateral Agent, in connection with the protection of such rights), but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one primary outside counsel to the each Agent, each L/C Issuer, the Swing Line Lender and all Lenders, taken as a whole (and, in the case of a reasonably perceived or actual conflict of interest, one additional counsel to all similarly situated Persons, taken as a whole), and if necessary or appropriate, of one local counsel in each relevant material jurisdiction (which may include a single special counsel acting in multiple jurisdictions) to all such Persons, taken as a whole (and solely in the case of a reasonably perceived or actual conflict of interest where the Person affected by such conflict notifies Borrower of the existence of such conflict and thereafter retains its own counsel, one additional counsel to all similarly situated Persons, taken as a whole).

(b) Borrower agrees to indemnify the each Agent, each L/C Issuer, the Swing Line Lender, each Lead Arranger, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, charges and disbursements (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one primary outside counsel to all Indemnitees, taken as a whole (and, solely in the case of a perceived or actual conflict of interest where the Indemnitee affected by such conflict notifies Borrower of the existence of such conflict and thereafter retains its own counsel, one additional counsel to all similarly situated Indemnitees taken as a whole), and if necessary or appropriate, of one local counsel in each relevant material jurisdiction (which may include a single special counsel acting in multiple jurisdictions) to all Indemnitees, taken as a whole (and, solely in the case of a reasonably perceived or actual conflict of interest where the Indemnitee affected by such conflict notifies Borrower of the existence of such conflict and thereafter retains its own counsel, one additional counsel to all similarly situated Indemnitees taken as a whole)), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the Transactions and the other transactions contemplated hereby or thereby, (ii) the use of the proceeds of the Loans or issuance of Letters of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto or (iv) actual or alleged presence or Release of Hazardous Materials on any property owned or operated by Borrower or any of its Restricted Subsidiaries, or any Environmental Claim or Environmental Liability related in any way to Borrower or any of its Restricted Subsidiaries; provided, however, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, willful misconduct or bad faith of, or material breach of the Loan Documents by, such Indemnitee or any of such Indemnitee’s Related Parties (and any Indemnitee receiving payment under this Section 9.05(b) shall promptly refund the amount of such payment to the extent that such Indemnitee was not entitled to indemnification in respect of such payment by virtue of the gross negligence, willful misconduct or bad faith of, or material breach of the Loan Documents by, such Indemnitee or any of such Indemnitee’s Related Parties) or (y) arise out of any dispute solely among the Indemnitees (other than the Administrative Agent, the Collateral Agent and each Lead Arranger, in each case acting in its capacity as such) and not out of any act or omission of Borrower or any of its Subsidiaries unless such claims arise from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties (as determined by a court of competent jurisdiction by final and nonappealable judgment). This Section 9.05(b) shall not apply to Taxes, other than Taxes that represent losses, claims, damages, liabilities, charges, disbursements or expenses arising from any non-Tax claim.

(c) To the extent that Borrower fails to pay any amount required to be paid by them to the Administrative Agent, the Collateral Agent or any Related Party of the foregoing Persons under clause (a) or (b) of this Section 9.05, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent and any Related Party of the foregoing Persons, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, however, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Administrative Agent, Collateral Agent or Related Party of the foregoing Persons in its capacity as such.

(d) To the extent permitted by applicable Law, no party hereto shall assert, and each hereby waives, any claim against any other party hereto or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof; provided that nothing contained in this sentence shall limit Borrower’s indemnification obligations under Section 9.05(b) to the extent such special, indirect, consequential and punitive damages are included in any third party claim in connection with which any Indemnitee is entitled to indemnification hereunder. Borrower shall not be liable for any settlement of any proceeding effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with Borrower’s prior written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such proceeding then Borrower agrees to indemnify and hold harmless each Indemnitee in respect thereof pursuant to Section 9.05(b). If the indemnifying party has indemnified any Indemnitee or reimbursed any Indemnitee for any legal or other expenses in accordance with this Section 9.05 and the Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant to this Section 9.05, then the Indemnitee shall promptly refund such amount.

(e) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or any Related Party of the foregoing Persons. All amounts due under this Section 9.05 shall be payable within 30 days of written request therefor.

Section 9.06 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender (other than a Defaulting Lender) is hereby authorized, subject to the prior consent of the Administrative Agent, at any time and from time to time, except to the extent prohibited by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of Borrower against any of and all the obligations of Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. Each Lender agrees to notify Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 9.07 Governing Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 9.08 Waivers; Amendment.

(a) No failure or delay of the Administrative Agent, the Collateral Agent or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

(b) Except as expressly set forth herein, none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Borrower and the Required Lenders; provided, however, that no such agreement shall:

(i) decrease the principal amount of, or extend the maturity of or postpone any date scheduled for any payment of principal of or any interest (other than default interest due pursuant to Section 2.09) on, any Loan, or waive or excuse any such payment or any part thereof (other than any mandatory prepayment due hereunder), or, except as provided in Section 9.08(h) decrease the rate of interest (other than default interest due pursuant to Section 2.09), it being understood that any change in the definition of any ratio used in the calculation of such rate of interest (or the component definitions)shall not constitute a decrease in the rate of interest on any Loan, in each case, without the prior written consent of each Lender affected thereby;

(ii) increase or extend the Commitment (it being understood that a waiver of any condition precedent or the waiver of any Default, Event of Default or mandatory prepayment shall not constitute an increase of any Commitment of any Lender) or decrease or extend the date for payment of any fees or waive payment of any fees, it being understood that any change in the definition of any ratio used in the calculation of such fees (or the component definitions) shall not constitute a decrease in such fee, or any other amount due and payable hereunder to any Lender, in each case, without the prior written consent of such Lender;

(iii) amend or modify the provisions of Section 9.04(j), the provisions of this Section 9.08, or release from the Guarantee and Collateral Agreement any of Borrower, or all or substantially all of the Guarantors or release all or substantially all of the Collateral (except as otherwise permitted herein or in the other Loan Documents (including in connection with any transaction permitted under Section 6.07), in each case, in effect as of the Closing Date), in each case, without the prior written consent of each Lender;

(iv) [reserved];

(v) [reserved];

(vi) (x) reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments on the date hereof) or (y) reduce the percentage contained in the definition of the term “Required Revolving Lenders” without the prior written consent of each Revolving Credit Lender;

(vii) amend, modify or waive the provisions of Section 2.19, Section 2.25 or any other provision in a manner that would alter the pro rata payment requirements or “waterfall” priorities thereunder, in each case, without the written consent of each Lender directly and adversely affected thereby;

(viii) (A) contractually subordinate the Obligations in right of payment to any other Indebtedness for borrowed money or (B) contractually subordinate the Liens on any material portion of the Collateral securing the Obligations to Liens securing any other Indebtedness for borrowed money without the written consent of each directly and adversely affected Lender; provided that, in the case of clauses (A) and (B), (x) the consent of each directly and adversely affected Lender shall not be required for any debtor-in-possession financings and (y) the consent of each directly and adversely affected Lender shall not be required with respect to other Indebtedness so long as a bona fide opportunity to fund or otherwise provide its Pro Rata Share of such Indebtedness on the same terms (including with respect to any economics thereof) offered to all other providers of such Indebtedness (but excluding any bona fide backstop fees or similar fees and/or expense reimbursement);

(ix) (w) amend or otherwise modify Section 6.09 (or for the purposes of determining compliance with Section 6.09, any defined terms used therein), (x) waive or consent to any Default or Event of Default resulting from a breach of Section 6.09, (y) alter the rights or remedies of the Required Revolving Lenders arising pursuant to Article VII as a result of a breach of Section 6.09 or reinstate the Commitment of a Revolving Credit Lender after the termination thereof pursuant to Article VII resulting from a breach of Section 6.09 or (z) waive any condition precedent set forth in Section 4.02 with respect to Credit Extensions involving the Revolving Credit Facility, in each case, without the written consent of the Required Revolving Lenders (other than any Defaulting Lender); provided, however, that notwithstanding anything contained in this Section 9.08 to the contrary, the amendments, modifications, waivers and consents described in this clause (w) shall not require the consent of any Lenders other than the Required Revolving Lenders;

(x) change the provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class (or, if at any time any single Lender holds a majority in interest of the outstanding Loans and unused Commitments of any such adversely affected Class, such Lender and at least one other Lender that holds an interest in Loans or Commitments in such adversely affected class) without the prior written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class;

(xi) amend, modify or waive the provisions of Section 5.04(d) or the last sentence of Section 3.15 without the written consent of a majority of Lenders identifying as “private-side” Lenders;

provided, further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent, as applicable, (B) no amendment, waiver or consent shall, unless in writing and signed by an L/C Issuer in addition to Borrower and the Lenders required above, directly and adversely affect the rights or duties of such L/C Issuer, in its capacity as such, under this Agreement or any Letter of Credit Application or any other document, agreement or instrument entered into by such L/C Issuer and Borrower or in favor of such L/C Issuer relating to any Letter of Credit issued or to be issued by it, (C) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Swing Line Lender under this Agreement or any other Loan Document, and (D) for the avoidance of doubt, the consent of the Required Lenders shall not be required for any amendment, waiver or modification made pursuant to clauses (i) through (xi) of this paragraph. Notwithstanding the foregoing, (x) if the terms of any amendment to this Agreement provide that any Class of Loans will be repaid in full and the Commitments of such Class (if any) terminated as a condition to the effectiveness of such amendment, then so long as the Loans and Commitments (if any) of such Class are in fact repaid and terminated upon the effectiveness of such amendment, such Loans and Commitments shall not be included in the determination of the Required Lenders with respect to such amendment and (y) without limiting the terms of Section 2.29 hereof, this Agreement may be amended to allow Borrower to make loan modification offers to all the Lenders of one or more Classes of Loans that, if accepted, would (I) allow the maturity and scheduled amortization of the Loans of the accepting Lenders to be extended, (II) increase the Applicable Percentages and/or fees payable with respect to the Loans and Commitments of the accepting Lenders and (III) treat the modified Loans and Commitments of the accepting Lenders as a new tranche of Loans and Commitments for all purposes under this Agreement.

(c) Notwithstanding anything to the contrary contained in this Section 9.08 or otherwise in this Agreement or any other Loan Document, (i) this Agreement and any other Loan Document may be amended, supplemented or otherwise modified to effect the provisions of Sections 2.26 and 2.27 with the consent of the Administrative Agent and Borrower without the need to obtain the consent of any Lender (except as expressly provided in Sections 2.26 and 2.27),

(ii) this Agreement and any other Loan Document may be amended, supplemented or otherwise modified, or any provision thereof waived, with the consent of the Administrative Agent and Borrower without the need to obtain the consent of any Lender, if such amendment, supplement, modification or waiver is delivered in order to (A) cure ambiguities, omissions, mistakes or defects, to fix incorrect cross references or similar inaccuracies or to effect administrative, technical, immaterial or other similar changes not materially adverse to the Lenders (as reasonably determined by the Administrative Agent and Borrower) or (B) cause any Security Document to be consistent with this Agreement and the other Loan Documents, (iii) this Agreement and any other Loan Document may be amended, supplemented or otherwise modified, or any provision thereof waived, with the consent of the Administrative Agent and Borrower without the need to obtain the consent of any Lender for technical changes if the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days following the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment, modification, supplement or waiver, and (iv) without the consent of any Lender, Borrower and the Administrative Agent or any other collateral agent may enter into any amendment, supplement or modification of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest of the Secured Parties in any Collateral or additional property to become Collateral for the benefit of the Secured Parties or as required by local law to give effect to, or protect any security interests for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document. The Administrative Agent shall make available to the Lenders copies of each such amendment or other modification to this Agreement.

(d) Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) a Defaulting Lender shall retain and have all voting rights in Sections 9.08(b)(i) and 9.08(b)(ii), and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(e) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders and Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(f) Notwithstanding the foregoing, in the event Borrower offers more favorable terms (as determined by the Administrative Agent in its sole discretion) to a Class of Lenders in connection with an Incremental Amendment, Refinancing Amendment or Extension Amendment, Borrower may, at its discretion, grant the same terms to other Lenders under the same documentation with notice thereof to the Lenders.

(g) Notwithstanding anything to the contrary herein, in connection with any determination as to whether the requisite Lenders have (A) consented (or not consented) to any amendment or waiver of any provision of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, any Lender or an Affiliate of such Lender (other than (x) any Lender that is a Regulated Bank, (y) any Lender that is a Lead Arranger or any Affiliate thereof or (z) any Revolving Credit Lender or its Affiliates) that, as a result of its interest in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position with respect to the Loans and/or Commitments (each, a “Net Short Lender”) shall have no right to vote any of its Loans and Commitments and shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lenders. For purposes of determining whether a Lender has a “net short position” on any date of determination: (i) derivative contracts with respect to the Loans and Commitments and such contracts that are the functional equivalent thereof shall be counted at the notional amount thereof in Dollars, (ii) notional amounts in other currencies shall be converted to the Dollar equivalent thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination, (iii) derivative contracts in respect of an index that includes Borrower or any other Loan Parties or any instrument issued or guaranteed by Borrower or any other Loan Parties shall not be deemed to create a short position with respect to the Loans and/or Commitments, so long as (x) such index is not created, designed, administered or requested by such Lender and (y) Borrower and any other Loan Parties and any instrument issued or guaranteed by Borrower or any other Loan Parties, collectively, shall represent less than 5% of the components of such index, (iv) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to the Loans and/or Commitments if such Lender is a protection buyer or the equivalent thereof for such derivative transaction and (x) the Loans or the Commitments are a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (y) the Loans or the Commitments would be a “Deliverable Obligation” under the terms of such derivative transaction or (z) Borrower or any other Loan Parties (or its successor) is designated as a “Reference Entity” under the terms of such derivative transactions, and (v) credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to the Loans and/or Commitments if such transactions are functionally equivalent to a transaction that offers the Lender protection in respect of the Loans or the Commitments, or as to the credit quality of Borrower or any other Loan Parties other than, in each case, as part of an index so long as (x) such index is not created, designed, administered or requested by such Lender and (y) Borrower and other Loan Parties and any instrument issued or guaranteed by Borrower or any other Loan Parties, collectively, shall represent less than 5% of the components of such index. In connection with any such determination, each Lender shall promptly notify the Administrative Agent in writing if it or any of its Affiliates is a Net Short Lender, or shall otherwise be deemed to have represented and warranted to Borrower and the Administrative Agent that it and its Affiliates are not Net Short Lenders (it being understood and agreed that Borrower and the Administrative Agent shall be entitled to rely on each such representation and deemed representation). Any failure by any Lender to so notify the Administrative Agent that it or any of its Affiliates is a Net Short Lender shall negate such Lender’s consent to any applicable amendment or waiver and such Lender shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders that are not Net Short Lenders.

(h) Benchmark Replacement Setting.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each Class.

(ii) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (iv) below and (E) the commencement or conclusion of any

Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section titled “Benchmark Replacement Setting,” including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 9.08(h).

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Adjusted Term SOFR or Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Borrower may revoke any request for a SOFR Loan of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Alternate Base Rate.

Section 9.09 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable Law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.10 Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein, to the fullest extent permitted by applicable Law, shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13 Counterparts; Electronic Execution. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent.

Section 9.14 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15 Jurisdiction; Consent to Service of Process.

(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that (except as permitted below) all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or the Collateral Agent may otherwise have to bring any action or proceeding in the courts of any jurisdiction solely in connection with the exercise of any rights under any Security Document.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court referenced in clause (a). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01 or as otherwise required by applicable Law. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.16 Confidentiality.

(a) Each Agent, L/C Issuer, Swing Line Lender and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, experts, partners, employees, independent auditors and agents, including accountants, legal counsel and other advisors (it being understood that the

Persons to whom such disclosure is made will be informed of the confidential nature of such Information and be instructed and agree to keep such Information confidential), (ii) to the extent requested by any regulatory authority or by applicable laws or regulations, (iii) to the extent required by any subpoena or similar legal process; provided, however, to the extent permitted by applicable Law and if practical to do so under the circumstances, that the Person relying on this clause (iii) shall provide Borrower with prompt written notice of any such required disclosure so that Borrower may seek a protective order or other appropriate remedy, and in the event that such protective order or other remedy is not obtained, such Person will furnish only that portion of the Information which is legally required, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 9.16, to any actual or prospective assignee or participant or any prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations (other than, in each case, a Disqualified Institution), (vii) as permitted by Section 9.04 hereof, (viii) with the consent of Borrower, (ix) on a confidential basis, to any rating agency, market data collector or service provider, (x) to the extent that such Information is independently developed by such persons without the use of any Information and without violating the terms of the Loan Documents or (xi) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section 9.16 or any agreement contemplated by this Section 9.16 or (2) becomes available to the any Agent, L/C Issuer or Swing Line Lender or any Lender on a non-confidential basis from a source other than Borrower (and not in breach of this Section 9.16 or any agreement contemplated by this Section 9.16). For the purposes of this Section 9.16, “Information” means all information received from Borrower or any Subsidiary relating to Borrower or any Subsidiary or their business, other than any such information that is available to the Administrative Agent, the Collateral Agent or any Lender on a non-confidential basis prior to disclosure by Borrower or any Subsidiary and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.16(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, EACH OF THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND THE LENDERS ACKNOWLEDGES THAT SOME OR ALL OF THE INFORMATION AS DEFINED IN SECTION 9.16(a) IS OR MAY BE PRICE SENSITIVE INFORMATION AND THAT THE USE OF SUCH INFORMATION MAY BE REGULATED OR PROHIBITED BY APPLICABLE LEGISLATION INCLUDING SECURITIES LAWS RELATING TO INSIDER TRADING AND EACH OF THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND THE LENDERS UNDERTAKES NOT TO USE ANY INFORMATION FOR ANY UNLAWFUL PURPOSE.

(d) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY BORROWER, THE ADMINISTRATIVE AGENT OR THE COLLATERAL AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO BORROWER, THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 9.17 PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Borrower in accordance with the PATRIOT Act.

Section 9.18 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Borrower acknowledges and agrees that: (a) (i) the arranging and other services regarding this Agreement provided by the Agents, the Lead Arrangers and the Lenders are arm’s-length commercial transactions between Borrower and its Affiliates, on the one hand, and the Agents, the Lead Arrangers and the Lenders, on the other hand, (ii) Borrower have consulted its own legal, accounting, regulatory and Tax advisors to the extent it has deemed appropriate and (iii) Borrower are capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) each Agent, Lead Arranger and Lender is and has been acting solely as a principal and has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower or any of its Affiliates, or any other Person, and (ii) no Agent, Lead Arranger or Lender has any obligation to Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Agents, the Lead Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates and no Agent, Lead Arranger or Lender has any obligation to disclose any of such interests to Borrower or any of its Affiliates. To the fullest extent permitted by Law, Borrower hereby waive and release any claims that it may have against the Agents, the Lead Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby.

Section 9.19 Intercreditor Agreements.

(a) Each of the Lenders and the other Secured Parties acknowledges that obligations of Borrower and the Guarantors under certain Indebtedness permitted hereunder may be secured by Liens on assets of Borrower and the Guarantors that constitute Collateral. Each of the Lenders and the other Secured Parties hereby irrevocably authorizes and directs the Administrative Agent and the Collateral Agent to execute and deliver, in each case, on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, (i) the Initial Pari Passu Intercreditor Agreement and any other Pari Passu Intercreditor Agreements, including, in each case, joinder agreements thereto, (ii) from time to time upon the request of Borrower, in connection with the establishment, incurrence, amendment, refinancing or replacement of any such Indebtedness that is contemplated by this Agreement to be subject to an intercreditor agreement with the Collateral Agent, a Junior Lien Priority Intercreditor Agreement, including joinder agreements thereto, and (iii) any documents relating to any of the foregoing (clauses (i), (ii) and (iii), collectively, “Permitted Intercreditor Documentation”), and to take such action, and to exercise the powers, rights and remedies granted to the Administrative Agent and the Collateral Agent thereunder and with respect thereto.

(b) Each of the Lenders and the other Secured Parties hereby irrevocably (i) consents to the treatment of Liens to be provided for under any Permitted Intercreditor Documentation, (ii) agrees that, upon the execution and delivery thereof, such Secured Party will be bound by the provisions of any Permitted Intercreditor Documentation as if it were a signatory thereto and will take no actions contrary to the provisions of any Permitted Intercreditor Documentation, (iii) agrees that no Secured Party shall have any right of action whatsoever against the Administrative Agent or the Collateral Agent as a result of any action taken by the Administrative Agent or the Collateral Agent pursuant to this Section or in accordance with the terms of any Permitted Intercreditor Documentation and (iv) authorizes and directs the Administrative Agent and the Collateral Agent to carry out the provisions and intent of each such document.

(c) Each of the Lenders and the other Secured Parties hereby irrevocably further authorizes and directs the Administrative Agent and the Collateral Agent to execute and deliver, in each case, on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, any amendments, supplements or other modifications of any Security Document to add or remove any legend that may be required pursuant to any Permitted Intercreditor Documentation.

(d) Notwithstanding anything to the contrary set forth herein or in any other Loan Document, prior to the payment in full of the First Lien Obligations to the extent that any Loan Party is required to give physical possession over any Collateral to the Collateral Agent under this Agreement or the other Loan Documents, such requirement to give possession shall be satisfied if such Collateral is delivered to and held by an Authorized Representative pursuant to the Initial Pari Passu Intercreditor Agreement or any other Permitted Intercreditor Documentation entered into after the Closing Date.

(e) Each of the Lenders and the other Secured Parties hereby irrevocably further authorizes the Administrative Agent to enter into one or more intercreditor agreements reasonably acceptable to the Administrative Agent with parties to any Qualified Securitization Transaction, Securitization Transaction, Qualified Receivables/Equipment Facility or Receivables/Equipment Facility; provided that it being understood and agreed that such intercreditor agreements may provide for, among other things, (i) the Administrative Agent’s and the Lenders’ forbearance of, and other limitations on, any exercise of remedies in respect of any equity interests in any Receivables/Equipment Subsidiary or Securitization Entity and/or any notes issued by any Receivables/Equipment Subsidiary or Securitization Entity to any Loan Party in connection with any Qualified Receivables/Equipment Facility or Qualified Securitization Transaction, in any case, that have been pledged to secure the Secured Obligations and/or (ii) disclaimers of interests on, and releases of security interests in, any Receivables/Equipment Assets and Securitization Assets subject to such Qualified Receivables/Equipment Facility or Qualified Securitization Transaction, as applicable; provided, further that any such intercreditor agreement shall be posted for review by the Lenders and, if not objected to in writing by the Required Lenders within five (5) Business Days thereafter, shall become effective once executed by the Administrative Agent and the other parties party thereto.

Section 9.20 Collateral and Guarantee Matters. Each Lender and each other Secured Party (including in its capacity as a counterparty to a Specified Swap Contract or Specified Cash Management Agreement) irrevocably agrees that:

(a) the Guarantee of each Guarantor under the Guarantee and Collateral Agreement and any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document shall be automatically released (i) upon the Payment in Full of the Obligations, (ii) in the case of any Lien, at the time the property subject to such Lien is disposed or to be disposed as part of or in connection with any disposition permitted hereunder or under any other Loan Document to any Person that is not (and is not required to be) a Loan Party, (iii) subject to Section 9.08(b)(iii), if the release of such Guarantee or such Lien is approved, authorized or ratified in writing by the Required Lenders, (iv) in the case of any Lien, to the extent the asset on which such Lien has been granted constitutes an Excluded Asset, (v) if the property subject to any Lien is owned by a Guarantor, upon release of such Guarantor from its Guarantee under the Guarantee and Collateral Agreement pursuant to clause (c) below or (vi) in the case of any Lien granted to the Administrative Agent, for the benefit of the Secured Parties, pursuant to the requirements of Section 6.05(a)(2)(i), at the time that the property subject to such Lien, which is also subject to a Lien to secure obligations that are junior or pari passu to the Obligations, is released from such other Lien securing such other obligations;

(b) upon the request of Borrower, the Administrative Agent and the Collateral Agent may release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by clauses (d), (f) and (cc) (to the extent to the foregoing) of the definition of “Permitted Liens” (in each case, to the extent required by the terms of the obligations secured by such Liens) pursuant to documents reasonably acceptable to the Administrative Agent; and

(c) any Guarantor shall be automatically released from its Guarantee under the Guarantee and Collateral Agreement if such Person ceases to be a Subsidiary or becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder (including if Borrower elects that any Discretionary Guarantor that would otherwise constitute an Excluded Subsidiary cease to be a Discretionary Guarantor), in each case as certified in a certificate of a Financial Officer of Borrower to the Administrative Agent; provided that no such release shall occur if such Guarantor continues to be an issuer, borrower or guarantor in respect of the 2030

Notes Obligations; provided, further that any release of a Guarantor that becomes an Excluded Subsidiary of the type described in clause (i) of the definition thereof shall only be permitted under this Agreement if (i) such transaction is a bona fide transaction the primary purpose of which is not the release of any guarantee or Lien and (ii) such transaction is consummated to a third party that is not an Affiliate of Borrower.

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its Guarantee under the Guarantee and Collateral Agreement pursuant to this Section 9.20. In each case as specified in this Section 9.20, the Administrative Agent or the Collateral Agent will promptly upon the request of Borrower (and each Lender and other Secured Party irrevocably authorizes the Administrative Agent and the Collateral Agent to), at Borrower’s expense, execute and deliver to the applicable Loan Party such documents as Borrower may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Security Documents, or to evidence the release of such Guarantor from its Guarantee under the Guarantee and Collateral Agreement, in each case in accordance with the terms of the Loan Documents and this Section 9.20 (and the Administrative Agent and the Collateral Agent may rely conclusively on a certificate of a Responsible Officer of Borrower to that effect provided to it by any Loan Party upon its reasonable request without further inquiry). Any execution and delivery of documents pursuant to this Section 9.20 shall be without recourse to or warranty by the Administrative Agent or the Collateral Agent (other than a representation that such Agent has not transferred the security interests granted to such Agent in any Collateral to any other Person). For the avoidance of doubt, no release of Collateral or Guarantors effected in the manner permitted by this Section 9.20 shall require the consent of any holder of obligations under Specified Swap Contract or any Specified Cash Management Agreements. Any execution and delivery by the Collateral Agent pursuant to this Section 9.20 or the release provisions of any Security Document shall be without recourse to or warranty by the Collateral Agent (other than the absence of any encumbrance created, or transfer made, by it).

Section 9.21 Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 9.22 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable, and the conditions of such exemption have been satisfied, with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, such Lender and Borrower.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or a Lender has provided another representation, warranty or covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arrangers and each of their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Loan Party, that none of the Administrative Agent, the Lead Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 9.23 Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

(b) As used in this Section 9.23 only, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first set forth above.

DIEBOLD NIXDORF, INCORPORATED

By:	/s/ Thomas S. Timko
Name:	Thomas S. Timko
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Credit Agreement]

GOLDMAN SACHS BANK USA,
as Administrative Agent, Collateral Agent, a Lender, a L/C Issuer, and Swing Line Lender

By:	/s/ Dana Siconolfi
Name:	Dana Siconolfi
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION as a Lender and a L/C Issuer

By:	/s/ Scott A. Nolan
Name:	Scott A. Nolan
Title:	Senior Vice President

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A.
as a Lender and a L/C Issuer

By:	/s/ Gregg Bush
Name:	Gregg Bush
Title:	Senior Vice President

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANKS, N.A.
as a Lender and a L/C Issuer

By:	/s/ Christine Lathrop
Name:	Christine Lathrop
Title:	Executive Director

[Signature Page to Credit Agreement]

FIRST FINANCIAL
as a Lender and a L/C Issuer

By:	/s/ David Dannemiller
Name:	David Dannemiller
Title:	Regional President

[Signature Page to Credit Agreement]

REGIONS BANK
as a Lender and a L/C Issuer

By:	/s/ Blake Thompson
Name:	Blake Thompson
Title:	Director

[Signature Page to Credit Agreement]